As filed with the Securities and Exchange Commission on July 15, 1996
                                                     Registration No. 333- ____
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                         DOVER DOWNS ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                         7900
    State or other jurisdiction                  (Primary Standard Industrial
of incorporation or organization)                 Classification Code Number)

                                   51-0357525
                                (I.R.S. Employer
                               Identification No.)

                            1131 North DuPont Highway
                              Dover, Delaware 19901
                                 (302) 674-4600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                            Klaus M. Belohoubek, Esq.
                         Dover Downs Entertainment, Inc.
                                2200 Concord Pike
                              Wilmington, DE 19803
                                 (302) 426-2806
 (Name, address, including zip code and telephone number, including area code, of agent for service)
                                   Copies to:
Kathleen M. Shay, Esq.                                  Stephen A. Greene, Esq.
Duane, Morris & Heckscher                               Cahill Gordon & Reindel
One Liberty Place                                       80 Pine Street
Philadelphia, PA  19103-7396                            New York, NY  10005
                -------------------------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. |_|

                                ----------------
                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                         Amount             Proposed Maximum       Proposed Maximum           Amount of
Title of Each Class of Securities         to be              Offering Price       Aggregate Offering         Registration
     to be Registered (1)            Registered (2)          Per Share (3)            Price (3)                  Fee
     -------------------             --------------          -------------            ---------                  ---
Common Stock, $.10 par value            2,875,000                $21.00              $60,375,000               $20,819
(including Common Stock
Purchase Rights) (1)
================================================================================================================================

(1) Prior to the occurrence of certain events, the Common Stock Purchase Rights will not be evidenced separately from the Common Stock.

(2) Includes 375,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(3) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
                              --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.





                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED             , 1996
PROSPECTUS
- ----------
                                2,500,000 Shares

                         DOVER DOWNS ENTERTAINMENT, INC.
                                  Common Stock

                                ----------------

         Of the 2,500,000 shares of Common Stock offered hereby, 1,000,000 shares are being offered by Dover Downs Entertainment, Inc. ("Dover Downs" or the "Company") and 1,500,000 shares are being offered by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

         Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $18.00 and $21.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.

         The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "DVD," subject to official notice of issuance.

         See "Risk Factors" beginning on page 9 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                                -----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================
                                                                                              Proceeds to
                              Price to            Underwriting          Proceeds to             Selling
                               Public              Discount(l)          Company(2)           Stockholders
- --------------------------------------------------------------------------------------------------------------
Per Share..............      $                    $                     $                    $
- --------------------------------------------------------------------------------------------------------------
Total (3)..............   $                     $                     $                    $
==============================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $435,000.

(3) The Company and certain Selling Stockholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an additional 75,000 and 300,000 shares of Common Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company
     and Proceeds to Selling Stockholders will be $   , $   , $   , and $
     respectively. See "Underwriting."

                                ----------------

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of shares of Common Stock will be made in New York, New York on or
about              , 1996.

                                ----------------

                               Merrill Lynch & Co.

                                ----------------

                 The date of this Prospectus is         , 1996.

                                   [ GRAPHIC ]

                             Map of the East Coast
                              of the United States
                      showing the location of Dover Downs





         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               -------------------

         The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and to announce publicly its quarterly results for the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements (including the notes thereto), Glossary of Certain Terms and more detailed information appearing elsewhere in this Prospectus. Unless otherwise indicated, all information contained herein assumes no exercise of the Underwriters' over-allotment option or of options granted pursuant to the Company's 1991 Stock Option Plan. See "Underwriting" and "Management - Stock Option Plans."

                                   The Company

         Dover Downs owns and operates the Dover Downs International Speedway, the Dover Downs Raceway and a video lottery casino at a multi-purpose gaming and entertainment complex. The facility is located in close proximity to the major metropolitan areas of Philadelphia, Baltimore and Washington, D.C. on approximately 775 acres of land owned by the Company in Dover, Delaware.

         Dover Downs International Speedway offers a modern, state-of-the-art, concrete superspeedway for top-rated NASCAR-sanctioned auto racing events with one of the largest and most comfortable seating capacities in its market. Dover Downs Raceway offers traditional harness horse racing and year-round satellite-linked pari-mutuel wagering on simulcast harness and thoroughbred horse races from regional and national tracks. The Company has recently expanded into video lottery (slot) machine gaming. The video lottery operations are managed by Caesars World Gaming Development Corporation, a wholly owned subsidiary of Caesars World, Inc., the casino gaming arm of ITT Corporation. Using Caesars expertise and marketing skills in the gaming industry, the Company has created a stylish gaming facility with attractive decor, dining and nightly entertainment.

         Dover Downs offers a unique gaming and entertainment experience. Management believes it to be the only facility in the country that combines in one location NASCAR Winston Cup/Busch Series stock car racing, harness horse racing, pari-mutuel wagering on both live and simulcast horse races, and video lottery (slot) machine gaming.

Motorsports

         Dover Downs has presented NASCAR-sanctioned racing events for 28 consecutive years. The Company currently conducts four major NASCAR races per year. Two races are associated with the Winston Cup professional stock car racing circuit and two races are associated with the Busch Series, Grand National Division racing circuit.

         For the past 11 years, NASCAR Winston Cup events at Dover Downs have sold out well in advance of the race. Current seating capacity consists of 88,977 grandstand seats and 1,000 skybox seats. The Company has increased seating capacity for the last 11 consecutive years, adding 64,000 seats (53,000 permanent and 11,000 temporary seats) during that period. An additional 7,500 permanent grandstand seats, 960 skybox seats, new food concessions and restroom facilities are expected to be completed in time for the 1997 race season.

         All races are conducted on a recently resurfaced, high-banked, one mile long, concrete superspeedway known by NASCAR race fans as the "Monster
Mile." The Dover Downs track is currently the only superspeedway made of concrete that conducts NASCAR events. The concrete surface provides several advantages over the traditional asphalt paving employed by other tracks. It offers a fast racing surface yet remains cooler than asphalt. It has a longer useful life and is considered by management to be safer for the drivers. Unlike some speedways, substantially all grandstand seats at Dover Downs, including indoor, air-conditioned grandstand and skybox seats, offer an unobstructed view of the entire track.

         In recent years, attendance, television coverage and corporate sponsorship have significantly increased for NASCAR events. According to statistics made available by The Goodyear Tire & Rubber Co., spectator attendance at Winston Cup events nationwide has increased at a compound annual growth rate of 12.1% between 1991 and 1995. From 1994 to 1995, attendance increased by 8.8% for Winston Cup events and by 23.1% for Busch Series events. In 1995, total attendance at Winston Cup events exceeded 5.3 million. The Company's NASCAR events are currently televised live by TNN to a nationwide audience and broadcast nationally to a network of radio stations affiliated with the Motor Racing Network.

         The increasing corporate presence in autosports has resulted in significant demand for premier seating in skyboxes and for corporate hospitality services. Dover Downs has one of the largest corporate hospitality programs in NASCAR. Over 6 acres of its facility are dedicated to corporate hospitality villages consisting of temporary pavilions erected for entertaining at race events. All pavilions are presently filled to capacity at Winston Cup events.

Gaming

         Dover Downs has presented harness horse racing events for 28 consecutive years. On December 29, 1995, the Company introduced video lottery
(slot) machines to its entertainment mix.

         Under an agreement with the Company, Caesars, a leader in the gaming industry, supervises, manages, markets and operates the Company's video lottery operations. The newly constructed, air-conditioned "video lottery casino" was designed and built using expertise from Caesars. The 24,000 square foot facility features a stylish video lottery casino area with a hand-painted mural of the sky on its dome ceiling and murals of floral design which adorn the surrounding walls. A total of 572 lottery machines are currently in operation. The casino is open every day of the year, except Christmas and Easter. By October 1996, management expects to complete the expansion of the video lottery casino to approximately 41,000 square feet, almost double the size of the existing gaming floor, add a gourmet coffee shop, and improve parking and access to the casino. With the completion of this expansion, an additional 428 machines will be added, bringing the facility up to 1,000 machines, which is the maximum permitted by law.

         For the harness horse racing season expected to begin November 1996 and end April 1997, the Company anticipates that it will schedule a minimum of 70 live racing dates. Live harness horse races are held on Thursday, Friday and Saturday evenings, and on Sunday afternoons. The five-eighths mile harness racing track is located inside the one mile auto racing superspeedway and is lighted for nighttime racing.

         The Company has facilities for pari-mutuel wagering on both live harness horse races and on simulcast thoroughbred and harness horse races received from numerous tracks across North America. With the recent expansion of its simulcasting operations, pari-mutuel wagering is now conducted on a year-round basis. Beginning with the race season commencing November 1996, for the first time, the Company will simulcast live races held at Dover Downs to tracks and other off-track betting locations across the country.

         In June 1994, the Delaware General Assembly passed the Horse Racing Redevelopment Act in order to legalize the use of video lottery (slot) machines in Delaware. The Act limits video lottery operations to the three locations in Delaware where thoroughbred horse racing or harness horse racing was held in 1993. A portion of the proceeds from the wagering on the machines at Dover Downs is allocated by law to increase the purse for live harness horse races held at Dover Downs and is intended to provide increased vitality for Delaware's horse racing industry. A portion of the Company's simulcast revenues is also allocated to the purses.

         With a percentage of video lottery (slot) machine revenues and simulcast revenues supplementing the purses, the Company has experienced a dramatic increase in the size of its purses and expects to attract higher quality horses. Bettors are attracted to races with larger purses and typically wager more on the higher quality and more predictable horses. Management believes that larger purses and better horses should increase attendance and wagering and also have a positive impact on the number of markets that may wish to receive the Company's racing signal for simulcasting. Dover Downs expects to begin its live race season commencing November 1996 with a daily purse distribution ranking it in the top 5 of 36 North American harness tracks.

Growth Strategy

         The Company's mission is to provide all of its customers a premier gaming and entertainment experience. The Company's growth strategy is to continue to increase revenue and profitability by focusing on the following:

         o Increase the seating capacity and corporate hospitality facilities for NASCAR-sanctioned events

         o Complete the expansion of the video lottery (slot) machine facilities, increasing the number of machines to 1,000

         o Increase the attendance and wagering on live harness horse racing through increased purse levels and facility upgrades

         o Expand the existing simulcasting operations and begin transmitting to tracks and other locations throughout North America

         o Pursue innovative marketing programs

         o Seek additional gaming and entertainment opportunities

                                ----------------

         The Company's principal executive office is located at 1131 North DuPont Highway, Route 13, in Dover, Delaware, 19901. Its mailing address is Post Office Box 843, Dover, Delaware 19903, and its telephone number is (302) 674-4600.

                                  The Offering

         The Company has two classes of authorized and issued common stock. Holders of the Common Stock, par value $.10 per share, which is offered hereby, are entitled to one vote per share. Holders of the Class A Common Stock, par value $.10 per share (the "Class A Common Stock"), are entitled to ten votes per share on all matters submitted to a vote of stockholders of the Company. Class A Common Stock is convertible at any time into Common Stock on a share for share basis at the option of the holders thereof. See "Description of Capital Stock."

Common Stock offered by:
       The Company......................................1,000,000 shares (1)
       The Selling Stockholders.........................1,500,000 shares (1)

Capital Stock to be outstanding after the Offering
        Common Stock....................................2,500,000 shares (1)
        Class A Common Stock...........................12,425,830 shares (2)
        Common Stock and Class A Common Stock..........14,925,830 shares (1)(2)

Use of Proceeds...........................To improve and further expand the
                                          Company's facilities, to repay all
                                          borrowings under the Company's credit
                                          facility, and for general corporate
                                          purposes.  See "Use of Proceeds."

NYSE symbol.................................................................DVD


- --------------------

(1) Excludes up to 375,000 shares of Common Stock that may be sold by the Company or certain Selling Stockholders upon exercise of the over-allotment option granted to the Underwriters. See "Underwriting."

(2) Excludes 585,000 shares of Class A Common Stock reserved for issuance upon the exercise of options granted pursuant to the Company's 1991 Stock Option Plan. See "Management - Stock Option Plans."

                                        Summary Consolidated Financial Data
                                       (in thousands, except per share data)

                                                                                         Eleven months
                                              Year ended July 31,                        ended June 30,
                                 --------------------------------------------------   ------------------
                                  1991       1992       1993      1994       1995         1995       1996
                                  ----       ----       ----      ----       ----         ----       ----
Earnings Data:
Revenues:
   Motorsports                  $  8,612  $  10,182  $  11,941  $  13,524  $  16,099 $  15,871  $  17,975
   Gaming                          1,918      2,476      1,936      1,024      1,309     1,231     31,746
                                --------  ---------  ---------  ---------  --------- ---------  ---------
      Total                       10,530     12,658     13,877     14,548     17,408    17,102     49,721

Expenses:
   Operating                       5,298      6,238      6,706      6,107      7,445     7,181     30,559
   Depreciation                      597        678        721        775      1,088       968      1,349
   General and
      administrative               1,401      1,338      1,603      1,468      1,643     1,482      2,166
                                --------  ---------  ---------  ---------  ---------  --------   --------
                                   7,296      8,254      9,030      8,350     10,176     9,631     34,074
                                --------  ---------  ---------  ---------  ---------  --------   --------
Operating earnings                 3,234      4,404      4,847      6,198      7,232     7,471     15,647
Interest                             465        328        175        185        142       125        154
                                --------  ---------  ---------  ---------  ---------  --------   --------
Earnings before taxes              2,769      4,076      4,672      6,013      7,090     7,346     15,493
Income taxes                         584      1,543      1,834      2,314      2,847     2,997      6,182
                                --------  ---------  ---------  ---------  ---------  --------   --------
Net earnings                    $  2,185  $   2,533  $   2,838  $   3,699  $   4,243  $  4,349   $  9,311
                                ========  =========  =========  =========  =========  ========   ========

Earnings per
   common share                $     .15  $     .18  $     .20  $     .27   $    .29  $    .30   $    .64
                               =========  =========  =========  =========   ========  ========   ========
Weighted average common
   shares and common
   share equivalents
   outstanding                    14,207     14,207     13,935     13,935    14,511     14,511     14,511

Selected Company Operating Data:
   Motorsports
     Winston Cup admissions(1)   104,819    113,086    128,932    143,406   161,491    161,491    173,468
     Seating capacity             54,284     59,547     65,469     74,520    81,823     81,823     88,977
   Gaming
     Number of live horse race dates  57         47         44         36        39         39         67
     Number of simulcast dates        20        147        106         36        88         79        208
     Number of slot machines          -          -          -          -         -          -         572

                                                                                     June 30, 1996
                                                                                 --------------------------
Balance Sheet Data:                                                              Actual      As Adjusted(2)
                                                                                 ------      --------------
     Working capital (deficit)                                               $  (10,880)      $  (7,363)
     Total assets                                                                43,139          56,550
     Long-term debt, less current portion                                           771             -
     Stockholders' equity                                                        23,623          41,322

(1)  Includes two dates in each year.
(2) Adjusted to reflect the sale of 1,000,000 shares of Common Stock by the Company and the application of the net proceeds therefrom at an assumed initial public offering price of $19.50 per share (the midpoint of the estimated public offering price range).

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other information in this Prospectus, before purchasing shares of Common Stock. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and involve a number of risks and uncertainties. Actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the following factors, and other information in this Prospectus, which could cause actual results to differ materially from those indicated by such forward-looking statements.


Dependence on Relationship with NASCAR

     The Company's success in motorsports has been and will remain dependent to a significant extent upon maintaining a good working relationship with NASCAR, the sanctioning body for Winston Cup and Busch Series races. The Company currently holds licenses to conduct two Winston Cup races and two Busch Series races in 1996. For the eleven months ended June 30, 1996, the most recent four races accounted for approximately 36% of the Company's total revenues. Each NASCAR event license is awarded on an annual basis. The Company has held NASCAR-sanctioned races for 28 consecutive years, and management believes that its relationship with NASCAR remains good. However, NASCAR is under no obligation to continue to license the Company to conduct any event. Nonrenewal of a NASCAR event license would have a material adverse effect on the Company's financial condition and results of operations. See "Business - Motorsports" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Government Regulation and Taxation

     General. Dover Downs is a "Licensed Agent" authorized to conduct video lottery operations under the Delaware State Lottery Code. Dover Downs also holds a license from the Delaware Harness Racing Commission by which it is authorized to hold harness race meetings on its premises and to make, conduct and sell pools by the use of pari-mutuel machines or totalizators. The Company's video lottery and pari-mutuel wagering operations are contingent upon the continued governmental acceptance of such operations as forms of legalized gambling. As forms of gambling, video lottery machines and pari-mutuel wagering are subject to extensive regulation and could be subjected at any time to additional or more restrictive regulations, or be banned entirely.

     Sunset Provisions in Video Lottery Legislation. The legislation authorizing video lottery operations in the State of Delaware was adopted in July 1994, and is referred to as the "Horse Racing Redevelopment Act." Unless the Act is extended or reenacted, it will terminate on March 15, 2000, in which event the Company will be required to discontinue its video lottery operations. There can be no assurances that the General Assembly will extend or reenact the legislation beyond March 15, 2000.

     Under the Delaware State Lottery Code, payments made to a Licensed Agent, such as Dover Downs, are permitted to continue on the current basis only until December 29, 1998. No payments can be made to Dover Downs, or to any Licensed Agent in the State, beyond December 29, 1998 unless new legislation is enacted which, according to the Horse Racing Development Act, "will establish an appropriate and equitable distribution of the proceeds of the video lottery so as to ensure that the State's General Fund receives an appropriate share of the proceeds." Unless such new legislation is enacted, the Company will be required to discontinue its video lottery operations. Even if such new legislation is enacted, there can be no assurances that the Company's video lottery operations will continue to generate an acceptable level of revenue, or any revenues at all after December 29, 1998, and there can be no assurances that the General Assembly will act to allow payments to Licensed Agents to continue.

     Control Over Video Lottery Equipment and Technology. Dover Downs does not own or lease the video lottery machines or computer systems used in connection with its video lottery gaming operations. The Director of the Delaware State Lottery Office enters into contracts directly with the providers of the video lottery machines and computer systems (the "Technology Providers"). Equipment is provided to the State by sale or lease and all Technology Providers must be licensed by the Director. There are also limitations on the number of video lottery machines that may be used at any one facility that are supplied by the same Technology Provider. The operations of the Company could be disrupted in the event that a licensed Technology Provider in any way breaches its agreement with the State or ceases to be properly licensed for any reason. Such an event would be outside of the control of the Company.

     Yearly Harness Racing Licensing Requirement. The Company's license from the Delaware Harness Racing Commission must be renewed on a yearly basis. The Commission has broad discretion to reject any application for a license. In order to maintain its license for video lottery (slot) machine gaming, Dover Downs is required to maintain its license for harness horse racing with the Delaware Harness Racing Commission and must conduct a minimum of 42 live race days each racing season, subject to the availability of racing stock. The Company has received an annual license from the Commission for the past 28 consecutive years and management believes that its relationship with the Commission remains good. However, there can be no assurances that the Company will continue to be licensed in the future.

     Revocation, Suspension or Modification of Licenses. The Director of the Delaware State Lottery Office may revoke or suspend the license of a Licensed Agent, such as Dover Downs, for "cause." "Cause" is broadly defined and could potentially include an unintentional violation of any federal, state or local law. All existing or new officers, directors, key employees and owners of a Licensed Agent are subject to extensive background investigations. Failure to satisfy the background investigation may constitute cause for suspension or revocation of the license. The Director also has broad discretion to modify the terms of a license already granted. The Delaware Harness Racing Commission also has broad discretion to suspend or revoke a license once issued.

     Any modification or termination of existing legislation or any revocation, suspension or modification of the Company's licenses could have a material adverse effect on the Company's financial condition and results of operations. Various operational aspects of the video lottery operations are subject to regulation by the Director of the Delaware State Lottery Office. Various operational aspects of harness racing are subject to regulation by the Delaware Harness Racing Commission and the United States Trotting Association. See "Business - Government Regulation of Gaming."

     Taxation. The Company believes that the prospect of significant additional revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and state income taxes, and such taxes and fees are subject to increase at any time. The Company pays substantial taxes and fees with respect to its operations. From time to time, federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Recent proposals have included a federal gaming tax and limitations on the federal income tax deductibility of the cost of furnishing complimentary promotional items to customers. It is not possible to determine with certainty the likelihood of possible changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on the Company's financial condition and results of operations.

     Compliance with Other Laws. The sale of alcoholic beverages at Dover Downs is subject to licensing, control and regulation by applicable local authorities. All licenses are revocable and are not transferable. Dover Downs' facilities are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that its facilities are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which could have a material adverse effect upon the Company's financial condition and results of operations.

Dependence on Relationship with Caesars

     The success of the Company's video lottery operations has been and will remain dependent to a significant extent upon maintaining a good working relationship with Caesars. Dover Downs and Caesars are parties to a management agreement under which Caesars is the Company's exclusive agent to supervise, manage and operate the Company's video lottery operations. Caesars has been properly licensed by the Delaware State Lottery Office in order to perform these functions. Management believes that its relationship with Caesars is good. However, should Caesars cease to be licensed by the Delaware State Lottery Office or should the Company be unable to continue its present relationship with Caesars, such events could have a material adverse effect on the Company's financial condition and results of operations. See "Business - Gaming - Management of Video Gaming Operations by Caesars."

Dependence on Single Facility

     The Company's operations are located at a single facility in Dover, Delaware. Any prolonged disruption of operations at the facility due to destruction of or material damage to the facility or other reasons could have a material adverse effect on the Company's financial condition and results of operations. The Company maintains property and business interruption insurance to protect against such types of disruption, but there can be no assurance that the proceeds of such insurance would be adequate to repair or rebuild its facilities in such event or to compensate the Company for losses incurred during the period of any such disruption. See "Business - Insurance."

Losses from Harness Racetrack Operations; Declining On-Track Betting Handle

     Since the 1970s, and through the 1994-1995 racing season, the Company's harness horse racing operations experienced regular declines in daily average on-track attendance and in the total amount bet on live events at the track ("on-track betting handle"). For fiscal years ended July 31, 1993, 1994 and 1995, prior to the introduction of video lottery gaming, the Company incurred losses of $833,753, $1,058,616 and $1,101,403, respectively, from its harness horse racing operations. Management believes that this decline reflected an industry wide decline in horse racing resulting from the adverse effects of competition from lotteries and other forms of gambling.

     Beginning with the 1995-1996 racing season, Dover Downs has had improvement in on-track attendance and on-track betting handle and has taken steps to increase the purse for its live races, both from simulcasting proceeds and from a dedicated percentage of the revenues from its video lottery operations. However, there can be no assurances that the Company will be able to keep its purses at a competitive level or that higher purses will translate into long term increases in on-track attendance and handle. No assurances can be given that the Company will not incur substantial operating losses from its harness horse track operations in the future.

Dependence on Relationship with Cloverleaf

     The success of the Company's harness horse racing operations requires that it maintain a good working relationship with Cloverleaf Standardbred Owner's Association, Inc. Cloverleaf represents owners, trainers, and drivers of harness horses participating in harness race meetings at Dover Downs. Dover Downs and Cloverleaf are parties to an agreement whereby Dover Downs is required to distribute as purses for races conducted at Dover Downs, a percentage of the Company's revenues from pari-mutuel wagering. Management believes that its relationship with Cloverleaf is good. However, should the Company be unable to continue its present relationship with Cloverleaf or find itself unable to attract high quality horses and horsemen to its harness horse races, such events could have a material adverse effect on the Company's financial condition and results of operations. See "Business - Gaming - Agreement with Cloverleaf."

Competition

     Motorsports, harness horse racing, pari-mutuel wagering, simulcasting, and video lottery (slot) machine gaming are all competitive industries. The Company competes in local and regional markets with auto speedways, horse tracks, off-track betting, state-run lotteries, casinos, and other gaming facilities. Many of these competitors have resources that exceed those of the Company. The Company also competes locally with other sports and entertainment businesses, many of which have resources that exceed those of the Company. There can be no assurance that the Company will maintain or improve its position in light of such competition. The Company believes that there is a trend towards the legalization of casino and other forms of gaming throughout the country. From time to time, legislation has been introduced in the neighboring states of Pennsylvania, Maryland and New Jersey, which could further expand gaming opportunities. Approval of such legislation could increase competition for the Company in the future and could have a material adverse effect on the Company's financial condition and results of operations. See "Business - Competition."

Seasonality

     The Company derives a substantial portion of its total revenues from admissions and event-related revenue attributable to four NASCAR-sanctioned races which are currently held in June and September, and from live harness horse racing which is currently held between November and April. As a result, the Company's business has been, and is expected to remain, highly seasonal. This is expected to be offset to some degree by the year-round video lottery
(slot) machine gaming operations and year-round simulcasting, but quarterly earnings may vary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Financial Impact of Bad Weather

     The Company sponsors and promotes outdoor motorsports and horse racing events. Weather conditions affect sales of tickets, concessions and souvenirs, among other things, at these events. Although the Company sells tickets well in advance of its motorsports events and such tickets are non-refundable, poor weather conditions can have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Key Personnel


     The Company's success depends upon its senior management, particularly John
W. Rollins, the Chairman of the Board of the Company, and Denis McGlynn, the Company's President and Chief Executive Officer. Their experience and contacts within the gaming and entertainment industry will continue to be of considerable importance to the Company. The loss of any of the Company's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on the Company's operations and business plans. See "Management."

Liability for Personal Injuries

     Motorsports and harness horse racing can be dangerous to participants and to spectators. The Company maintains insurance policies that provide coverage within limits that are sufficient, in management's judgment, to protect the Company from material financial loss due to liability for personal injuries sustained by persons on the Company's premises in the ordinary course of Company business. Nevertheless, there can be no assurance that such insurance will be adequate at all times and in all circumstances. The Company's financial condition and results of operations could be adversely affected to the extent claims and associated expenses exceed insurance recoveries. See "Business - Legal Proceedings" and "Business - Insurance."

Possible Limitations on Transferability of Shares

     Dover Downs is a Licensed Agent authorized to conduct licensed video lottery operations under the Delaware State Lottery Code. Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Commission may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. These investigations and checks could severely limit transferability of the Company's Common Stock and could have an adverse effect on the market for the Company's securities.

     Pursuant to the Company's Bylaws, (a) any holders of Common Stock found to be disqualified or unsuitable or not possessing the qualifications required by the appropriate gaming authority could be required to dispose of such stock and
(b) any holder of Common Stock intending to acquire 10% or more of the outstanding common stock of the Corporation must first obtain prior written approval from the Delaware State Lottery Office. All certificates issued for shares of Common Stock of the Company are legended to reflect these requirements. See "Business - Government Regulation of Gaming" and "Description of Capital Stock - Possible Limitations on Transferability of Shares."

Control of the Company

     Upon the completion of the Offering, John W. Rollins, Chairman of the Board, will own approximately 42% of the outstanding shares of Common Stock and Class A Common Stock of the Company, and the current officers and directors, including John W. Rollins, will own approximately 77%. Due to the concentration of voting control in Class A Common Stock, the above share ownership translates into approximately 49% of the voting power residing with John W. Rollins and approximately 90% of the voting power residing with the current officers and directors, including John W. Rollins. As a result, John W. Rollins will continue to control the outcome of substantially all issues submitted to the Company's stockholders, including the election of all of the Company's directors. Collectively, the current officers and directors, including John W. Rollins, will, if acting in concert, have the same or even greater control. The purchasers of the shares of Common Stock, individually and in the aggregate, will be minority stockholders. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock - Common Stock and Class A Common Stock."

Anti-Takeover Provisions

     Certain provisions of the Company's Certificate of Incorporation and Bylaws establish a dual class structure with super majority voting provisions in Class A Common Stock, authorize the issuance of "blank check" preferred stock, stagger the election of directors, establish advance notice requirements for director nominations and actions to be taken at stockholder meetings, and require special approvals for certain business combinations involving the Company and any person owning 20% or more of the Company's voting stock. The Company has adopted Rights Plans relative to the Common Stock and the Class A Common Stock which could act to dilute the ownership and control of certain persons that seek to acquire 10% or more of the outstanding Common Stock and Class A Common Stock of the Company or engage in a tender offer. The Company also is subject to the provisions of
Section 203 of the General Corporation Law of the State of Delaware. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of the Company, which transaction might be viewed favorably by minority stockholders. See "Description of Capital Stock."

Dilution

     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

Shares Eligible for Future Sale

     Shares of Class A Common Stock are convertible at any time into shares of Common Stock, on a share for share basis. The 12,425,830 shares of Class A Common Stock beneficially owned by the existing stockholders of the Company upon the completion of the Offering, and 585,000 shares of Class A Common Stock which may be issued under options previously granted under the 1991 Stock Option
Plan, will be "restricted securities" as defined in Rule 144 under the Securities Act of 1933, as amended. Such shares of Class A Common Stock, if converted into Common Stock, may be resold thereafter in compliance with Rule 144.

     No prediction can be made as to the effect that resale of shares of Common Stock or the availability of shares of Common Stock for resale will have on the market price of the Common Stock prevailing from time to time. The resale of substantial amounts of Common Stock, or the perception that such resales may occur, could adversely affect prevailing market prices for the Common Stock. The Company has agreed not to issue, and all directors and officers of the Company and the Selling Stockholders have agreed not to resell, or otherwise dispose of, any shares of Common Stock or Class A Common Stock or other equity securities of the Company for 180 days after the date of this Prospectus without the prior written consent of the representative of the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."

No Prior Public Market and Possible Volatility of Stock Price

     Prior to the Offering, there has been no public market for the Common Stock. The Common Stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance. The initial public offering price for the Common Stock will be determined by negotiations between the Company, the Selling Stockholders and the representative of the Underwriters. See "Underwriting." There can be no assurance that the market price of the Common Stock prevailing at any time after the Offering will equal or exceed the initial public offering price. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations, which could adversely affect the market price of the Common Stock without regard to the financial performance of the Company. The market price of the Common Stock may fluctuate substantially in response to quarterly variations in the Company's results of operations, announcements by the Company or other developments affecting the Company, as well as by general economic and other external factors.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of 1,000,000 shares of Common Stock offered hereby by the Company, assuming a price to the public of $19.50 per share (the midpoint of the estimated public offering price range) and after deducting estimated offering expenses and underwriting discounts, are expected to be approximately $17.7 million ($19.1 million if the Underwriters' over-allotment option is exercised in full). Of such proceeds, management expects to apply approximately $6.2 million to complete the expansion of the Company's video lottery operations and related parking facilities, approximately $3.5 million to repay all borrowings under the Company's revolving credit facility with PNC Bank, approximately $3.5 million to construct new grandstand seating and skyboxes, and $0.8 million to repay certain mortgage indebtedness. The remainder of such proceeds, if any, will be used for other facility improvements or general corporate purposes. Pending such uses, the Company intends to invest such proceeds in investment grade, interest-bearing instruments or in investment companies that invest principally in such instruments. The revolving credit facility to be paid down by the Company with proceeds of the Offering bore interest, during the eleven months ended June 30, 1996, at 7 1/4% on the first million dollars and 7 3/4% on the balance, and otherwise would mature on June 30, 2000. Repayment of such bank debt will provide the Company with enhanced borrowing capacity to be used for general corporate purposes. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Capital Expenditures."


                                 DIVIDEND POLICY

     The Company has not paid or declared any cash dividends on its capital stock in the past. No assurance can be given that the Company will decide to or be able to pay dividends at any time in the future. Any declaration and payment of dividends will be (i) dependent upon the Company's results of operations, financial condition, capital requirements, and other relevant factors, (ii) subject to the discretion of the Board of Directors of the Company, and (iii) payable only out of the Company's surplus or current net profits in accordance with the General Corporation Law of the State of Delaware. Dividends on Class A Common Stock, if any, cannot exceed dividends on Common Stock. Dividends on Common Stock, if any, may, at the discretion of the Board of Directors, be paid at a higher rate than dividends, if any, on Class A Common Stock. The ability of the Company to pay dividends will depend on dividends and other payments from its subsidiaries. Dover Downs, Inc. is not permitted under the terms of its credit facility with PNC Bank to pay any dividends to the Company in excess of the net income of Dover Downs, Inc. for the preceding fiscal year.

                                    DILUTION

     As of June 30, 1996, the net tangible book value per share of Common Stock and Class A Common Stock was $1.70. Net tangible book value per share of Common Stock and Class A Common Stock represents the total tangible assets less total liabilities, divided by the number of shares of Common Stock and Class A Common Stock outstanding. After giving effect to the Offering at an assumed public offering price of $19.50 per share (the midpoint of the estimated public offering price range), and after deducting estimated offering expenses and underwriting discounts, the pro forma net tangible book value per share of Common Stock as of June 30, 1996 would have been approximately $2.77. This represents an immediate dilution of $16.73 per share to new investors purchasing shares of Common Stock in the Offering.

     The following table illustrates the pro forma dilution in net tangible book value per share to new investors as of June 30, 1996, after giving effect to the Offering at an assumed public offering price of $19.50 per share (the midpoint of the estimated public offering price range):

Assumed public offering price per share..............................................           $19.50
                                                                                                ------
      Net tangible book value per share before offering .............................  $ 1.70
      Increase in net tangible book value per share attributable to the offering ....    1.07
                                                                                       ------
Pro forma net tangible book value per share after the offering ......................             2.77
                                                                                                ------
Dilution per share to new investors .................................................           $16.73
                                                                                                ======

     If the Underwriters exercise their right to purchase from the Company an additional 75,000 shares of Common Stock in the aggregate to cover over-allotments, the net tangible book value per share after the offering would be $2.84, which would result in dilution to new investors of $16.66 per share.

     The following table sets forth, on a pro forma basis as of June 30, 1996, the differences between existing stockholders and new investors (at the initial public offering price of $19.50 per share and before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) with respect to the number of shares of Common Stock and Class A Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and to be paid by new stockholders.

                                                       Shares Purchased        Total Consideration        Average
                                                      ------------------     -----------------------       Price
                                                        Number     Percent      Amount        Percent    Per Share
                                                      ----------   -------    -----------     -------    ---------
Existing Stockholders(1)............................  13,925,830    93.3%     $ 5,959,858      23.4%      $   .43
New Stockholders(1).................................   1,000,000     6.7       19,500,000      76.6         19.50
                                                      ----------   -----      -----------     -----
       Total........................................  14,925,830   100.0%     $25,459,858     100.0%
                                                      ==========   =====      ===========     =====

- --------------
(1) These data exclude an aggregate of 585,000 shares of Class A Common Stock reserved for issuance under the 1991 Stock Option Plan. See "Management - Executive Compensation" and "Stock Option Plans." These data also exclude up to 375,000 shares of Common Stock that may be sold by the Company or certain Selling Stockholders upon exercise of the over-allotment option granted to the Underwriters. See "Underwriting." Sales by the Selling Stockholders in the Offering will reduce the number of shares held by existing stockholders to 12,425,830, or approximately 83.3% of the total number of shares to be outstanding after the Offering, and will increase the number of shares held by new stockholders to 2,500,000, or approximately 16.7% of the total number of shares to be outstanding after the Offering. If the Underwriters' over-allotment option is exercised in full, the number of shares held by the new stockholders will increase to 2,875,000 shares, or approximately 18.8% of the total number of shares to be outstanding after the Offering.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996 and as adjusted to reflect the sale by the Company of 1,000,000 shares of Common Stock in the Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."


                                                                 At June 30, 1996
                                                            ---------------------------
                                                            Actual       As Adjusted(1)
                                                            ------       --------------
                                                                  (in thousands)

Revolving line of credit                                  $    3,500      $      --

Long-term debt, including current portion                        788             --

Stockholders' equity:
     Preferred Stock, par value $.10 per share
          1,000,000 shares authorized; no shares
          issued or outstanding                                   --             --
     Common Stock, par value $.10 per share
          35,000,000 shares authorized; 2,500,000
          shares issued and outstanding, as adjusted              --            250
     Class A Common Stock, par value $.10 per share
          30,000,000 shares authorized; 13,925,830
          shares issued and outstanding, actual;
          12,425,830 issued and outstanding,
          as adjusted                                          1,393           1,243
     Additional paid-in capital                                4,567          22,166
     Retained earnings                                        17,663          17,663
                                                          ----------      ----------
                  Total stockholders' equity                  23,623          41,322

                  Total capitalization                    $   27,911      $   41,322
                                                          ==========      ==========



- ---------------
(1) These data exclude 585,000 shares of Class A Common Stock reserved for issuance upon the exercise of options granted to date pursuant to the Company's 1991 Stock Option Plan and up to 75,000 shares of Common Stock that may be sold by the Company upon exercise of the over-allotment option granted to the Underwriters. See "Underwriting." These data assume conversion by the Selling Stockholders of 1,500,000 shares of Class A Common Stock prior to the sale of shares of Common Stock in the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the five fiscal years ended July 31, 1995 has been derived from audited financial statements of the Company. The financial statements for the three fiscal years ended July 31, 1995 were audited by Siegfried Schieffer & Seitz, independent certified public accountants. These financial statements and the auditors' report are contained elsewhere in this Prospectus. The financial data for the eleven months ended June 30, 1996 and 1995 are unaudited and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at that date and the results of operations for those periods. Operating results for the eleven month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 1996. All of the data set forth below are qualified by this reference to, and should be read in conjunction with, the Company's Consolidated Financial Statements (including the Notes thereto), and its "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.

                                                                                                   Eleven months
                                                   Year ended July 31,                             ended June 30,
                                 --------------------------------------------------------  -----------------------
                                    1991        1992        1993       1994        1995          1995         1996
                                    ----        ----        ----       ----        ----          ----         ----
                                                        (in thousands, except per share data)

Earnings Data:
   Revenues:
     Motorsports                 $   8,612  $   10,182  $   11,941  $  13,524   $  16,099  $   15,871    $  17,975
     Gaming                          1,918       2,476       1,936      1,024       1,309       1,231       31,746
                                 ---------  ----------  ----------  ---------   ---------  ----------   ----------
       Total                        10,530      12,658      13,877     14,548      17,408      17,102       49,721

   Expenses:
     Operating                       5,298       6,238       6,706      6,107       7,445       7,181       30,559
     Depreciation                      597         678         721        775       1,088         968        1,349
     General and administrative      1,401       1,338       1,603      1,468       1,643       1,482        2,166
                                  --------  ----------  ----------  ---------   ---------  ----------   ----------
                                     7,296       8,254       9,030      8,350      10,176       9,631       34,074
                                  --------  ----------  ----------  ---------   ---------  ----------   ----------

   Operating earnings                3,234       4,404       4,847      6,198       7,232       7,471       15,647
   Interest expense                    465         328         175        185         142         125          154
                                 ---------  ----------  ----------  ---------   ---------  ----------   ----------
   Earnings before taxes             2,769       4,076       4,672      6,013       7,090       7,346       15,493
   Income taxes                        584       1,543       1,834      2,314       2,847       2,997        6,182
                                 ---------  ----------  ----------  ---------   ---------  ----------   ----------
   Net earnings                  $   2,185  $    2,533  $    2,838  $   3,699   $   4,243  $    4,349   $    9,311
                                 =========  ==========  ==========  =========   =========  ==========   ==========

   Earnings per
     common share               $      .15  $      .18  $      .20  $     .27   $     .29  $      .30   $      .64
                                ==========  ==========  ==========  =========   =========  ==========   ==========
   Weighted average common
     shares and common
     share equivalents
     outstanding                    14,207      14,207      13,935     13,935      14,511      14,511       14,511

Balance Sheet Data:
   Total assets                 $   13,443  $   15,681  $   15,539  $  20,244   $  24,042  $   23,464   $   43,139
   Long-term debt,
     less current portion       $      580  $      533  $      829  $     753   $     675  $      698   $      771
   Stockholders' equity         $    1,090  $    3,624  $    6,159  $   9,859   $  14,120  $   14,207   $   23,623


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's historical results of operations and liquidity and capital resources should be read in conjunction with the "Selected Consolidated Financial Data" and Consolidated Financial Statements (including the notes thereto) appearing elsewhere in this Prospectus. The Company's future results may differ significantly from the results discussed in these statements. Factors that may cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

Overview

     The Company's results of operations are grouped into two segments: motorsports and gaming. Motorsports revenues include admissions, parking, concessions, broadcast rights and sponsorships to the Company's motorsports events. Historically, the Company's primary motorsports events have been two annual Winston Cup races and two annual Busch Series races sanctioned by NASCAR. Gaming revenues include video lottery (slot) machine revenues, pari-mutuel wagering revenues from live and simulcast horse races and other revenues associated with the video lottery (slot) machine, horse racing and simulcasting operations.

     On December 29, 1995, the Company opened new facilities and placed in service 500 machines for video lottery (slot) machine gaming. Therefore, the results of operations for fiscal year 1994 and 1995, and the first five months of fiscal year 1996 exclude revenues from video lottery (slot) machine operations. At the same time the video lottery operations began, the Company expanded its simulcasting operations and has since experienced an increase in pari-mutuel wagering from year-round simulcast programs of thoroughbred and harness horse racing.

     In the Company's video lottery (slot) machine business, the difference between the amount wagered by bettors and the amount paid out to bettors is the Company's win, which is the amount recorded in its financial statements as gaming revenue. The Delaware State Lottery Office sweeps the winnings from the Company's video lottery operations, collects the State's share of the winnings and the amount due to the providers of the video lottery machines and associated computer systems, collects the amount allocable to purses for harness horse racing, and remits the remainder to the Company. Pari-mutuel wagering revenues refers to income received from betting on live on-site harness horse racing and from wagering on simulcast races of thoroughbred and harness horse racing held across North America. The wagering by the public on the horse races is referred to as the handle. From the handle, a substantial portion is returned to the wagering public and the residual is retained by the Company and recorded in its financial statements as gaming revenues. Simulcasting is the transmission of live horse racing by television, cable or satellite signal from one race track to another with pari-mutuel wagering being conducted at the sending and receiving track and a portion of the handle being shared by the sending and receiving tracks.

     The Company promotes outdoor motorsports and horse racing events. Weather conditions affect sales of tickets, concessions, souvenirs and novelty merchandise, among other things, at these events. Although the Company sells tickets well in advance of its motorsports events, and such tickets are non-refundable, poor weather conditions may have a negative impact on the Company's results of operations.

     Growth in the Company's revenues depends on continued investment in facilities, renewal of annual NASCAR sanctions, renewal of annual harness racing and simulcasting licenses, extension of video lottery legislation, and the ability to preserve existing licenses and approvals and obtain any other licenses or approvals as may be required by the State of Delaware or other regulatory authorities.

     The Company does not believe that its financial performance has been materially affected by inflation.

Results of Operations

     The table below shows the percentage relationship of revenue and expense items relative to total revenue for the fiscal years ended July 31, 1994 and 1995, and the eleven months ended June 30, 1996.


                                         Fiscal year             Eleven months
                                        ended July 31,           ended June 30,
                                      -----------------         ----------------
                                      1994        1995                1996
                                      ----        ----                ----
Revenues:
   Motorsports                        93.0%        92.5%                36.2%
   Gaming                              7.0%         7.5%                63.8%
                                   --------     --------             --------
      Total revenues                 100.0%       100.0%               100.0%

Expenses:
   Operating                          42.0%        42.8%                61.5%
   Depreciation                        5.3%         6.3%                 2.7%
   General and administrative         10.1%         9.4%                 4.4%
   Interest                            1.3%          .8%                  .3%
                                   --------     --------             --------
      Total                           58.7%        59.3%                68.9%
                                   --------     --------             --------

Earnings before taxes                 41.3%        40.7%                31.1%

Eleven Months Ended June 30, 1996 Compared With Eleven Months Ended
June 30, 1995

     Revenues increased by $32,619,000 to $49,721,000 from the $17,102,000 reported in the prior year. The significant increase in revenue was principally due to the introduction of video lottery (slot) machine operations in late December 1995. The eleven months of fiscal 1996 revenues include five months of video lottery revenues of $27,675,000 compared with none in fiscal 1995. Motorsports revenues increased by $2,104,000 or 13.3% due to larger attendance and higher average ticket prices from the Company's NASCAR races held in September 1995 and June 1996.

     Operating expenses increased by $23,378,000 principally due to the introduction of video lottery (slot) machine operations in late December 1995. Payments to the State of Delaware, fees to the manager who operates the video lottery (slot) machine operation, and payments to the vendors who provide the video lottery machines were $12,187,000 in fiscal 1996 and none in fiscal 1995. Amounts allocable from the video lottery operation for harness horse racing purses were $3,550,000 in fiscal 1996 and none in fiscal 1995. Wages and benefits of newly hired employees for the video lottery (slot) machine operation comprised most of the remainder of the change in operating expenses in fiscal 1996. Motorsports' operating expenses increased by $676,000 in fiscal 1996 compared with the prior year.

     Depreciation increased by $381,000 or 39.4% to $1,349,000 from $968,000 due to the increased capital expenditures related to the Company's newly constructed video lottery casino and further expansion of its motorsports facilities.

     General and administrative expenses increased by $684,000 to $2,166,000 from $1,482,000. Higher wages and benefits and additional promotional expenses for the start up of video lottery (slot) machine operations accounted for most of the increase in these expenses.

     The Company's effective income tax rate for the 1996 period was 39.9% compared with 40.8% in the 1995 period.

     Net earnings increased by $4,962,000 due to the inclusion of video lottery
(slot) machine operations for six of the eleven months in fiscal 1996 and also due to higher attendance and related revenues at the Company's NASCAR events in September 1995 and June 1996.

Fiscal Year 1995 Compared With Fiscal Year 1994

     Revenues in fiscal 1995 increased by $2,860,000 or 19.7% to $17,408,000 from the prior year. Motorsports revenues increased by $2,575,000 principally due to increased admissions, revenues associated with marketing programs and higher concession and novelty sales. Gaming revenues associated with live harness horse racing and simulcasting operations increased by $285,000 or 27.9% due in large part to the increase in the number of simulcast racing dates to 88 in fiscal 1995 from 36 dates in fiscal 1994. Live harness horse race dates also increased marginally in fiscal 1995 to 39 from 36 in fiscal 1994.

     Operating expenses in fiscal 1995 increased by $1,338,000 or 21.9% to $7,445,000 from the prior year. The increase was attributed to the higher revenue in both motorsports and gaming activities.

     Depreciation in fiscal 1995 increased by $313,000 or 40.4% to $1,088,000 from the prior year. The increase related to the higher level of capital expenditures incurred for the expansion and improvement of the Company's motorsports facilities.

     General and administrative expenses in fiscal 1995 increased by $175,000 or 11.9% to $1,643,000 from the prior year. The increase was due to the growth in revenues in both motorsports and gaming which required more marketing and overhead expenses.

     The Company's effective income tax rates for fiscal 1995 and fiscal 1994 were 40.2% and 38.5%, respectively.

     Net earnings in fiscal 1995 increased by $544,000 or 14.7% to $4,243,000 from the prior year principally due to the higher revenues associated with motorsports events.

Fiscal Year 1994 Compared With Fiscal Year 1993

     Revenues for fiscal 1994 increased by $671,000 or 4.8% to $14,548,000 from the prior year. Revenues associated with motorsports events increased by $1,583,000 due to increased admission revenues. Revenues from pari-mutuel wagering declined by $912,000 due to a reduction in live racing dates from 44 in fiscal 1993 to 36 in fiscal 1994. Additionally, simulcast racing dates declined from 106 in fiscal 1993 to 36 in fiscal 1994.

     Operating expenses in fiscal 1994 decreased by $599,000 or 8.9% to $6,107,000 from the prior year primarily due to the decline in pari-mutuel wagering in fiscal 1994.

     Depreciation in fiscal 1994 increased by $54,000 or 7.5% to $775,000 from the prior year. The increase reflects higher investment in motorsports facilities and equipment.

     General and administrative expenses in fiscal 1994 decreased by $135,000 or 8.4% to $1,468,000 from the prior year. The reduction in these expenses reflected the lower level of pari-mutuel wagering revenues received in fiscal 1994.

     The Company's effective income tax rates for fiscal 1994 and 1993 were 38.5% and 39.3%, respectively. For fiscal 1994, income taxes were accounted for under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Through July 31, 1993, income taxes were accounted for under APB Opinion No. 11.

     Net earnings in fiscal 1994 increased by $861,000 or 30.3% to $3,699,000 from the prior year. The improvement in net earnings was due mainly to the increased revenues realized from motorsports events.

Seasonality and Quarterly Results

     The Company historically has derived a substantial portion of its total revenues from admissions and event-related revenue attributable to four NASCAR-sanctioned races, which currently are held in June and September, and live horse racing which is currently held between November and April each year. These schedules cause the Company's results of operations to be highly seasonal. The inclusion of year-round video lottery (slot) machine gaming and simulcast operations is expected to offset to some extent seasonal fluctuations in the future. Quarterly earnings may vary considerably due to the fact that NASCAR races occur in only two out of four quarters. Set forth below is certain summary information (in thousands) with respect to the Company's operations for the most recent fiscal quarters.

                                                Fiscal 1995                                  Fiscal 1996
                                ------------------------------------------         ------------------------------
                                First       Second       Third      Fourth         First      Second        Third
                                -----       ------       -----      ------         -----      ------        -----

   Total revenues             $  7,143    $   704     $   607      $ 8,954      $  8,545    $  5,176    $  18,076
   Net earnings                  2,352       (642)       (440)       2,973         2,909         (40)       2,326

Liquidity and Capital Resources

     Cash flow from operations for the eleven months ended June 30, 1996 was $15,244,000. For the fiscal year ended July 31, 1995, the Company generated $6,269,000 in cash flow from operations, which represented an increase of $1,398,000 over the prior fiscal year. The increase reflected the Company's higher net earnings and increased non-cash charges. For the year ended July 31, 1994, cash provided by operations increased by $3,330,000 over fiscal 1993, which reflected higher levels of net earnings and deferred revenue, which is principally cash for NASCAR race tickets received in advance. Deferred revenue is the largest component of current liabilities and is the principal reason for the Company's working capital deficit.

     The Company has two lines of credit aggregating $10,000,000 from PNC Bank to provide seasonal funding needs and to finance the capital improvements and seasonal working capital requirements. One line of credit is a decreasing, revolving facility with an initial maximum amount of $8,000,000 and an expiration date of June 30, 2000. The other line is for $2,000,000 and is renewable annually. On June 30, 1996, $3,500,000 was outstanding under these lines.

     Capital expenditures for the eleven months ended June 30, 1996 were $17,847,000. The purchases of land for $7,603,000 will provide for additional parking and other future expansion. Construction of the existing casino for $6,242,000 and construction of additional permanent seating for motorsports events of approximately $2,000,000 represented the other significant capital projects in fiscal 1996.

     Capital expenditures were $7,323,000 in fiscal 1995 compared with $3,006,000 in fiscal 1994. Included in fiscal 1995's capital expenditures were $1,789,000 related to the construction of the Company's video lottery gaming facility. The higher level of capital spending in fiscal 1995 also reflected the construction of additional grandstand seating, new skyboxes, the acquisition and improvement of land, the resurfacing of the auto race track, and improvements to the horse racing facilities.

     In fiscal 1997, the Company expects to make substantial capital expenditures, such as completing the expansion of the video lottery casino and additional permanent grandstand and skybox seating. The Company's preliminary budget for these projects in fiscal 1997 is approximately $15,500,000. Management anticipates that the net proceeds of the Offering, together with cash from operations and funds expected to be available under its bank credit facility, will satisfy the Company's cash requirements in fiscal 1997.

Impact of Recent Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that the Company's long-lived assets, which consist primarily of racing plant and other equipment be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company intends to adopt this standard as required in fiscal 1997. The implementation of SFAS 121 is not expected to have an impact on the results of operations or financial position of the Company.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which encourages the fair value based method of accounting for stock options and similar equity instruments granted to employees. This method requires that the fair value of equity instruments granted to employees be recorded as compensation expense. However, SFAS 123 allows for the continued use of the intrinsic value based method, which in most cases, does not result in a charge to earnings. The Company does not expect to change its method of accounting for stock options. However, the Company will adopt the disclosure requirements of SFAS 123 when required in fiscal 1997.

                                    BUSINESS

     Dover Downs owns and operates the Dover Downs International Speedway, the Dover Downs Raceway and a video lottery casino at a multi-purpose gaming and entertainment complex. The facility is located in close proximity to the major metropolitan areas of Philadelphia, Baltimore and Washington, D.C. on approximately 775 acres of land owned by the Company in Dover, Delaware.

     Dover Downs International Speedway offers a modern, state-of-the-art, concrete superspeedway for top-rated NASCAR-sanctioned auto racing events with one of the largest and most comfortable seating capacities in its market. Dover Downs Raceway offers traditional harness horse racing and year-round satellite-linked pari-mutuel wagering on simulcast harness and thoroughbred horse races from regional and national tracks. The Company has recently expanded into video lottery (slot) machine gaming. The video lottery operations are managed by Caesars World Gaming Development Corporation, a wholly-owned subsidiary of Caesars World, Inc., the casino gaming arm of ITT Corporation. Using Caesars expertise and marketing skills in the gaming industry, the Company has created a stylish gaming facility with attractive decor, dining and nightly entertainment.

         Dover Downs offers a unique gaming and entertainment experience. Management believes it to be the only facility in the country that combines in one location NASCAR Winston Cup/Busch Series stock car racing, harness horse racing, pari-mutuel wagering on both live and simulcast horse races, and video lottery (slot) machine gaming.

Growth Strategy

         The Company's mission is to provide all of its customers a premier gaming and entertainment experience. The Company's growth strategy is to continue to increase revenue and profitability by focusing on the following:

         Increase the seating capacity and corporate hospitality facilities for NASCAR-sanctioned events

         Management believes that present spectator demand for NASCAR Winston Cup events at Dover Downs exceeds its existing seating capacity. Current seating capacity consists of 88,977 grandstand seats and 1,000 skybox seats. The Company has increased seating capacity for the last 11 consecutive years, adding 64,000 seats (53,000 permanent and 11,000 temporary seats) during that period. An additional 7,500 permanent grandstand seats, 960 skybox seats, new food concessions and restroom facilities are expected to be completed in time for the 1997 race season. Management continues to review additional expansion plans and believes that seating expansion will generate additional admissions and event-related revenues.

         Complete the expansion of the video lottery (slot) machine facilities, increasing the number of machines to 1,000

         Expansion of the recently constructed video lottery casino and related parking facilities is currently under way. By October 1996, management expects to complete the expansion of the video lottery casino to approximately 41,000 square feet, almost double the size of the existing gaming floor, add a gourmet coffee shop, and improve parking and access to the casino. The Company began video lottery (slot) machine operations in December 1995 with 500 machines. The number of machines was increased to 572 in May 1996. With the completion of the current expansion plans, an additional 428 lottery machines are expected to be added in October 1996, including a number of higher denomination machines that are expected to yield a higher win per machine. The addition of these machines will bring the facility up to 1,000 machines, which is the maximum number permitted by law.

         Increase the attendance and wagering on live harness horse racing through increased purse levels and facility upgrades

         With a percentage of video lottery (slot) machine revenues and simulcast revenues supplementing the purses for the horsemen, the Company has experienced a dramatic increase in the size of its purses and expects to attract higher quality horses. Bettors are attracted to races with larger purses and typically wager more on the higher quality and more predictable horses. The Company also has various upgrades planned to enhance the harness horse racing facilities, including renovations to the track and grounds, receiving barn and paddock areas. Management believes that these factors should increase attendance and wagering.

         Prior to the introduction of video lottery (slot) machines at the racetrack on December 29, 1995, the purse for harness horse racing at Dover Downs was very low, averaging approximately $9,000 per day. Purses have been raised on a regular basis since that time and as of the end of the 1995 to 1996 season, the daily purse distribution was up to $75,000. According to information published by the Harness Tracks of America, Inc., an association of harness race tracks throughout the world of which Dover Downs is a member, at this level Dover Downs would be ranked 4th among 36 North American harness tracks in daily purse distribution.

         During the 1995 to 1996 season, which was extended from March to April 1996, the horsemen at Dover Downs raced for total purses of approximately $3,000,000, a more than eight-fold increase over the total purses for the previous season. With more money available for purses, the Company plans to stage more prestigious events. For the season commencing November 1996, the Company plans to present the inaugural "Progress Pace" with a $100,000 purse. This event is expected to attract some of the country's top 3 year old horses. Other events with purses in the $50,000 range are also being planned.

         Expand the existing simulcasting operations and begin transmitting to tracks and other locations throughout North America

         With the recent expansion of the simulcasting facilities, Dover Downs is now conducting simulcasting and pari-mutuel wagering 363 days of the year, compared to 36, 88 and 208 days for fiscal years ended 1994 and 1995, and for the eleven month period ended June 30, 1996, respectively. The Company plans to increase the number of terminals on site for the November 1996 season, including the addition of portable, state-of-the-art, personalized terminals affording patrons the opportunity to wager while seated at a clubhouse dining room table. Beginning with the 1996 season, the Company will simulcast live races at Dover Downs to tracks and other off-track betting locations across the country for the first time. Management believes that these factors should increase revenues from pari-mutuel wagering.

         Pursue innovative marketing programs

     Database marketing is one of the principal marketing tools Dover Downs will use to develop long-term relations with its video lottery (slot) machine customers. The data collected will allow promotions to be targeted to specific customer segments. To identify customers, track and reward their level of play through awards programs, a slots club card tracking system, referred to as the Blue Diamond Club, has been implemented. Membership in this club currently stands at 20,000 customers.

         Programs are currently being developed to provide bus transportation for video lottery (slot) machine customers traveling to Dover Downs from surrounding counties and states. For example, one of these programs will focus marketing efforts on individuals that frequent Delaware's nearby ocean resorts.

         Management believes that it is important to market the Company's scheduled events throughout the year, both regionally and nationally. The Company will continue to market its various events throughout the year in traditional media such as television, cable, radio, billboards, newspapers, trade journals and special publications, and by offering tours of its facilities, conducting direct mail campaigns, and staging other promotional activities.

         Seek additional gaming and entertainment opportunities

         Management constantly seeks revenue-producing uses for the Company's facilities on days not committed to auto or horse racing events. For example, the Company currently leases the superspeedway to a company that promotes the "Monster Racing Experience," a half-day race car driving experience for corporate outings and members of the general public. Activities which are being considered by Dover Downs for the future include other motorsports racing events, concerts, conventions, trade shows, banquets, car shows, vehicle testing and use of the facility as a setting for television commercials, print advertisements and motion pictures.


Motorsports

         Dover Downs International Speedway

         Dover Downs has presented NASCAR-sanctioned racing events for 28 consecutive years. The Company currently conducts four major NASCAR races annually. Two races are associated with the Winston Cup professional stock car racing circuit and two races are associated with the Busch Series, Grand National Division racing circuit. The Company's 1996 NASCAR racing season is as follows:


         Date                       Race                                       Circuit
         ----                       ----                                       -------

         June 1                     "GM Goodwrench/Delco Battery 200"          Busch Series
         June 2                     "Miller 500"                               Winston Cup
         September 14               "MBNA 200"                                 Busch Series
         September 15               "MBNA 500"                                 Winston Cup

         Each of the Busch Series events at the Company's tracks will be conducted on the day before a Winston Cup event. Dover Downs is one of only six speedways in the country that presents Winston Cup events and also conducts two Busch Series events each year. The June and September dates have historically allowed Dover Downs to hold the first and last Winston Cup events in the Maryland to Maine region each year.

         The auto racing track is a high-banked, one mile long, concrete superspeedway. Current seating capacity at Dover Downs consists of 88,977 grandstand seats and 1,000 skybox seats. Unlike some speedways, substantially all grandstand seats at Dover Downs, including indoor, air-conditioned grandstand and skybox seats, offer an unobstructed view of the entire track. The recently completed installation of a concrete racing surface created the only concrete superspeedway (one mile or greater in length) in NASCAR. The decision to install concrete, as opposed to the traditional asphalt, was based on the Company's desire to provide a fast yet safe racing surface which would be more resistant to weather-related maintenance problems. The useful life of the concrete surface is expected to be significantly longer than asphalt. In addition, concrete remains much cooler than asphalt. This will add greatly to the useful life of racing tires, thus adding a degree of safety for drivers and cost savings for race teams. Due to the light color of the new surface, the superspeedway has also been nicknamed "White Lightning."

         The main grandstand used for both motorsports and harness horse racing events is an approximately 70,000 square foot, four level, steel frame, partially glass-enclosed, fully heated and air-conditioned facility, with an approximately 6,500 square foot dining area. The main grandstand can accommodate a total capacity of approximately 6,000 with seating for approximately 3,800. It has 4 concession food stands and 4 bars.

         Support facilities for motorsports events are located inside the speedway track. A Winston Cup garage area is located at the north end of the infield area and contains a Goodyear Tire building, a covered work area for race cars, tractor trailer car transporter parking area, gasoline pumps, first aid facilities, observation deck and tower, competitor lounge, and shower facilities. A Busch Series garage facility was installed for the 1996 automobile racing season at the south end of the infield with facilities similar to the Winston Cup garage. The east side of the infield contains a long automobile racing pit area, a pit control building, an electronic scoreboard and a media center and concession building.

         Additional support facilities for both motorsports and harness horse racing activities surround the tracks behind the grandstands. Restrooms, ticket sales buildings, portable concession and souvenir units, hospitality chalets, paved and fenced hospitality "villages," parking and handicapped parking areas, recreational vehicle parking areas, barns and paddock facilities and administrative offices are situated for appropriate access.

         In recent years, television coverage and corporate sponsorship have increased for NASCAR events. The Company's NASCAR events are currently televised live by TNN to a nationwide audience and broadcast nationally to a network of over 400 radio stations affiliated with the Motor Racing Network (over 200 stations for Busch Series events). TNN reported that its 1995 season ratings for all TNN televised NASCAR events increased 28% from 1994.

         Dover Downs' present NASCAR sponsors include Pepsi, AT&T, General Motors and MBNA America Bank. Pepsi is currently the "official soft drink" of the Company's events. AT&T is the "official telecommunications provider," Chevy Truck is the "official truck," and Pontiac is the "official pace car."

         The increasing corporate presence in autosports has resulted in significant demand for premier seating in skyboxes and for corporate hospitality services. Dover Downs has one of the largest corporate hospitality programs in NASCAR. Over 6 acres of its facility are dedicated to corporate hospitality villages consisting of temporary pavilions erected for entertaining at race events. All 6 acres of pavilions are presently filled to capacity at Winston Cup events.

         Overview of NASCAR, Racing Schedules and Sponsors

         The National Association for Stock Car Auto Racing, Inc. is the premier official sanctioning body of professional stock car racing in the United States. NASCAR officials supervise the conduct of all its races, and through its rules and regulations, NASCAR strives to keep the events that it sanctions competitive, interesting and well attended.

         Professional stock car racing developed in the Southeastern United States in the 1930s. The first NASCAR-sanctioned race was held on June 19, 1949 in Charlotte, North Carolina. Races became more popular in the mid-1960s, when major North American automobile and tire manufacturers first began offering engineering and financial support. In the late 1960s, NASCAR created a more elite circuit focused on the best drivers and reduced the number of races in its premier series from approximately 50 to approximately 30. In 1971, R. J. Reynolds Tobacco Company began to sponsor NASCAR racing by developing the Winston Cup series as a marketing outlet for its products.

         NASCAR regulates its membership, including drivers and their crews, team owners and track owners, the composition of race cars and the sanctioning of races. It sanctions events by means of one-year agreements executed with track owners, each of which specifies the race date, the sanctioning fee and the purse payable by the track owner. The Company's NASCAR sanction agreements requires that it pay fees to NASCAR for each sanctioned event conducted, including sanction fees, prize money and point funds. NASCAR officials control qualifying procedures, the line-up of the cars, the start of the race, the compliance with rules throughout the race, the election to stop or delay a race, "pit" activity, "flagging," the positioning of cars, the assessment of lap and time penalties, and the completion of the race.

         In most instances, team owners underwrite the financial risk of placing their teams in competition. They contract with drivers, hire pit crews and mechanics and syndicate sponsorship of their teams. A substantial majority of drivers contract independently with team owners while a few drivers own their own teams. Drivers receive income from contracts with team owners, prize money, and through endorsements. Dover Downs does not contract with or pay the team owners or drivers directly.

         The Winston Cup

         NASCAR's premier circuit is the Winston Cup, which currently begins with the "Daytona 500" in February and concludes with the "NAPA 500" in November. In total, 31 races awarding points towards a season championship are sanctioned annually to 18 tracks operating in 15 states. The 1996 announced Winston Cup schedule is as follows:

         Date          Track Location          Race
         ----          --------------          ----

         February 18   Daytona Beach, FL       "Daytona 500(R)"
         February 25   Rockingham, NC          "Goodwrench 400"
         March 3       Richmond, VA            "Pontiac Excitement 400"
         March 10      Atlanta, GA             "Purolator 500"
         March 24      Darlington, SC          "TranSouth Financial 400"
         March 31      Bristol, TN             "Food City 500"
         April 14      N. Wilkesboro, NC       "First Union 400"
         April 21      Martinsville, VA        "Goody's Headache Powders 500"
         April 28      Talladega, AL           "Winston Select 500"
         May 5         Sonoma, CA              "Save Mart Supermarkets 300"
         May 26        Charlotte, NC           "Coca-Cola 600"
         June 2        Dover, DE               "Miller 500"
         June 16       Pocono, PA              "UAW-GM Teamwork 500"
         June 23       Brooklyn, MI            "Miller 400"
         July 6        Daytona Beach, FL       "Pepsi 400"
         July 14       Loudon, NH              "Jiffy Lube 300"
         July 21       Pocono, PA              "Miller 500"
         July 28       Talladega, AL           "Diehard 500"

         Date          Track Location          Race
         ----          --------------          ----

         August 3      Indianapolis, IN        "The Brickyard 400"
         August 11     Watkins Glen, NY        "The Bud at the Glen"
         August 18        Brooklyn, MI           "GM Goodwrench Service 400"
         August 24        Bristol, TN            "Goody's Headache Powder 500"
         September 1      Darlington, SC         "Mountain Dew Southern 500"
         September 7      Richmond, VA           "Miller 400"
         September 15     Dover, DE              "MBNA 500"
         September 22     Martinsville, VA       "Hanes 500"
         September 29     N. Wilkesboro, NC      "Tyson Holly Farms 400"
         October 6        Charlotte, NC          "UAW-GM Quality 500"
         October 20       Rockingham, NC         "AC-Delco 400"
         October 27       Phoenix, AZ            "Dura Lube 500"
         November 10      Atlanta, GA            "NAPA 500"

         Dover Downs holds licenses for the events noted in bold print. As the table indicates, no track currently sponsors more than two Winston Cup series events.

         The Busch Series

         Another major NASCAR racing division is the Busch Series, which in 1996 is scheduled to include 26 races held at 20 tracks in 15 states. The 1996 announced Busch Series schedule is as follows:

         Date          Track Location     Race
         ----          --------------     ----

         February 17   Daytona Beach, FL  "Goody's Headache Powder 300"
         February 24   Rockingham, NC     "Goodwrench Service 200"
         March 2       Richmond, VA       "Hardee's Fried Chicken Challenge 250"
         March 9       Atlanta, GA        "Busch Light 300"
         March 17      Nashville, TN      "Opryland USA 320"
         March 23      Darlington, SC     "Dura Lube 200"
         March 30      Bristol, TN        "Goody's Headache Powder 250"
         April 6       Hickory, NC        "Sundrop 400"
         May 19        Nazareth, PA       "Meridian Advantage 200"
         May 25        Charlotte, NC      "Red Dog 300"
         June 1        Dover, DE          "GM Goodwrench/Delco Battery 200"
         June 8        S. Boston, VA      "South Boston 300"
         June 22       Myrtle Beach, SC   "Carolina Price / Advance Auto 250"
         June 30       Watkins Glen, NY   "Lysol 200"
         July 7        Milwaukee, WI      "Sears Auto Center 250"
         July 12       Loudon, NH         "Stanley 200"
         July 27       Talladega, AL      "Humminbird Fishfinder 500K"
         August 2      Indianapolis, IN   "Kroger 200"
         August 17     Brooklyn, MI       "Detroit Gasket 200"
         August 23     Bristol, TN        "Food City 250"
         August 31     Darlington, SC     "South Carolina 200"
         September 6   Richmond, VA       "Autolite Platinum 250"
         September 14  Dover, DE          "MBNA 200"
         October 5     Charlotte, NC      "All Pro Bumper to Bumper 300"
         October 19    Rockingham, NC     "AC-Delco 200"

         Date          Track Location     Race
         ----          --------------     ----

         November 3    Homestead, FL      "Jiffy Lube Miami 300"

         Dover Downs holds licenses for the events noted in bold print. Many tracks, such as Dover Downs, which hold Winston Cup licenses also hold Busch Series events on the day preceding a Winston Cup event. Accordingly, Winston Cup drivers will occasionally compete in Busch Series races, which can boost overall attendance.

         Spectators and Sponsors at NASCAR Events

         NASCAR events enjoy a large and growing base of spectator support. The NASCAR Winston Cup circuit is the most widely attended racing circuit in North America and draws the top names in the sport, such as Dale Earnhardt, Jeff Gordon, Bill Elliott, Rusty Wallace and Dale Jarrett. Increased media coverage has led to national recognition of several "star" NASCAR drivers. According to statistics made available by The Goodyear Tire & Rubber Co., spectator attendance at Winston Cup events has increased at a compound annual growth rate of 12.1% between 1991 and 1995. From 1994 to 1995, attendance increased by 8.8% for Winston Cup events and by 23.1% for Busch Series events. In 1995, total attendance at Winston Cup events exceeded 5.3 million.

           Surveys published recently by NASCAR indicate that 38% of Winston Cup spectators are women; 53% work in professional, managerial or skilled labor jobs; 58% are married; 65% own homes; and 78% use credit cards. The median annual family income of Winston Cup spectators has been estimated in NASCAR publications at $39,280. The result has been not only record NASCAR race attendance, but also increasing payments to track owners for broadcast rights and sponsorship fees. The Company believes that the demographic profile of this growing base of spectators has considerable appeal to sponsors and advertisers.

         In recent years, television coverage has increased for NASCAR events. Each NASCAR Winston Cup and Busch Series event currently is broadcast by ABC, CBS, ESPN, TBS or TNN. Major national corporate sponsorship of NASCAR-sanctioned events also has increased significantly, according to NASCAR. Corporate sponsors of NASCAR-sanctioned events now include most major North American automobile producers and parts manufacturers, the largest and best-known food, beverage and tobacco companies and leading firms in other manufacturing and consumer products industries.

         Corporate sponsorship of NASCAR teams is also extremely diverse. The following is a partial list of product sponsors that entered driver teams at Dover Downs over the race weekend held June 1 and June 2, 1996:

AC Delco         Dial Purex             Little Caesars         Shell Oil
AquaFresh        DuPont                 Lowe's                 Shoney's
Band-Aid         Family Channel         Lysol                  Skoal
Barbasol         GM Goodwrench          MBNA                   Slim Jim
Budweiser        Havoline               McDonald's             Spam
Burger King      Hayes Modems           Miller                 Stanley Tools
Camel            Healthsource           New Holland Tractors   STP
Caterpillar      Interstate Batteries   Pennzoil               Sunoco
ChannelLock      John Deere             Primestar              Texaco
Circuit City     Kellogg's              Prodigy                Tide
Citgo            Kmart                  QVC Network            Valvoline
Coors Light      Kodak                  RCA                    WCW
Detroit Gasket   Lance Snacks           Red Dog
DeWalt Tools     Lipton Tea             Remington Arms

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Gaming

         General

         Dover Downs has presented harness horse racing events for 28 consecutive years. On December 29, 1995, the Company introduced video lottery
(slot) machines to its entertainment mix.

         Under an agreement with Caesars, a leader in the gaming industry, Caesars supervises, manages, markets and operates the Company's video lottery operations. The newly constructed, air-conditioned "video lottery casino" housing the gaming equipment was designed and built using expertise from Caesars. Hours of operation are Monday through Saturday, 8:00 a.m. to 2:00 a.m., and Sunday, 1:00 p.m. to 2:00 a.m. The facilities are open every day of the year, except Christmas and Easter.

         Dover Downs is a "Licensed Agent" authorized to conduct video lottery operations under the Delaware State Lottery Code. The video lottery machines are leased by and operated under the auspices of the Delaware State Lottery Office. A total of 572 lottery machines are currently in operation. An additional 428 lottery machines are expected to be added in October 1996, bringing the facility up to 1,000 machines, which is the maximum number presently permitted by law.

         Dover Downs is permitted by law to set its payout to customers between 87% and 95%. Prior approval from the Director of the Delaware State Lottery Office would be required for any payout in excess of 95%. Since inception of its operations on December 29, 1995, Dover Downs has maintained an average payout of 90.5%. Management believes that this represents a competitive payout percentage.

         By law, video lottery operations in Delaware are limited to the three locations in the State where thoroughbred horse racing or harness horse racing was held in 1993. In addition to the Dover Downs complex in Dover, Delaware, there are only two other locations permitted by law: Delaware Park, a northern Delaware thoroughbred track; and Harrington Raceway, a south central Delaware fairgrounds track. As of the date of this Prospectus, only Dover Downs and Delaware Park have video lottery operations. Harrington Raceway has reported that it expects to begin its operations in August 1996.

         The "video lottery (slots) casino" which houses the video lottery gaming operations is adjacent to and connected with the main grandstand. It is an approximately 24,000 square foot steel structure featuring a stylish slots casino area with a hand-painted mural of the sky on its dome ceiling. Murals of floral design adorn the surrounding walls. In the middle of the betting area, there is typically a car or truck on a raised display, which is one of the grand prizes for playing the surrounding video lottery (slot) machines. The building also houses the Garden Cafe dining room and a stage where nightly entertainment is offered. The casino can accommodate a total capacity of approximately 2,300, with seating for approximately 560. Total restaurant seating capacity is for approximately 140 people in the casino area and approximately 440 people in the grandstand dining room.

         For the harness horse racing season expected to begin November 1996 and end April 1997, the Company anticipates that it will schedule a minimum of 70 live racing dates. Live harness horse races are held on Thursday, Friday and Saturday evenings, and on Sunday afternoons. For the racing season beginning November 1995 and ending April 1996, the Company had a total of 67 live racing dates. The prior year's season had a total of 39 live racing dates.

         The harness horse racing track is a five-eighths mile track and is lighted for nighttime harness horse racing. The track is located inside the one-mile auto racing superspeedway. The configuration offers turns with a wider than normal turning radius and 4 degree banking. This allows trotting and

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


pacing horses to remain in full stride through the turns. The result has been higher than normal speeds attained by horses in competition. Adjacent to the main grandstand is a partially glass-enclosed paddock area where horse racing patrons can observe horses being prepared to compete. Support facilities for horse racing are located inside the horse track. The west side of the infield contains the horse racing tote board which displays wagering information, race results and official timing data. The Company plans to renovate the toteboard, the barns and paddocks in time for the fall 1996 harness racing season.

         The Company has facilities for pari-mutuel wagering on both live harness horse races and on simulcast thoroughbred and harness horse races received from numerous tracks across North America. Within the main grandstand is the simulcast parlor where patrons can wager on harness and thoroughbred races received by satellite into Dover Downs. Television monitors throughout the parlor area provide views of all races simultaneously and the parlor's 13 betting windows are tied into a central computer allowing bets to be received on all races from all tracks. The simulcasting parlor provides individual carrels where patrons can study handicapping data in relative privacy and watch individual races on their own special television monitors.

         With the recent expansion of its simulcasting operations, pari-mutuel wagering is now conducted on a year-round basis. For fiscal years ended July 31, 1994 and 1995, and the eleven months ended June 30, 1996, the Company had 36, 88 and 208 simulcast racing dates, respectively. For fiscal year ending July 31, 1997, the Company anticipates that it will schedule 363 simulcast racing dates. The Company expects that, for the first time, live harness races conducted at Dover Downs will be simulcast to tracks and other off-track betting locations across the country with the start of the race season beginning November 1996.

         Harness racing in the State of Delaware is governed by the Delaware Harness Racing Commission. The Company holds a license from the Commission by which it is authorized to hold harness race meetings on its premises and to make, conduct and sell pools by the use of pari-mutuel machines or totalizators. Harness racing refers to any racing of horses in which the horses competing or participating are harnessed to a sulky, carriage or similar vehicle and are not mounted by a jockey. Pari-mutuel wagering refers to pooled betting or wagering on harness horse racing by means of a totalizator. Through pooled betting, the wagering public, not the track, determines the odds and the payoff. The track retains a percentage of the amount wagered. Simulcasting refers to the transmission of live horse racing by television, cable or satellite signal from one race track to another with pari-mutuel wagering being conducted at the sending and receiving track and a portion of the handle being shared by the sending and receiving tracks.

         The legislation authorizing video lottery operations in the State of Delaware was adopted in June 1994, and is referred to as the "Horse Racing Redevelopment Act." The Delaware General Assembly's stated purpose in approving the legislation was to (i) provide non-state supported assistance in the form of increased economic activity and vitality for Delaware's harness and thoroughbred horse racing industries, which activity and vitality will enable the industry to improve its facilities and breeding stock, and cause increased employment; and
(ii) restrict the location of such lottery to locations where wagering is already permitted and controls exist. A portion of the proceeds from the wagering on the video lottery (slot) machines is allocated to increase the purse for harness horse races held at Dover Downs and is intended to provide increased vitality for Delaware's horse racing industry.

         Management anticipates that revenues from the Company's harness horse racing operations should continue to improve as a result of Delaware's Horse Racing Redevelopment Act and as a result of increased simulcasting. Pursuant to an agreement entered into with representatives of the horsemen, a portion of the Company's simulcast revenues is also required to supplement the purse for live harness horse races held at Dover Downs.

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

         With a percentage of video lottery (slot) machine revenues and simulcast revenues supplementing the purses, the Company has experienced a dramatic increase in the size of its purses and expects to attract higher quality horses. Bettors are attracted to races with larger purses and typically wager more on the higher quality and more predictable horses. Management believes that larger purses and better horses should increase attendance and wagering and also have a positive impact on the number of markets that may wish to receive the Company's racing signal for simulcasting. Dover Downs expects to begin its live race season commencing November 1996 with a daily purse distribution ranking it in the top 5 of 36 North American harness tracks.

         Management of Video Gaming Operations by Caesars

         Dover Downs and Caesars are parties to a long-term management agreement with an initial term that expires in May of 1999. Caesars has two additional three-year renewal options, which Dover Downs can void if certain financial results are not achieved. Under the agreement, Caesars is the Company's exclusive agent to supervise, market, manage and operate the Company's video lottery operations. The Company pays to Caesars a management fee based on pre-tax income generated by the video lottery operations. Management believes that the management agreement is typical of similar agreements in the industry. Caesars has been properly licensed by the Delaware State Lottery Office to perform these functions.

         Through its gaming interests in the State of Nevada, Atlantic City, and elsewhere, Caesars has developed considerable experience and expertise in the design, construction, operation, management and marketing of gaming operations. The Company expects to be able to continue deriving substantial benefit from Caesar's experience and expertise.

         The Company and Caesars have implemented extensive procedures for financial and accounting controls, safekeeping and accounting of monies, and security provisions. Security over the gaming operations involves the integration of surveillance cameras, observation and oversight by employees, security and gaming staff, and various security features built into the video lottery (slot) machines. The above, when combined with proper internal control procedures, are intended to maintain the security, integrity and accountability of the video lottery operations.

         Video lottery gaming procedures are monitored during all hours of operation by television cameras. The surveillance staff detects and investigates irregularities in gaming procedures, monitors sensitive areas such as the "count room," and observes gaming patrons and employees for collusion or other fraudulent activity. The "count room" is monitored and taped on a regular basis.

         Agreement with Cloverleaf

         Dover Downs has an Agreement with Cloverleaf Standardbred Owner's Association, Inc., effective February 2, 1996 and continuing through June 30, 1998. Cloverleaf's membership consists of owners, trainers, and drivers of harness horses participating in harness race meetings at Dover Downs and elsewhere in the United States and Canada. Cloverleaf has been organized and exists for the purpose of promoting the sport of harness racing; improving the lot of owners, drivers, and trainers of harness racing horses participating in race meetings; establishing health, welfare and insurance programs for owners, drivers, and trainers of harness racing horses; negotiating with harness racing tracks on behalf of owners, trainers, drivers, and grooms of harness racing horses; and generally rendering assistance to them whenever and wherever possible. Under the Cloverleaf Agreement, the Company is required to distribute as purses for races conducted at Dover Downs, a percentage of the Company's retained share of pari-mutuel revenues, depending on the level of the average daily dollar handle. Over and above this amount, Dover Downs is required to distribute in purses one-half of the dollar amount of any gross income it receives by reason of any new legislation which raises its authorized revenues from pari-mutuel wagering above that which is allowed under existing law as of January 1, 1979.

         Dover Downs enjoys a good relationship with representatives of Cloverleaf and anticipates that this relationship will continue. Management believes that the Cloverleaf Agreement is typical of similar agreements in the industry. Cloverleaf has committed to support any amendments to the Horse Racing Redevelopment Act which may be beneficial to the Company's business, provided that such amendments do not negatively impact horsemens' issues.

         Totalizator System

         Dover Downs and United Tote Company are parties to a service agreement by which United Tote is the exclusive provider of totalizator services to the racetrack on all days on which pari-mutuel wagering is being conducted. The initial term of this agreement expires in October 2000. United Tote furnishes and maintains at the racetrack a state-of-the-art totalizator system, consisting of the computerized pari-mutuel central processing equipment, terminals and certain associated equipment. United Tote remains in the possession of and in direct control of the system, except for the operation of the teller's terminals by Dover Downs personnel and the operation of self-service terminals by patrons. The system automatically registers and totals the amounts wagered at races held at the racetrack or simulcast to the racetrack from other racetracks.

         The totalizator system totals the amounts wagered in the win, place and show pools (or any combination of such pools), and in the Exacta, Quinella, Trifecta, Daily Double, Pick, and such other pools or combination of pools permitted to Dover Downs and approved in Delaware. The system displays the win, pool odds, pay off and similar items.

         United Tote is compensated based on a percentage of all pari-mutuel wagers made at the track and paid certain interface fees with respect to other host racetracks. Management believes that the service agreement is typical of similar agreements in the industry. The number of terminals to be provided by United Tote will vary based on the betting volume at the track. Currently there are 40 terminals for live racing performances and 15 terminals dedicated to simulcast performances.


Marketing

         Management believes that it is important to market the Company's scheduled events throughout the year, both regionally and nationally. The Company markets its various events throughout the year in traditional media such as television, cable, radio, billboards, newspapers, trade journals and special publications, and by offering tours of its facilities, conducting direct mail campaigns, and staging pre-race promotional activities, such as "Friday Night Live" and "Monster Mile Movie Night" which are free evening events designed to provide a total entertainment weekend package for auto race fans. The Company has plans to develop its own intra-facility television show to support its upcoming November 1996 harness racing season. The Company's marketing program also includes the solicitation of prospective event sponsors. For example, sponsorship provisions for a typical NASCAR-sanctioned event might include national television and radio exposure, luxury suite rentals, block ticket sales, Company-catered hospitality, as well as souvenir race programs and track signage advertising.

         NASCAR-sanctioned stock car racing is experiencing significant growth in television viewership and spectator attendance. Management believes that spectator interest in stock car racing will continue to grow, thereby increasing broadcast media and sponsors' interest in the sport. The Company negotiates directly with television and radio networks for live coverage of its NASCAR-sanctioned races.

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


Management also seeks to increase the visibility of its racing events and facilities through local and regional media interaction. For example, major events are typically supported by public relations programs consisting of press conferences, press releases, media tours, press kits, feature article distributions, and media interviews.

         The marketing of Dover Downs' newest venture - video lottery (slot) machines - will be assisted by Caesars personnel. Caesars has experience as a successful operator in a highly competitive environment. The payout established by management within the parameters of the law is intended to be extremely competitive with Atlantic City and other regional gaming operations.

         Database marketing is one of the principal marketing tools Dover Downs will use to develop long-term relations with its video lottery (slot) machine customers. The data collected will allow promotions to be targeted to specific customer segments. To identify customers and track their level of play, a slots club card tracking system, referred to as the Blue Diamond Club, has been implemented. Membership in this club currently stands at approximately 20,000 customers.

         A simple application allows customers to join the Blue Diamond Club. Slots club members will be rewarded for their play through various awards programs. Awards may include merchandise, restaurant and lounge discounts, invitations to parties and special entertainment events. Other benefits of membership may include sweepstakes and future promotions through the mail. Direct mail promotions will be developed from the resulting database to further build customer loyalty and to generate additional trips to the facility.

         Programs are currently being developed to provide bus transportation for video lottery (slot) machine customers travelling to Dover Downs from surrounding counties and states. For example, one of these programs will focus marketing efforts on individuals that frequent Delaware's nearby ocean resorts.

         The Company also has various promotions planned for its harness horse racing events. With more money available for purses, the Company plans to stage more prestigious events. For the season commencing November 1996, the Company has plans to present the inaugural "Progress Pace" with a $100,000 purse. Management believes that this event should attract some of the country's top 3 year old horses. Other events with purses in the $50,000 range are also being planned. Beginner orientations, handicapping hints and seminars, and special interviews with harness drivers, trainers, and officials will also be provided.

         Each spectator or customer coming to Dover Downs for one form of entertainment or gaming will be exposed to the full range of activities available. The Company intends to market all of its facilities to individual customers in order to maximize cross-marketing opportunities.

Location of Complex

         The Dover Downs complex is located in Dover, the capital of the State of Delaware. The Company draws spectators from several major metropolitan areas. Philadelphia, Baltimore and Washington, D.C. are all within a 1 hour and 45 minute drive. New York City is within a 3 hour drive. According to the 1990 United States Census, approximately 33 million people live within 150 miles and approximately 60 million people live within 300 miles of the complex.



                 [MAP OF THE EAST COAST WITH DOVER, DELAWARE AT
                     THE CENTER OF TWO CONCENTRIC CIRCLES OF
                        150 AND 300 MILES, RESPECTIVELY]

Competition

         Motorsports

         The Company's racing events compete with other racing events sanctioned by various racing bodies, such as CART, USAC, SCCA, IMSA, ARCA, and NHRA, and with other sports and other recreational events scheduled on the same dates. Racing events sanctioned by different organizations are often held on the same dates at separate tracks, in competition with the NASCAR event dates. In addition, motorsports facilities compete with one another for the patronage of motor racing spectators, and with other sports and entertainment businesses, many of which have resources that exceed those of the Company. The quality of the competition, type of racing event, caliber of the events, sight lines, ticket pricing, location, and customer conveniences, among other things, distinguish the motorsports facilities.

         The two closest speedways that currently sponsor Winston Cup races are in Richmond, Virginia (approximately four hours to the South) and Pocono International Raceway in Long Pond, Pennsylvania (approximately three and a half hours to the North). Nazareth Speedway in Nazareth, Pennsylvania (approximately two hours to the North) currently conducts Busch Series, NASCAR Craftsman Truck and Indy races. Based on historical data, management does not believe that any of these facilities significantly impact operations at Dover Downs International Speedway. In recent years, the Company's NASCAR-sanctioned Winston Cup races have all sold out well in advance of the race.

         Gaming

         The Company believes that there is a trend towards the legalization of casino gaming in states throughout the country, including the legalization of casino gaming on various Native American reservations. The legalization of casino and other gaming venues in states close to Delaware, particularly Maryland, Pennsylvania and New Jersey, may have a material adverse effect on the Company's business. From time to time, legislation has been introduced in these states that would further expand gambling opportunities. The Company expects that additional lotteries, river boat casinos, and land based casinos, including Native American casinos, will be licensed eventually throughout the region. Some of these gaming operations may be owned by companies that are larger and have significantly greater financial and other resources than the Company.

         The Company also competes for attendance with a wide range of other entertainment and recreational activities available in the region, including professional and collegiate sporting events. Given these factors, it is possible that substantial competition will arise which could adversely affect the Company's existing and proposed operations. There can be no assurance that the Company will be able to remain competitive.

         Competition in horse racing is varied since race tracks in the surrounding area differ in many respects. Some tracks only offer thoroughbred or harness horse racing; others have both. Tracks have live racing seasons that may or may not overlap with neighboring tracks. Depending on the purse structure, tracks that are farther apart may compete with each other more for high quality horses than for patrons.

         Live harness racing also competes with simulcasts of thoroughbred and harness racing. All race tracks in the region are involved with simulcasting. In addition, a number of off-track betting parlors compete with the track simulcasting activities. If the Company is successful in simulcasting its live

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


harness races to tracks and other locations, its simulcast signals will be in direct competition with live races at the receiving track and other races being simulcast to the receiving location.

         Within the State of Delaware, Dover Downs faces little direct live competition from the State's other two tracks. Harrington Raceway, a south central Delaware fairgrounds track, conducts harness horse racing in the fall. There is no overlap presently with Dover Downs' live race season. Delaware Park, a northern Delaware track, conducts thoroughbred horse racing during the day and on Sunday afternoons. Its race season only overlaps with Dover Downs for approximately 4 to 5 weeks each year.

         The neighboring states of Pennsylvania, Maryland and New Jersey all have harness and thoroughbred racing and simulcasting. Dover Downs competes with Rosecroft Raceway in Maryland, Philadelphia Park in Pennsylvania, Garden State Park and The Meadowlands in New Jersey and a number of other race tracks in the surrounding area. The Company also receives simulcast harness and thoroughbred races from approximately 30 race tracks, including the tracks noted above.

         At present, video lottery (slot) machines are only permitted at two other locations in Delaware: Delaware Park and Harrington Raceway. Delaware Park presently has 1,000 machines in operation. Harrington Raceway reports that it expects to begin its video lottery operations with 500 machines in August 1996. The neighboring states of Pennsylvania and Maryland do not presently permit video lottery operations. Pennsylvania, Maryland and New Jersey all have state-run lotteries.

         Atlantic City, New Jersey is located approximately 100 miles from Dover Downs and a certain amount of market overlap should be expected. Casinos in Atlantic City offer a full range of gaming products. Dover Downs does not expect to compete directly with Atlantic City because of the Company's inability to offer a full range of casino gaming products, but it does expect to capture a small portion of the existing Atlantic City slot market in the Dover area, due to the facility's proximity, convenience and multiple attractions.


Government Regulation of Gaming

         Video Lottery Operations

         General. Video lottery operations are by statute operated and administered by the Director of the Delaware State Lottery Office. Dover Downs is a "Licensed Agent" authorized to conduct video lottery operations under the Delaware State Lottery Code.

         A "video lottery machine" is defined by law as any machine in which bills, coins or tokens are deposited in order to play in a game of chance in which the results, including options available to the player, are randomly and immediately determined by the machine. A machine may use spinning reels or video displays or both, and may or may not dispense coins or tokens directly to winning players. A machine shall be considered a video lottery machine notwithstanding the use of an electronic credit system making the deposit of bills, coins or tokens unnecessary. Various video lottery machines are in use at Dover Downs. All accept $1, $5, $10 and $20; some accept $50 and $100 bills. The maximum bet permitted by regulation is currently $5.00 per machine. The Company is prohibited by regulation from extending any credit to its gaming customers.

         The Director of the Delaware State Lottery Office has discretion to adopt such rules and regulations as the Director deems necessary or desirable for the efficient and economical operation and administration of the system, including (i) type and number of games permitted, (ii) pricing of games, (iii) numbers and sizes of prizes, (iv) manner of payment, (v) value of bills, coins or tokens needed to play, (vi) requirements for licensing agents and service providers,
(vii) standards for advertising, marketing and promotional materials used by Licensed Agents, (viii) procedures for accounting and reporting, (ix) registration, kind, type, number and location of video lottery machines on a Licensed Agent's premises, (x) security arrangements for the video lottery system, and (xi) reporting and auditing of financial information of Licensed Agents.

         Licensing Requirements. Licensed Agents are granted a license for 5 years. Dover Downs' license was granted December 13, 1995 and terminates December 12, 2000.

         There are continuing licensure requirements for new officers, directors, key employees and persons who own directly or indirectly 10% or more of a Licensed Agent, which licensure requirements shall include the satisfaction of such security, fitness and background standards as the Director may deem necessary relating to competence, honesty and integrity, such that a person's reputation, habits and associations do not pose a threat to the public interest of the State or to the reputation of or effective regulation and control of the video lottery; it being specifically understood that any person convicted of any felony, a crime involving gambling, or a crime of moral turpitude within 10 years prior to applying for a license or at any time thereafter shall be deemed unfit.

         There are similar licensure requirements for providers of the video lottery machines and certain companies that seek to provide services to a Licensed Agent. Caesars has been licensed to provide management services to Dover Downs.

         Revocation, Suspension or Modification of License. The Director of the Delaware State Lottery Office may revoke or suspend the license of a Licensed Agent, such as Dover Downs, for "cause." "Cause" is broadly defined and could potentially include falsifying any application for license or report required by the rules and regulations, the failure to report any information required by the rules and regulations, the material violation of any rules and regulations promulgated by the Director or any conduct by the licensee which undermines the public confidence in the video lottery system or serves the interest of organized gambling or crime and criminals in any manner. A license may be revoked for an unintentional violation of any federal, state or local law, rule or regulation provided that the violation is not cured within a reasonable time as determined by the Director. A hearing officer's decision revoking or suspending the license shall be appealable to the Delaware Superior Court under the provisions of the Administrative Procedures Act. All existing or new officers, directors, key employees and owners of a Licensed Agent are subject to background investigation. Failure to satisfy the background investigation may constitute cause for suspension or revocation of the License.

         As part of the licensing process, an applicant is required to submit to the Director a proposed business plan relating to the video lottery operations. The Director has the right, at any time and at its sole discretion, to amend the business plan if the Director determines that an amendment is necessary to increase revenues from the video lottery operations, protect the public welfare, or ensure the security of the video lottery system.

         Ownership Changes. Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Commission may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. Accordingly, the Company has a restrictive legend on its shares of Common Stock which require that (a) any holders of Common Stock found to be disqualified

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


or unsuitable or not possessing the qualifications required by any appropriate gaming authority could be required to dispose of such stock and (b) any holder of Common Stock intending to acquire 10% or more of the outstanding common stock of the Corporation must first obtain prior written approval from the Delaware State Lottery Office. See "Description of Capital Stock - Possible Limitations on Transferability of Shares."

         Five Year Sunset Provision in Enabling Legislation. The legislation authorizing video lottery operations in the State of Delaware was adopted in July 1994, and is referred to as the "Horse Racing Redevelopment Act." Unless the Act is extended or reenacted, it will terminate on March 15, 2000, in which event the Company will be required to discontinue its video lottery operations. There can be no assurances that the General Assembly will extend or reenact the legislation beyond March 15, 2000.

         Three Year Sunset Provision Relative to Payments. Under the Delaware State Lottery Code, payments made to a Licensed Agent, such as Dover Downs, are permitted to continue on the current basis only until December 29, 1998. No payments can be made to Dover Downs, or to any Licensed Agent in the State, beyond December 29, 1998 unless new legislation is enacted which, according to the Horse Racing Development Act, "will establish an appropriate and equitable distribution of the proceeds of the video lottery so as to ensure that the State's General Fund receives an appropriate share of the proceeds." Unless such new legislation is enacted, the Company would be required to discontinue its video lottery operations. There can be no assurances that the Company's video lottery operations will continue to generate an acceptable level of revenues, or any revenues at all after December 29, 1998, and no assurances that the General Assembly will act to allow payments to Licensed Agents to continue.

         Harness Racing Events. In order to maintain its license for video lottery (slot) machine gaming, Dover Downs is required to maintain its license for harness horse racing with the Delaware Harness Racing Commission and must conduct a minimum of 42 live race days each racing season, subject to the availability of racing stock.

         Control Over Equipment and Technology. Dover Downs does not own or lease the video lottery machines or computer systems used in connection with its video lottery gaming operations. The Director of the Delaware State Lottery Office enters into contracts directly with the providers of the video lottery machines and computer systems (the "Technology Providers"). Equipment is provided to the State by sale or lease and all Technology Providers must be licensed by the Director. There are also limitations on the number of video lottery machines that may be used at any one facility that are supplied by the same Technology Provider. The operations of the Company could be disrupted in the event that a licensed Technology Provider in any way breaches its agreement with the State or ceases to be properly licensed for any reason. Such an event would be outside of the control of the Company.

         Harness Racing and Pari-Mutuel Wagering

         Harness racing in the State of Delaware is governed by the Delaware Harness Racing Commission. The Company holds a license from the Commission by which it is authorized to hold harness race meetings on its premises and to make, conduct and sell pools by the use of pari-mutuel machines or totalizators.

         The specific dates for harness horse race meets are awarded each year by the Delaware Harness Racing Commission. In order to conduct simulcasting, each licensee is required to conduct, at a minimum, live harness races on the same number of days as the licensee conducted live harness races for the 1991 to 1992 season. For Dover Downs, this requires a minimum of 47 race days. With the passage of the Horse Racing Redevelopment Act, in order to conduct video lottery operations, each licensee, such as Dover Downs, that is also a licensed operator of video lottery machines must conduct live racing operations on at least 90% of the number of days such live racing operations were conducted in the 1991 to 1992 season. For Dover Downs, this requires a minimum of 42 race days. The Company had 67 race days for the season ending April 1996.

          The license must be renewed on a yearly basis. The Commission may reject an application for a license for any cause which it deems sufficient and the action of the Commission is final. The Commission may also suspend or revoke a license which it has issued and its action in that respect is final, subject to review, upon questions of law only, by the Superior Court of the County within which the license was granted. The action of the Commission stands unless and until reversed by the Court. The Company has received an annual license from the Commission for the past 28 consecutive years and management believes that its relationship with the Commission remains good. However, there can be no assurances that the Company will continue to be licensed by the Delaware Harness Racing Commission in the future.

         Under the law, the Commission has broad powers of supervision and regulation. The Commission may prescribe rules, regulations and conditions under which all harness racing and betting pools shall be conducted; may regulate the performance of any service or the sale of any article on the premises of a licensee; may compel the production of books and documents of a licensee and require that books and records be kept in such manner as the Commission may prescribe; may visit, investigate and place accountants or other persons as it deems necessary, at the expense of a licensee, in the office, track or place of business of a licensee; may summon witnesses and administer oaths; and may require the removal of any employee or official employed by a licensee. All proposed extensions, additions or improvements to the property of a licensee are subject to the approval of the Commission.

         The Commission is required to inspect a licensee's racing plant not less than five days prior to a race meeting and may withdraw the license for the meeting if the racing plant is found to be unsafe for animals or persons or is not rendered safe prior to the opening of the meeting. A licensee must deposit with the Commission, ten days before a race meeting, a policy of insurance against personal injury liability in an amount to be approved by the Commission.

         Any license granted by the Delaware Harness Racing Commission is also subject to such reasonable rules and regulations as may be prescribed from time to time by the United States Trotting Association. The United States Trotting Association sets various rules relating to the conduct of harness racing. According to its Articles of Incorporation, the purposes of the Association shall include the improvement of the breed of trotting and pacing horses, the establishment of rules regulating standards and the registration of such horses thereunder, the advancement and promotion of the interest of harness racing in the United States, the investigation, ascertainment and registration of the pedigrees of such horses, the regulation and government of the conduct of the sport of harness racing, the establishment of rules for the conduct thereof, not inconsistent with the laws of the various States, and the sanctioning of the holding of exhibitions of such horses and meetings for the racing thereof, the issuance of licenses to qualified persons to officiate at harness race meetings and exhibitions, the issuance of licenses to the owners of horses permitting the exhibition and racing of such horses and the qualification thereof, the issuance of licenses to drivers of horses participating in such races or exhibitions, and providing for the enforcement of the rules promulgated by the Association, and providing for the fixing of penalties, fines, and the suspension or expulsion from membership, or privileges or for any other misconduct detrimental to the sport.

Employees

         As of June 30, 1996, the Company had approximately 200 full-time employees and approximately 80 part-time employees. Personnel include corporate executive, marketing, administrative, clerical, pari-mutuel tellers, gaming, security, admissions, maintenance and parking personnel. The Company hires temporary employees to assist during periods of peak attendance at its auto racing and harness horse racing events. None of the Company's employees is represented by a labor union. Owners, drivers and trainers of horses participating in harness race meetings are represented by Cloverleaf Standardbred Owner's Association. See "Business - Harness Horse Racing and Pari-Mutuel Wagering - Agreement with Cloverleaf." Management believes that the Company enjoys a good relationship with its employees and representatives of Cloverleaf. The Company may also engage consultants from time to time to provide advisory services.

Insurance

         The Company maintains insurance with insurance companies against such risks and in such amounts, with such deductibles, as are customarily maintained by similar businesses. The policies currently provide business and commercial coverages, including workers' compensation, third party liability, property damage, boiler and machinery, and business interruption. The Company complies with insurance and bonding requirements mandated by relevant regulatory authorities and required under its various agreements, such as its agreements with NASCAR, Caesars, or various sponsors.

Patents and Trademarks

         The Company has statutory and common law trademark rights in the name and corporate logo of "Dover Downs," in the name "Monster Mile" and in a stylized representation of a dinosaur emerging from the ground with its tail partially covered, a mark which is used in connection with clothing and souvenirs. Management's policy is to protect its intellectual property rights vigorously, through litigation if need be, chiefly because of their proprietary value in promotions and clothing and souvenir sales.

Litigation

         The Company is a party to ordinary routine litigation incidental to its business. Management does not believe that the resolution of any of these matters is likely to have a materially adverse effect on the Company's financial condition or results of operations.

                                   MANAGEMENT

Directors and Executive Officers

         The directors, executive officers and other senior officers of the Company are as follows:


         Name                       Age              Position
         ----                       ---              --------
         John W. Rollins            80               Chairman of the Board of Directors
         Henry B. Tippie            69               Vice Chairman of the Board of Directors
         Denis McGlynn              50               Director, President and Chief Executive Officer
         Eugene W. Weaver           63               Director and Senior Vice President - Administration
         Melvin L. Joseph           74               Director, Vice President and Director of Auto
                                                      Racing for Dover Downs International Speedway, Inc.
         Robert M. Comollo          48               Treasurer and Secretary
         John W. Rollins, Jr.       54               Director
         R. Randall Rollins         64               Director
         Patrick J. Bagley          49               Director
         Jeffrey W. Rollins         31               Director
         Michael B. Kinnard         38               Vice President and General Counsel

         John W. Rollins has been a major stockholder in the Company since 1967. He became Chairman of the Board of Directors in 1996. Mr. Rollins is Chairman of the Board and Chief Executive Officer of Rollins Environmental Services, Inc., Chairman of the Board and Chief Executive Officer of Rollins Truck Leasing Corp., and a Director of Rollins, Inc., Matlack Systems, Inc., RPC, Inc. and FPA Corp. (1)(2)

         Henry B. Tippie became a Director of the Company and Vice Chairman of the Board of Directors in 1996. Mr. Tippie is Chairman of the Executive Committee and Vice Chairman of the Board of Rollins Truck Leasing Corp., Chairman of the Executive Committee of Rollins Environmental Services, Inc., Chairman of the Executive Committee of Matlack Systems, Inc., Chairman of the Board and Chief Executive Officer of Tippie Communications, Inc., et al., and a Director of Rollins, Inc. and RPC, Inc. (1)

         Denis McGlynn has been employed by the Company since 1972, has been a Director since 1979, and has been President since 1979. He was elected to the newly created position of Chief Executive Officer in 1996. (1)

         Eugene W. Weaver has been employed by the Company since 1970, has been a Director since 1971, and has held various financial positions since 1970. Mr. Weaver also serves as Financial Vice President of John W. Rollins & Associates, Vice Chairman and Financial Vice President of Rollins Jamaica, Ltd., Financial Vice President and a Director of both Brandywine Sports, Inc. and Jefferic Enterprises, Inc. and an advisor to the Board of Directors of WSFS Financial Corp., a position he has held since 1992. (1)

         Melvin L. Joseph has been a Director of the Company since 1969, and has been Vice President and Director of Auto Racing since 1969.(1) Mr. Joseph is president of Melvin Joseph Construction Company.

         Robert M. Comollo has been employed by the Company for 16 years, of which 15 years have been in the capacity of Treasurer and Secretary. (1)

         John W. Rollins, Jr. became a Director of the Company in 1996. Mr. Rollins is Chairman of the Board of Matlack Systems, Inc., President, Chief Operating Officer and a Director of Rollins Truck Leasing Corp., and Senior Vice Chairman of the Board of Rollins Environmental Services, Inc. (1) (2)

         R. Randall Rollins became a Director of the Company in 1996. Mr. Rollins is Chairman of the Board and Chief Executive Officer of Rollins, Inc., Chairman of the Board and Chief Executive Officer of RPC, Inc., and a Director of SunTrust Banks Inc. and SunTrust Banks of Georgia. (1) (2)

         Patrick J. Bagley became a Director of the Company in 1996. Mr. Bagley is Vice President - Finance and Treasurer of Rollins Truck Leasing Corp., Vice President - Finance, Treasurer and a Director of Matlack Systems, Inc., and a Director of Rollins Environmental Services, Inc. (1)

         Jeffrey W. Rollins became a Director of the Company in 1993. Since October, 1995, Mr. Rollins has been Vice President of the Eastern Region of Rollins Environmental, Inc., a subsidiary of Rollins Environmental Services, Inc. Previously, he was Vice President of Business Planning and Operations and he has held various other offices with subsidiaries of Rollins Environmental Services, Inc. since 1988. (1) (2)

         Michael B. Kinnard has been Vice President - General Counsel to the Company since 1995. Mr. Kinnard also serves as Vice President - General Counsel and Secretary to Matlack Systems, Inc., Vice President - General Counsel and Secretary to Rollins Truck Leasing Corp., and Vice President - General Counsel and Secretary to Rollins Environmental Services, Inc. Prior to 1995, Mr. Kinnard was a partner in the law firm of Baker, Worthington, Crossley, Stansberry & Woolf (now known as Baker, Donelson, Bearman & Caldwell). (1)

(1) Except as otherwise indicated, the Directors and Officers listed above have held the positions of responsibility set out above for more than 5 years. References to the Company include Dover Downs, Inc. prior to the 1996 Restructuring. Rollins Environmental Services, Inc. is engaged in the business of industrial waste disposal. Rollins Truck Leasing Corp. is engaged in the business of truck leasing and logistics. Matlack Systems, Inc. provides transportation services. Rollins, Inc. is a consumer services company engaged in residential and commercial termite and pest control, security systems, landscaping and lawn care. RPC, Inc. is a diversified company engaged in oil and gas field services and boat manufacturing. Tippie Communications, Inc. et al. owns and operates radio stations. WSFS Financial Corp., SunTrust Banks Inc., and SunTrust Banks of Georgia are all financial institutions. John W. Rollins & Associates provides management services. Rollins Jamaica, Ltd., Brandywine Sports, Inc. and Jefferic Enterprises, Inc. are involved in real estate development.

(2) John W. Rollins is the father of John W. Rollins, Jr. and Jeffrey W. Rollins, and the uncle of R. Randall Rollins.


         Directors are generally elected to serve in staggered terms of three years and until their successors shall have been elected and qualified. The term of the Class I Directors, Henry B. Tippie, R. Randall Rollins, and Patrick J. Bagley, expires in 1997; the term of the Class II Directors, John W. Rollins, Jr., Eugene W. Weaver and Melvin L. Joseph, expires in 1998: and the term of the Class III Directors, John W. Rollins, Denis McGlynn, and Jeffrey W. Rollins, expires in 1999. Officers are elected by the Board of Directors to hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until their successors are elected and qualified.

Audit Committee

         The Audit Committee consists of Patrick J. Bagley, Chairman, and R. Randall Rollins. The Committee's functions include consulting with the Company's independent public accountants concerning the scope and results of the audit, reviewing the evaluation of internal accounting controls and inquiring into special accounting-related matters.

Executive Committee

         The Executive Committee consists of John W. Rollins, Chairman, Denis McGlynn, and Eugene W. Weaver. The Executive Committee has the power to exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company in accordance with the provisions of the Bylaws of the Company.

Compensation and Stock Option Committee

         The Compensation and Stock Option Committee consists of Henry B. Tippie, Chairman, and John W. Rollins. The Compensation and Stock Option Committee performs all of the functions of a compensation committee of the Board of Directors and administers the Company's outstanding Stock Option Plans including the granting of options to various employees of the Company and its subsidiaries.

         The Company does not have a nominating committee of the Board of Directors.

Director Compensation

         Members of the Board of Directors who are not employees of the Company will be compensated for their services in amounts not yet determined. The Company will also reimburse all directors for their expenses incurred in connection with their activities as directors of the Company. Employees who are also Directors of the Company receive no additional compensation for serving on the Board of Directors.

Executive Compensation

         Shown below is information concerning the annual compensation for services in all capacities to the Company for the fiscal year ended July 31, 1995, of those persons who were, at July 31, 1995, (i) the Chief Executive Officer and (ii) the other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (the "Named Executives"):

                           Summary Compensation Table

                                                                            Long Term Compensation
                                                                            ----------------------
                                     Annual Compensation                              Awards             Payouts
                                     -------------------                    -----------------------      -------

                                                            Other                       Securities
                                                            Annual     Restricted        Underlying                All  Other
Name and                                                    Compen-      Stock             Options       LTIP      Compen-
Principal                        Salary      Bonus         sation(2)     Awards(3)          /SARs        Payouts   sation
Position               Year (1)     $          $              $             $                 #             $        $
- ---------              -------- ---------  ----------   -------------- -----------       ------------    -------   -------

Denis McGlynn          1995     90,000     100,000           --            --            450,000           --       --
President and
CEO

Eugene W. Weaver       1995     52,000     34,000            --            --               --             --       --
Senior Vice President -
Administration

Robert M. Comollo      1995     81,375     34,000            --            --               --             --        --
Treasurer and
Secretary


(1)  Fiscal years ending July 31.
(2) The only type of Other Annual Compensation for each of the Named Executives was in the form of perquisites and was less than the level required for reporting.
(3)  No awards have ever been made.

         Option and Stock Appreciation Rights Grants in Last Fiscal Year

              The following table sets forth stock options granted in the fiscal year ending July 31, 1995 to each of the Named Executives. Employees of the Company and its subsidiaries are eligible for stock option grants based on individual performance. The Company did not issue any stock appreciation rights. The table also sets forth the hypothetical gains that would exist for the options at the end of their seven-year terms, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company's securities. All outstanding options are exercisable with respect to Class A Common Stock. All option exercise prices are based on the market price on the grant date.

                                                                                        Potential Realizable Value
                                                                                 at Assumed Annual Rates of Stock Price
                                                                                               Appreciation for
                                    Individual Grants(1)                                        Option Term (2)
                  -----------------------------------------------------------    --------------------------------------
                  Number of
                  Securities   % of Total
                  Underlying    Options
                  Options     Granted To        Exercise
                  Granted      Employees          Price         Expiration
Name                 (#)      in Fiscal Year      ($/Sh)            Date                    5%            10%
- ----              --------- ----------------    ----------     ------------             --------      -------

Denis McGlynn      450,000        80%             $1.33           3/30/02               243,650       567,800



(1) Options were granted on March 31, 1995 based on the estimated fair value of the underlying securities on that date (as determined by the Company's Board of Directors). Options have a seven year term with vesting that phases in 20% each year beginning on the first anniversary of the grant date. Per share data has been adjusted to reflect the share exchange effected prior to the Offering. See "Restructuring - 1996 Restructuring."

(2) These amounts, based on the assumed appreciation rates of 5% and 10% prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price. These numbers do not take into account certain provisions of options providing for termination of the option following termination of employment, nontransferability or phased-in vesting. The Company did not use an alternative formula for a grant date valuation as it is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Future compensation resulting from option grants is based solely on the performance of the Company's stock price.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year End Option/SAR Values

         The following table summarizes option exercises during the fiscal year ending July 31, 1995 by the Named Executives, and the value of the options held by such persons as of July 31, 1995. The Company has not granted and does not have any Stock Appreciation Rights outstanding. All outstanding options are exercisable with respect to Class A Common Stock.

                                                                          Number of
                                                                          Securities                            Value of
                                                                          Underlying                          Unexercised
                                                                          Unexercised                        In-the-Money
                                                                           Options at                          Options at
                        Shares Acquired             Value                  FY-End (#)                          FY-End ($)
       Name             on Exercise (#)          Realized ($)       Exercisable/Unexercisable           Exercisable/Unexercisable(1)
- ------------------      ---------------          ------------      --------------------------           ----------------------------

Denis McGlynn                -0-                     -0-                  67,500/495,000                      $56,427/$37,618

Eugene W. Weaver             -0-                     -0-                  67,500/ 45,000                       56,427/ 37,618


(1) Based on the estimated fair value of the underlying securities at July 31, 1995 (as determined by the Company's Board of Directors), less the exercise price payable for such shares. Per share data has been adjusted to reflect the share exchange effected prior to the Offering. See "Restructuring - 1996 Restructuring."

               Long-Term Incentive Plan Awards in Last Fiscal Year

         There were no Long-Term Incentive Plan Awards to the Named Executives during fiscal year ending July 31, 1995.


                                  Benefit Plans

Pension Plan

         The Company's Pension Plan is a non-contributory qualified employee defined benefit plan. All full time employees of the Company are eligible to participate in the Pension Plan. Up to September 30, 1989, retirement benefits were equal to the sum of from 1% to 1.5% of an employee's annual cash compensation for each year of service to age 65. Commencing October 1, 1989 and thereafter, retirement benefits are equal to the sum of 1.35% of earnings up to covered compensation, as that term is defined in the Plan, and 1.7% of earnings above covered compensation. Covered compensation includes regular salaries or wages, commissions, bonuses, overtime earnings and short-term disability income protection benefits.

         Retirement benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's benefits may be paid in certain alternative forms having actuarially equivalent values. Retirement benefits are fully vested after the completion of five years of credited service or, if earlier, upon reaching age 55. The maximum annual benefit under a qualified pension plan is currently $120,000 beginning at the Social Security retirement age (currently age 65).

         Annual pension benefit projections for the Named Executives assume: (a) that the participant remains in the service of the Company until age 65; (b) that the participant's earnings continue at the same rate as paid in the plan fiscal year ended September 30, 1995 during the remainder of his service until age 65; and (c) that the Plans continue without substantial modification. The estimated annual benefit at retirement for each of the following Named Executives of the Company is: Denis McGlynn, $61,342; Eugene W. Weaver, $38,027; and Robert M. Comollo, $46,866.

401(k) Retirement Plan

         Since October 1994, the Company has had a deferred compensation plan pursuant to section 401(k) of the Internal Revenue Code for all its non-union full time employees who have completed one year of service (approximately 34). Covered employees may contribute up to 9% of their compensation for each calendar year. In addition, the Company contributes up to an additional 5% of the first 3% of compensation contributed by any covered employee to the plan (an employee's maximum contribution is $9,240 factored for inflation annually). The Company's expense for its contributions under this plan totalled less than $1,000 for fiscal year ending July 31, 1995. All contributions are funded currently.

Stock Option Plans

         1996 Stock Option Plan

         On June 14, 1996, the Board of Directors and sole stockholder of the Company (which was Dover Downs, Inc. immediately prior to the 1996 Restructuring) adopted the 1996 Stock Option Plan (the "Plan" or "1996 Stock Option Plan"). The purpose of the Plan and the granting of Options thereunder to specific employees is to further the growth, development and financial success of the Company and its subsidiaries by providing additional incentives to certain of its employees, who have been or will be given responsibility for the management of its business affairs, by assisting them to become owners of shares of the Common Stock of the Company and thus to benefit directly from its growth, development and financial success.

         The aggregate number of shares of Common Stock in respect to which Options may be granted under the Plan is 750,000 subject, however, to increase or decrease in the event of certain changes in the capitalization of the Company. The Plan is administered by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee"). Under the Plan, the Committee is authorized and empowered to administer the Plan and to: (a) select the employees to whom Options are to be granted and to fix the number of shares to be granted to each; (b) determine whether the Option granted is to be considered an "incentive stock option" qualified under Section 422 of the Internal Revenue Code, or a "non-qualified stock option" (that is, any Option which is not considered an incentive stock option); (c) determine the date on which Options shall be granted and the terms and conditions of the granted Options in a manner consistent with the Plan, which terms need not always be identical; (d) interpret the Plan; (e) prescribe, amend and rescind rules relating to the Plan; and (f) determine the rights and obligations of participants under the Plan.

         The Option price of the shares under each Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of such shares on the date of granting of the Option as reported in The Wall Street Journal. The employees who will be eligible to receive grants of Options under the Plan will be those key employees of the Company, or of any subsidiaries, who have been selected by the Committee.

         The Plan shall terminate on June 13, 2006; provided, however, that the Board of Directors of the Company within its absolute discretion may terminate the Plan at any time. No such termination, other than as a consequence of a merger or consolidation shall in any way affect any Option then outstanding. The aggregate fair market value of the stock (determined as of the time the Option is granted) with respect to which stock options are exercisable for the first time by the employee during any calendar year (under all the stock option plans maintained by the Company and its subsidiary corporations) shall not exceed $100,000 in accordance with Section 422 of the Internal Revenue Code of 1986 as amended. No Option shall be granted under the Plan after ten (10) years from the date the Plan is adopted.

         1991 Stock Option Plan

         On November 27, 1991, the Board of Directors and stockholders of Dover Downs, Inc. adopted the 1991 Stock Option Plan. As a result of the 1996 Restructuring, whereby Dover Downs, Inc. became a wholly-owned subsidiary of the Company, the 1991 Stock Option Plan of Dover Downs, Inc. became the 1991 Stock Option Plan of the Company (the "1991 Stock Option Plan"). In all material respects, except as noted herein, the 1991 Stock Option Plan is structured as is the 1996 Stock Option Plan. Options granted under the 1991 Stock Option Plan are exercisable for Class A Common Stock; options granted under the 1996 Stock Option Plan are exercisable for Common Stock. Options to acquire a total of 787,500 shares of Class A Common Stock were granted under the 1991 Stock Option Plan, and of this amount, options to acquire 585,000 shares remain unexercised. The 1991 Stock Option Plan has been amended so that no additional options may be granted thereunder. Options previously granted were granted based on the estimated fair value of the shares at the time of grant.

Compensation Committee Interlocks and Insider Participation

         The following directors serve on the Company's Compensation and Stock Option Committee: John W. Rollins and Henry B. Tippie. Neither is presently an employee of the Company or participates in any of the Company's Stock Option Plans. John W. Rollins and Henry B. Tippie are members of the Executive Committee of Rollins Truck Leasing Corp., Rollins Environmental Services, Inc. and Matlack Systems, Inc. The Executive Committees of each of these three companies perform the functions of a compensation committee. Henry B. Tippie serves on the Compensation Committees of Rollins, Inc. and RPC, Inc.

Limitations of Directors' Liabilities

         The Company is incorporated under the General Corporation Law of the State of Delaware ("Delaware Law"). Delaware Law permits a corporation to indemnify its directors and officers against expenses, judgments, settlement payments and other costs incurred in connection with litigation or similar proceedings, subject to certain limitations. The Bylaws of the Company provide for indemnification of directors to the fullest extent legally permissible under Delaware Law. Delaware Law also authorizes a Delaware corporation to include in its certificate of incorporation (and the Company's Certificate of Incorporation contains) a provision that eliminates or limits the ability of the corporation and its stockholders to recover monetary damages from a director for breach of fiduciary duty as a director; but Delaware Law does not permit such a provision to eliminate or limit the liability of a director for (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase which is illegal under certain provisions of Delaware Law, or (iv) any transaction from which the director derived an improper personal benefit. The Company believes that these provisions of its Certificate of Incorporation and Bylaws are necessary to attract and retain qualified persons to serve as directors.

                                  RESTRUCTURING


         The share numbers and per share prices disclosed in this section under the headings "1992 Tender Offer" and "1993 Statutory Merger" have been adjusted to reflect the share exchange disclosed under the heading "1996 Restructuring."

1996 Restructuring

         The Company has three subsidiaries: Dover Downs, Inc. (gaming operations); Dover Downs International Speedway, Inc. (motorsports operations); and Dover Downs Properties, Inc. (real estate holdings). Dover Downs, Inc. was incorporated in 1967 and began the motorsports and harness horse racing operations of the Company in 1969. The Company and Dover Downs International Speedway, Inc. were formed in 1994 but were not operational. Dover Downs Properties, Inc. was formed by the Company in June 1996 for the initial purpose of holding some or all of the real estate of the Company. In 1996, prior to the Offering, the Company effected a tax-free restructuring pursuant to which all former stockholders of Dover Downs, Inc. exchanged each share of common stock held in Dover Downs, Inc. for 4,500 shares of Class A Common Stock of the Company. As a result of this share exchange, Dover Downs, Inc. became a wholly-owned subsidiary of the Company and the former stockholders of Dover Downs, Inc. acquired an equal percentage of the equity in the Company. To complete the restructuring, the Company acquired by dividend from Dover Downs, Inc. all of the outstanding capital stock of Dover Downs International Speedway, Inc., and the motorsports operations of Dover Downs, Inc. were transferred to Dover Downs International Speedway, Inc.

1992 Tender Offer

         On July 31, 1992, Dover Downs, Inc. commenced an offer to purchase, for cash, at a price of $1.11 per share, all shares of Dover Downs held by stockholders owning less than 45,000 shares of stock (the "Tender Offer"). In connection with the Tender Offer, the Board of Directors concluded that the fair value of the Company's common stock, as of July 31, 1992, was $.67 per share and that the offer price of $1.11 per share constituted a significant premium over this fair value. Prior to the Tender Offer, 13,982,081 shares of Dover Downs, Inc. common stock were issued and outstanding and were owned by 113 record holders. Seven stockholders owned 13,709,831 shares, or approximately 99% of the outstanding common stock. John W. Rollins, the majority stockholder, owned 7,463,394 shares or approximately 54% of the common stock outstanding.

         In response to the Tender Offer, Dover Downs, Inc. redeemed approximately two-thirds of the common stock then owned by persons other than the seven majority stockholders. Thereafter, the seven majority stockholders determined to proceed with a statutory merger in order to effect the redemption of the remaining shares of common stock owned by persons holding less than 45,000 shares.

1993 Statutory Merger

         Effective June 17, 1993, Dover Downs, Inc. merged (the "Merger") with Dover Downs Enterprises, Inc., a Delaware corporation ("Enterprises"). Enterprises was formed on June 14, 1993 for the sole purpose of effectuating the Merger. Dover Downs was the surviving corporation to the Merger. As a result of the Merger, Dover Downs became solely owned by seven stockholders of Dover Downs, who, prior to the Merger, owned over 99% of the issued and outstanding common stock of Dover Downs, as well as 100% of the issued and outstanding common stock of Enterprises. As a result of the Merger, all holders of Dover Downs common stock who did not also hold shares in the common stock of Enterprises, being those holders of Dover Downs common stock owning less than 45,000 shares of such stock, were entitled to receive $1.11 per share in cash without payment of interest. Pursuant to

Section 262 of the Delaware General Corporation Law, new stockholders had the option of accepting the $1.11 per share in cash or seeking statutory appraisal rights of the fair value of their shares. No stockholder exercised its statutory appraisal rights.


                              CERTAIN TRANSACTIONS

         In June 1996, the Company acquired for cash several tracts of undeveloped land comprising a total of 206 acres for $6,200,000 from Jefferic Enterprises, Inc. The purchase price was determined on the basis of an independent appraisal performed in 1996. The land was acquired for parking and expansion purposes. Substantially all of the land is adjacent to the Dover Downs' facility. It was owned by Jefferic Enterprises, Inc. for over twenty years prior to the purchase by the Company. Jefferic Enterprises, Inc. is wholly-owned by John W. Rollins. Eugene W. Weaver is Financial Vice President and a Director of Jefferic Enterprises, Inc.

         The Company provided certain management services to Brandywine Sports, Inc., involving total payments of approximately $228,000, $189,000 and $100,000 in fiscal years ended July 31, 1994 and 1995, and the eleven months ended June 30, 1996, respectively. John W. Rollins is a majority stockholder of Brandywine Sports, Inc. Eugene W. Weaver is Financial Vice President and a Director of Brandywine Sports, Inc. The management services have been discontinued.

         The Company previously had a note payable to John W. Rollins, its majority stockholder. The note was secured by a first mortgage on the Company's facilities. The note has been paid off with all accrued interest. The largest aggregate amount of indebtedness outstanding under the note was $5,498,000, $2,498,000 and $2,000,000 for fiscal years ended July 31, 1993, 1994 and 1995, respectively. Interest paid during each of these fiscal years was $2,116,000, $375,111 and $1,073,829, respectively. The note bore interest at the rate of 2% above the prime rate, with interest at the greater of 10% or the prime rate plus 2% payable at least quarterly.

         The Company purchased certain paving, site work and construction services from Melvin Joseph Construction Co. involving total payments of $242,393, $379,000 and $565,000 in fiscal years ended July 31, 1994 and 1995, and the eleven months ended June 30, 1996, respectively. Melvin Joseph Construction Co. is wholly-owned by Melvin L. Joseph.

         In management's opinion, the Company's transactions with related parties as described in this section were in the Company's best interests and were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 30, 1996 and as adjusted to reflect the sale of 2,500,000 shares of Common Stock offered hereby, and the beneficial ownership of the Class A Common Stock, by (i) each Selling Stockholder, (ii) each person who is known to the Company to own, of record or beneficially, more than 5% of the Common Stock or Class A Common Stock, (iii) each of the Company's directors, (iv) each person named in the Summary Compensation Table under "Management - Executive Compensation" and (v) all of the Company's directors and executive officers as a group:


                                Shares Owned                      Shares Owned
                              Before Offering      Shares         After Offering
                              ---------------      Being          --------------
Name                       Owned (1)   Percent   Offered(1)    Owned (1)   Percent
- -----                    ----------- ----------- ----------  ------------  -------
Patrick J. Bagley
   Common Stock                --        --          --          --        --
   Class A Common Stock        --        --          --          --        --

Robert M. Comollo
   Common Stock                --        --          --          --        --
   Class A Common Stock        --        --          --          --        --

Thomas Hatzis
   Common Stock                --        --         1,500        --        --
   Class A Common Stock      13,500      0.1         --        12,000      0.1

Melvin L. Joseph
   Common Stock                --        --        25,712        --        --
   Class A Common Stock     368,212      2.6         --       342,500      2.7

Michael B. Kinnard
   Common Stock                --        --          --          --        --
   Class A Common Stock        --        --          --          --        --

Denis McGlynn
   Common Stock                --        --        18,000        --        --
   Class A Common Stock     202,500      1.4         --       184,500      1.5

Gary W. Rollins
   Common Stock                --        --       104,282        --        --
   Class A Common Stock   1,125,000      8.0         --     1,020,718      8.1

Jeffrey W. Rollins
   Common Stock                --        --        51,250        --        --
   Class A Common Stock     731,250      5.2         --       680,000      5.4

John W. Rollins
   Common Stock                --        --       950,000        --        --
   Class A Common Stock   7,197,894     51.2         --     6,247,894     49.7


                                       52




John W. Rollins, Jr
   Common Stock                --         --       25,500         --        --
   Class A Common Stock     265,500      1.9         --        240,000      1.9

R. Randall Rollins
   Common Stock                --         --      104,282         --        --
   Class A Common Stock   1,125,000      8.0         --      1,020,718      8.1

Henry B. Tippie
   Common Stock                --        --       100,000         --        --
   Class A Common Stock   1,800,000     12.8         --      1,700,000     13.5

Eugene W. Weaver
   Common Stock                --        --       119,474         --        --
   Class A Common Stock   1,231,974      8.8         --      1,112,500      8.9

All directors and executive
officers as a group
(11 persons)
   Common Stock                --       --     1,394,218         --        --
   Class A Common Stock  12,922,330    91.9         --     11,528,112     91.8

- ---------
(1) Selling Stockholders will convert Class A Common Stock into Common Stock prior to selling the Common Stock in the Offering. Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. The Class A Common Stock is convertible, at any time, on a share-for-share basis into Common Stock at the option of the holders thereof. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a stockholder is deemed to have beneficial ownership of the shares of Common Stock which such stockholder may acquire upon conversion of the Class A Common Stock. In order to avoid overstatement, the amount of Common Stock beneficially owned does not take into account such shares of Common Stock which may be acquired upon conversion (an amount which is equal to the number of shares of Class A Common Stock held by a stockholder). The above numbers exclude up to 375,000 shares of Common Stock which may be sold by the Company and certain Selling Stockholders upon exercise of the over-allotment option granted to the Underwriters. See "Underwriting." The above numbers include the following shares of Class A Common Stock subject to options granted under the Company's 1991 Stock Option Plan which the listed beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(i) of the Securities Exchange Act of 1934: Eugene W. Weaver, 112,500 shares; and Denis McGlynn, 22,500 shares. The business address for John W. Rollins, Jeffrey W. Rollins, and Eugene W. Weaver is 2200 Concord Pike, Wilmington, Delaware 19803, for Henry B. Tippie is P.O. Box 26557, Austin, Texas 78755, and for R. Randall Rollins and Gary W. Rollins is P.O. Box 647, Atlanta, Georgia 30301.


                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 35,000,000 shares of Common Stock, par value $.10 per share, 30,000,000 shares of Class A Common Stock, par value $.10 per share, and 1,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock"). Upon consummation of the Offering, there will be 2,500,000 shares of Common Stock, 12,425,830 shares of Class A Common Stock, and no shares of Preferred Stock issued and outstanding. There are presently 10 holders of Class A Common Stock. All of the issued and outstanding shares of Common Stock and Class A Common

Stock will be fully paid and nonassessable.

     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

Common Stock and Class A Common Stock

     Voting. Each holder of Common Stock will be entitled to one vote for each share of Common Stock held and each holder of Class A Common Stock will be entitled to ten votes for each share of Class A Common Stock held, except to the extent that voting by class is required by law. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. Under the General Corporation Law of the State of Delaware, holders of Common Stock and Class A Common Stock will be entitled to vote as a class with respect to certain matters, including mergers and amendments to the Certificate of Incorporation of the Company which would have certain specified effects on the Common Stock and Class A Common Stock, respectively. There is no cumulative voting with respect to the election of directors (or any other matter). Because the Company's Board of Directors is classified, the holders of a majority of the shares at a meeting at which a quorum is present can elect all of the directors of the class then to be elected if they choose to do so, and, in such event, the holders of the remaining shares would not be able to elect any directors of that class.

         Dividends. Holders of Common Stock and Class A Common Stock will be entitled to receive ratably all such dividends, payable in cash or otherwise, as may be declared by the Board of Directors out of assets or funds legally available; provided that the Board of Directors may, in its discretion, pay to the holders of Common Stock a cash dividend greater than the dividend, if any, paid to the holders of Class A Common Stock; and provided further that in the event of a stock dividend or stock split, only shares of Common Stock may be distributed with respect to Common Stock and only shares of Class A Common Stock may be distributed with respect to Class A Common Stock. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. See "Dividend Policy."

         Liquidation Rights. Owners of Common Stock and Class A Common Stock will be equal and have the same rights with respect to distributions in connection with a partial or complete liquidation of the Company.

         Mergers and Consolidations. Each holder of Common Stock and Class A Common Stock will be entitled to receive the same per share consideration in a merger or consolidation of the Company (whether or not the Company is the surviving corporation).

         Preemptive Rights. Neither the Common Stock nor the Class A Common Stock will carry any preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of the Company or any other securities convertible into shares of any class of stock of the Company.

         Convertibility. Shares of Class A Common Stock are convertible at any time into shares of

Common Stock on a share for share basis at the option of the holders thereof.

         Certain Class A Common Stock Transfer Restrictions. The Company's Bylaws restrict the sale, transfer or disposition of Class A Common Stock except to existing Class A Common Stock stockholders and members of their families. This restriction may be amended only by stockholders owning 75% or more of the outstanding shares of Class A Common Stock. All Class A Common Stock stockholders retain the ability to convert Class A Common Stock to Common Stock. Common Stock is not subject to this transfer restriction.

         Exchange Listing. Shares of Common Stock have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Class A Common Stock has not been registered with the Securities and Exchange Commission or listed on any national securities exchange. The Company has no present intention to register or list the Class A Common Stock.

         State Statutes. Due to the dual class voting structure, some state securities statutes contain provisions which may restrict offerings of equity securities by the Company or the secondary trading of its equity securities in such states. Because of the availability of applicable exemptions from such restrictions and because such restrictions would only apply to offers or sales made in a limited number of states, the Company does not believe that such provisions will materially adversely affect the aggregate amount of equity securities which the Company will be able to offer, the price obtainable for its equity securities in such offerings, or the secondary trading market for its equity securities.

         Investments by Institutions. The holding of limited voting equity securities such as the Common Stock may not be permitted or may be discouraged by the investment policies of certain institutional investors, but the Company does not believe that such restrictions will materially adversely effect the aggregate amount of equity securities which the Company will be able to offer, the price obtainable for its equity securities in such offerings or the secondary trading market for its equity securities.

Preferred Stock

         No shares of Preferred Stock are outstanding. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences. rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company.

         The issuance of any series of Preferred Stock and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.

Possible Limitations on Transferability of Shares


         Dover Downs is a Licensed Agent authorized to conduct licensed video lottery operations under the Delaware State Lottery Code. Under Delaware law, a change of ownership of a Licensed Agent will automatically terminate its license 90 days after the change of ownership occurs, unless the Director of the Delaware State Lottery Office determines after application to issue a new license to the new owners. Change of ownership may occur if any new individual or entity acquires, directly or indirectly, 10% or more of the Licensed Agent, or if more than 20% of the legal or beneficial interest in the Licensed Agent is transferred, whether by direct or indirect means. The Commission may require extensive background investigations of any new owner acquiring a 10% or greater interest in a Licensed Agent, including criminal background checks. These investigations and checks could severely limit transferability of the Company's Common Stock and could have an adverse effect on the market for the Company's securities.

         Pursuant to the Company's Bylaws, (a) any holders of Common Stock found to be disqualified or unsuitable or not possessing the qualifications required by the appropriate gaming authority could be required to dispose of such stock, and (b) any holder of Common Stock intending to acquire 10% or more of the outstanding common stock of the Corporation must first obtain prior written approval from the Delaware State Lottery Office. All certificates issued for shares of Common Stock of the Company are legended and reflect these requirements with the following legend:

                  "Any and all shares of Common Stock of the Corporation are held subject to the condition that if (a) any regulatory authority should request, determine or otherwise advise that the holder or owner is disqualified, or unsuitable, must qualify for or obtain a license, or must submit an application and satisfy a review process, including background checks, in order for the Corporation or any subsidiary to obtain or retain a license or a relicense, or otherwise avoid significant penalties or business disadvantage, and (b) such holder or owner shall fail to submit to qualification within fifteen (15) days following such request, determination or advice, or fail to be found qualified or suitable, then (c) such holder or owner, at the request of the Corporation or the appropriate regulatory authority, shall promptly dispose of such holder's or owner's interest in the Corporation's Common Stock and shall be subject to any order of such regulatory body limiting such holder's or owner's rights pending such disposition. Without limiting the foregoing, any holder or owner that intends to acquire, directly or indirectly, ten percent (10%) or more of the outstanding common stock of the Corporation (regardless of class or series) shall first notify the Corporation and obtain prior written approval from the Delaware State Lottery Office. Since money damages are inadequate to protect the Corporation, it shall be entitled to injunctive relief to enforce the foregoing provision."

Stock Purchase Rights

         Common Stock

         On June 14, 1996, the Board of Directors of the Company authorized and declared the issuance of one Common Stock Purchase Right for each share of Common Stock of the Company issued thereafter, subject to certain limitations. Each Right entitles the registered holder to purchase from the

Company one share of Common Stock at a Purchase Price of $250 per share. The description and terms of the Rights are set forth in a Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C., the Company's transfer agent, as Rights Agent.

         As discussed below, initially the Rights will not be exercisable, certificates will not be sent to stockholders and the Rights will automatically trade with the Common Stock.

         Until the close of business on the Distribution Date, which will occur on the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock of the Company (the "Stock Acquisition Date") or (ii) a date fixed by the Board of Directors of the Company which is not later than the nineteenth business day after the commencement of a tender offer or exchange offer which would result in the ownership of 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock, the Rights will be represented by and transferred with, and only with, the Common Stock. Certificates issued for Common Stock after June 14, 1996 will contain a legend incorporating the Rights Agreement by reference, and the surrender for transfer of any of the Company's Common Stock certificates will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate Right Certificates will be mailed to holders of record of the Company's Common Stock as of the close of business on the Distribution Date, and thereafter the separate certificates alone will evidence the Rights.

         The Rights are not exercisable until an event occurs which gives rise to a Distribution Date. The Rights will expire at the close of business on June 13, 2006, unless earlier redeemed by the Company as described below. Common Stock issued after the Distribution Date will be issued with Rights, if such Common Stock certificates are issued pursuant to the exercise of stock options or under an employee benefit plan.

         The Purchase Price payable, and the number of shares of Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Common Stock, (ii) upon the grant to holders of the Common Stock of certain rights or warrants to subscribe for Common Stock or convertible securities at less than the current market price thereof at the time of grant or (iii) upon the distribution to holders of the Common Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

         Unless the Rights are earlier redeemed, in the event that, after the Stock Acquisition Date, the Company were to be acquired in a merger or other business combination (in which any shares of the Company's Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will from and after such date have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Purchase Price.

         In the event (i) any Person becomes the beneficial owner of 10% or more of the then outstanding combined equity of Common Stock and Class A Common Stock, other than pursuant to an all-cash tender offer on the same terms for all outstanding shares of Common Stock and Class A Common Stock pursuant to which no purchases of Common Stock or Class A Common Stock are made for at least 60 days from the date of commencement thereof and which is accepted by holders of not less than the number of shares of Common Stock and Class A Common Stock that, when aggregated with the number of shares of Common Stock and Class A Common Stock owned by the person making the offer (and its affiliates or associates), equals or exceeds 75% of the outstanding Common Stock and Class A Common Stock, (a "Permitted Tender Offer"), or (ii) any Acquiring Person or any of its affiliates or associates engages in one or more "self-dealing" transactions as described in the Rights Agreement, then each holder of a Right, other than the Acquiring Person, will have the right to receive, upon payment of the Purchase Price, a number of shares of Common Stock having a market value equal to twice the Purchase Price. This same right will be available to each holder of record of a Right, other than the Acquiring Person, if, while there is an Acquiring Person, there occurs any reclassification of securities, any recapitalization of the Company, or any merger or consolidation or other transaction involving the Company or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate ownership interest in the Company or any of its subsidiaries which is owned or controlled by the Acquiring Person. To the extent that insufficient shares of Common Stock are available for the exercise in full of the Rights, holders of Rights will receive upon exercise, shares of Common Stock to the extent available and then cash, property or other securities of the Company (which may be accompanied by a reduction in the Purchase Price), in proportions determined by the Company, so that the aggregate value received is equal to twice the Purchase Price. Rights are not exercisable following the occurrence of the events described in this paragraph until the expiration of the period during which the Rights may be redeemed as described below. Notwithstanding the foregoing, following the occurrence of the events described in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person will be null and void.

         Any Person that is the beneficial owner of 10% or more of the outstanding combined equity of Common Stock and Class A Common Stock prior to the adoption of the Rights Plan will not be deemed an Acquiring Person. John W. Rollins and Henry B. Tippie are, therefore, excluded from the definition of Acquiring Person.

         No fractional shares of Common Stock or other Company securities will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of Common Stock or other Company securities.

         At any time until ten days following the Stock Acquisition Date (subject to extension by the Board of Directors), the Board of Directors may cause the Company to redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment. Immediately upon the action of the Board of Directors authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the holders of Rights will only be entitled to receive the Redemption Price without any interest thereon.

         For as long as the Rights are then redeemable, the Company may, except with respect to the redemption price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not then redeemable, the Company may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

         Until a Right is exercised, the holder, as such, will have no rights as a stockholder of the

Company, including, without limitation, the right to vote or to receive dividends.

         A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Rights Agreement is available free of charge upon written request to the Company. This description of the Rights is qualified in its entirety by reference to the Rights Agreement, which is incorporated in this description by reference.

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group who attempts to acquire the Company on terms not approved by the Board of Directors of the Company. The Rights were not declared in response to any specific effort to acquire control of the Company, and the Board of Directors of the Company is not aware of any such effort. The Rights should not interfere with any merger or other business combination approved by the Board since they may be redeemed by the Company at $.01 per Right at any time until the close of business on the tenth day after a person or group has obtained beneficial ownership of 10% or more of the outstanding shares of Common Stock and Class A Common Stock of the Company.

         Class A Common Stock

         A separate Rights Agreement applies to all shares of Class A Common Stock and has substantially the same terms as the Rights Agreement with respect to Common Stock, except that the Class A Common Stock Purchase Right is for the purchase of one share of Class A Common Stock at the same $250 per share Purchase Price and exercisable on the same triggering events. In both Rights Agreements, the triggering events are based on calculations involving the combined equity of Common Stock and Class A Common Stock.


Delaware Law and Certain Charter and Bylaw Provisions

         Certain provisions of the General Corporation Law of the State of Delaware and of the Company's Certificate of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest, removal of incumbent directors or management, takeover attempt or other transactions involving control of the Company that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders. The adoption of the Rights Plan also has certain anti-takeover effects. See "Description of Capital Stock - Stock Purchase Rights."

         The anti-takeover measures described below were proposed by the Board of Directors and approved by the sole stockholder of the Company in 1996. Dover Downs, Inc. was the sole stockholder of the Company immediately prior to the 1996 Restructuring. At that time, the Board expressed its confidence in the continued leadership of John W. Rollins and existing management, viewing that leadership as an important factor in the Company's growth and success. The Charter and Bylaws are an effective means of assuring John W. Rollins and existing management, the opportunity to maintain majority voting control of the Company. They are also an effective means of assuring companies with which Dover Downs has had long-term relationships, such as sponsors, and various regulatory authorities that deal with the Company on a day-to-day basis, that continuity of leadership and management is more secure than it might be without such measures.

         The dual class structure and super majority voting of Class A Common Stock should facilitate continued ownership of a substantial portion of the voting securities of Dover Downs by John W. Rollins and existing management, even if one or more of the members of management should find it necessary to sell a significant block of stock for diversification, for tax obligations or for other reasons. This should enable the Company to continue to be managed based on long-term objectives, something which the Company's Board of Directors considers to be a significant benefit to the Company and its stockholders.

         Delaware Anti-takeover Law. The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203: or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. Under Section 203, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder," and the term "interested stockholder" refers to a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

         Classified Board of Directors. The Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. The over-all effect of the provision in the Certificate of Incorporation with respect to a classified Board of Directors may be to render more difficult a change in control of the Company or the removal of incumbent management.

         Removal of Directors; Filling Vacancies. The Bylaws and Certificate of Incorporation provide that directors may be removed by stockholders of the Company only for cause. The Bylaws provide that vacant directorships may be filled by the Board of Directors acting by vote of a majority of the directors then in office.

         Special Meetings of Stockholders. The Certificate of Incorporation and Bylaws provide that special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board of Directors, (ii) the Vice Chairman of the Board of Directors, (iii) the Chairman of the Executive Committee, or (iv) the President. Special meetings may not be called by the stockholders.

         Stockholder Action by Written Consent. The Company's Bylaws provide that action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, and stockholders shall have the power to consent in writing, without a meeting, to the taking of any action, except where prohibited by law or the rules and regulations of the New York Stock Exchange.

         Certain Business Combinations. The Company's Certificate of Incorporation provides that the affirmative vote of holders of a least 75% of the outstanding shares of capital stock of the Company entitled to vote in the election of directors is required to approve certain business combinations involving the Company and any person owning more than 20% of the Company's outstanding voting stock (an "Interested Stockholder"), including any merger, consolidation or similar business combination, any issuance or transfer of securities by the Company or its subsidiary to any Interested Stockholder or its affiliate in exchange for cash, securities or other property having an aggregate fair market value of $5,000,000 or more, the transfer or other disposition of assets by the Company or its subsidiary to an Interested Stockholder or its affiliate having an aggregate fair market value of $5,000,000 or more, the adoption of any plan or proposal for liquidation or dissolution of the Company, and any reclassification or recapitalization which would increase the proportionate shareholdings of any class of stock owned by an Interested Stockholder or an affiliate of such Interested Stockholder.

         Amendment to Certain Provisions of the Certificate of Incorporation and Bylaws. Subject to the General Corporation Law of the State of Delaware, the Certificate of Incorporation may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, together with the affirmative vote of a majority of the outstanding shares of each class or series entitled to vote thereon as a class or series in accordance with the Delaware law and the Certificate of Incorporation. Notwithstanding the foregoing, the amendment, modification or repeal of certain provisions of the Certificate of Incorporation regarding (i) the Capital Stock of the Company, (ii) the classification of the Board of Directors, (iii) certain business combinations and (iv) amendments to the Certificate of Incorporation and the Bylaws requires the affirmative vote of the holders of at least 75% of the outstanding shares of capital stock of the Company then entitled to vote in the election of directors.

         The stockholders may make, alter or repeal any bylaws whether or not adopted by them, provided, that any such additional bylaws, alterations or repeal may be adopted only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the Company entitled to vote in the election of directors, unless such additional bylaws, alterations or repeal have been recommended to the stockholders for adoption by a majority of the Board of Directors, in which event such additional bylaws, alterations or repeal may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote in the election of directors.

Transfer Agent

         The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C. Its address for such purposes is 450 West 33rd Street, 15th Floor, New York, New York 10001-2697 and its telephone number at that address is 212-946-8494.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the Offering made by this Prospectus, the Company will have outstanding 2,500,000 shares of Common Stock and 12,425,830 shares of Class A Common Stock. Class A Common Stock is convertible into Common Stock at any time on a share for share basis at the option of the holders thereof. The 2,500,000 shares of Common Stock sold in the Offering will be freely transferable and may be resold without further registration under the Securities Act. The holders of 12,425,830 shares of Class A Common Stock will be entitled to resell such shares only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144. The foregoing numbers exclude up to 375,000 shares of Common Stock that may be sold by the

Company or certain Selling Stockholders upon exercise of the over-allotment option granted to the Underwriters and 585,000 shares of Class A Common Stock reserved for issuance upon exercise of options granted pursuant to the Company's 1991 Stock Option Plan. See "Underwriting" and "Management - Stock Option Plans."

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least two years may, under certain circumstances, resell within any three-month period such number of shares as does not exceed the greater of one percent of the then-outstanding shares or the average weekly trading volume during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a three-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these two and three year holding period requirements.

         Upon completion of the Offering, 12,001,330 shares of Class A Common Stock outstanding on the date of this Prospectus will have been held for at least two years. If these shares of Class A Common Stock are converted into Common Stock, the Common Stock may be resold pursuant to Rule 144 upon completion of the Offering.

         The availability of shares for sale or actual sales under Rule 144 may have an adverse effect on the market price of the Common Stock. Sales under Rule 144 also could impair the Company's ability to market additional equity securities. The Company has agreed, however, not to issue, and all officers and directors of the Company and the Selling Stockholders have agreed not to, directly or indirectly, sell, or otherwise dispose of, any shares of Common Stock, Class A Common Stock or other equity securities convertible or exchangeable into, or exercisable for such capital stock, of the Company for 180 days after the date of this Prospectus without the prior written consent of the representative of the Underwriters. The foregoing does not prohibit the Company's issuing shares pursuant to the exercise of the Underwriters' over-allotment option or under the 1991 or 1996 Stock Option Plans.

         The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following the expiration of the lock-up agreements described above. No assurance can be given concerning whether or when the proposal will be adopted by the Commission.


                                  UNDERWRITING

         Subject to the terms and conditions set forth in the purchase agreement (the "Purchase Agreement"), among the Company, the Selling Stockholders and each of the Underwriters named below, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the "Representative"), and each of the Underwriters have severally agreed to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Common Stock offered hereby, if any are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

                                                                  Number of
         Underwriter                                               Shares
         -----------                                               ------

         Merrill Lynch, Pierce, Fenner & Smith
                        Incorporated ..........................






                 Total  ....................................... 2,500,000
                                                                =========

         The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not in excess of $   per share of Common Stock. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $   per share of Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

         The Company and certain Selling Stockholders have granted to the Underwriters an option exercisable during the 30 day period after the date of this Prospectus to purchase up to an additional 75,000 and 300,000 shares of Common Stock, respectively, to cover over-allotments, if any, at the initial public offering price set forth on the cover page hereof, less the underwriting discount. If the Underwriters exercise this option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the foregoing table is of the 2,500,000 shares of Common Stock initially offered hereby.

         The Company, its officers, directors and the Selling Stockholders have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the Common Stock, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, for a period of 180 days after the date of this Prospectus. The foregoing does not prohibit the Company's issuing shares pursuant to the exercise of the Underwriters' over-allotment option or pursuant to the exercise of options currently outstanding under the 1991 or 1996 Stock Option Plans.

         The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

         The Representative has advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

         The Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "DVD."

         Prior to the Offering, there has been no market for the Common Stock of the Company. The initial public offering price was determined through negotiation between the Company and the Representative. Among the factors considered in determining the initial public offering price were the Company's record of operations, the Company's current financial condition, its future prospects, the state of the markets for its services, the experience of its management, the economics of the industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.


                                  LEGAL MATTERS

         Legal matters in connection with the authorization and issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Duane, Morris & Heckscher, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.


                                     EXPERTS

         The financial statements for the three years ended July 31, 1995 have been audited by Siegfried Schieffer & Seitz, independent certified public accountants. These financial statements and auditors' report appearing herein and elsewhere in the Registration Statement, have been so included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each such instance, reference is hereby made to the copy of the contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by this reference thereto. The Registration Statement, together with its exhibits and schedules, may be inspected at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. In addition, such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

                            Glossary of Certain Terms

     Unless the context otherwise requires, references herein to "Dover Downs" or to the "Company" means Dover Downs Entertainment, Inc. and its subsidiaries considered as one enterprise. "Dover Downs" and "Monster Mile" are registered trademarks and service marks of the Company. "NASCAR," "Grand National," and "Winston Cup" are registered trademarks and service marks of the National Association for Stock Car Auto Racing, Inc. ("NASCAR").
"Caesars" is a registered trademark of Caesars World, Inc. "TNN" is a registered trademark of Opryland USA, Inc. "Pepsi" is a registered trademark of Pepsi-Cola Company. "Miller" and "Miller Genuine Draft" are registered trademarks of Miller Brewing Company. "MBNA" is a registered trademark of MBNA America Bank, N.A. "Goodwrench" and "AC Delco" are registered trademarks of General Motors Corporation.

"Busch Series" refers to NASCAR's Busch Series, Grand National Division racing circuit.

"Caesars" refers to Caesars World Gaming Development Corporation, a wholly-owned subsidiary of Caesars World, Inc., the casino gaming arm of ITT Corporation. Caesars manages and operates the Company's video lottery
         (slot) machine operations.

"Cloverleaf" refers to Cloverleaf Standardbred Owner's Association, Inc., an organization representing horsemen participating at harness race meetings at Dover Downs and elsewhere in the United States and Canada.

"Delaware State Harness Racing Commission" refers to the commission that supervises and regulates harness racing and pari-mutuel wagering in the State of Delaware.

"Delaware State Lottery Office" refers to the Delaware state agency that operates and administers the operation of video lottery (slot) machines.

"Handle" refers to the total amount bet or wagered on a harness race.

"Harness Horse Racing" refers to the racing of horses in which the horses participating are harnessed to a sulky, carriage or similar vehicle and are not mounted by a jockey. Harness horse racing is sometimes referred to as standardbred horse racing.

"Horse Racing Redevelopment Act" refers to 1994 legislation amending the Delaware State Lottery Code to permit video lottery (slot) machines at the three operating harness and thoroughbred race tracks in the State of Delaware.

"Horsemen" refers to owners, trainers and drivers of harness horses.

"NASCAR" refers to the National Association for Stock Car Auto Racing, Inc.
         NASCAR sanctions the Winston Cup and Busch Series races.

"Paddock" refers to an enclosure in which horses scheduled to compete in a race program are confined prior to racing.

"Pari-Mutuel Wagering" refers to pooled betting or wagering on harness horse racing by means of a totalizator. Through pooled betting, the wagering public, not the track, determines the odds and the payoff.

"Purse" refers to the amount for any particular race date or race event distributed to the driving team owner for auto racing or to the horsemen for harness horse racing (or to Cloverleaf for the benefit of the horsemen).

"Simulcasting" refers to the transmission of live horse racing by television, cable or satellite signal from one race track to another with pari-mutuel wagering being conducted at the sending and receiving track and a portion of the handle being shared by the sending and receiving tracks.

"Superspeedway" refers to a motorsports racing track one mile or greater in length.

"Totalizator" refers to an on-site or remote computer system that automatically registers and totals the amounts wagered at a race and displays the win, pool odds, pay off and similar items. For simulcast races, the system registers and totals the amounts wagered at all simulcast locations.

"Video Lottery (Slot) Machine" refers to a machine that uses spinning reels or video displays or both, in which bills, coins or tokens are deposited in order to play a game of chance in which the results are randomly and immediately determined by the machine.

"Winston Cup" refers to NASCAR's premier stock car racing circuit.

                   Index to Consolidated Financial Statements



Consolidated Financial Statements:
     Independent Auditors' Report.............................................................................F-2
     Consolidated Statement of Earnings for the years ended July 31, 1993, 1994 and 1995......................F-3
     Consolidated Balance Sheet as of July 31, 1994 and 1995..................................................F-4
     Consolidated Statement of Cash Flows for the years ended July 31, 1993, 1994 and 1995....................F-5
     Notes to Consolidated Financial Statements...............................................................F-6

Interim Consolidated Financial Statements (unaudited):
     Consolidated Statement of Earnings for the eleven months ended June 30, 1995 and 1996...................F-11
     Consolidated Balance Sheet as of June 30, 1996..........................................................F-12
     Consolidated Statement of Cash Flows for the eleven months ended June 30, 1995 and 1996.......................................................................F-13
     Notes to Interim Consolidated Financial Statements......................................................F-14


                          Independent Auditors' Report


Board of Directors and Stockholders of
Dover Downs Entertainment, Inc.

We have audited the accompanying consolidated balance sheet of Dover Downs Entertainment, Inc. and its subsidiaries as of July 31, 1994 and 1995, and the related consolidated statements of earnings and of cash flows for each of the three years in the period ended July 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of Dover Downs Entertainment, Inc. and its subsidiaries as of July 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1995, in conformity with generally accepted accounting principles.



Siegfried Schieffer & Seitz

Wilmington, DE


July 10, 1996

                         DOVER DOWNS ENTERTAINMENT, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                    YEARS ENDED JULY 31, 1993, 1994, AND 1995
                (Dollars in thousands, except per share amounts)


                                                 1993             1994             1995
                                             -----------      -----------      -----------

Revenues:
    Motorsports                              $    11,941      $    13,524      $    16,099
    Gaming                                         1,936            1,024            1,309
                                             -----------      -----------      -----------
                                                  13,877           14,548           17,408
                                             -----------      -----------      -----------
Expenses:
    Operating                                      6,706            6,107            7,445
    Depreciation                                     721              775            1,088
    General and administrative                     1,603            1,468            1,643
                                             -----------      -----------      -----------
                                                   9,030            8,350           10,176
                                             -----------      -----------      -----------
Operating earnings                                 4,847            6,198            7,232
Interest expense                                     175              185              142
                                             -----------      -----------      -----------
Earnings before income taxes                       4,672            6,013            7,090

Provision for income taxes                         1,834            2,314            2,847
                                             -----------      -----------      -----------

Net earnings                                 $     2,838      $     3,699      $     4,243
                                             ===========      ===========      ===========

Earnings per common share                    $       .20      $       .27      $       .29
                                             ===========      ===========      ===========

Weighted average common shares and
    common share equivalents
    outstanding (000s)                            13,935           13,935           14,511





             The Notes to the Consolidated Financial Statements are
                     an integral part of these statements.

                         DOVER DOWNS ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEET
                             JULY 31, 1994 AND 1995
                             (Dollars in thousands)

                                                            1994                1995
                                                         -----------         -----------
ASSETS

Current assets:
    Cash                                                $       185         $        98
    Short-term investments                                    5,126               3,300
    Accounts receivable                                       1,416               1,066
    Inventory                                                   109                 115
    Prepaid expenses                                            408                 363
                                                        -----------         -----------
       Total current assets                                   7,244               4,942
                                                        -----------         -----------

Property, plant and equipment, at cost
    Racing facility                                          21,461              25,757
    Land                                                      1,848               1,878
    Machinery and equipment                                   1,166               1,897
    Furniture and fixtures                                      153                 171
    Construction in progress                                   -                  1,790
                                                        -----------         -----------
                                                             24,628              31,493
       Less accumulated depreciation                        (11,628)            (12,393)
                                                        -----------         -----------
                                                             13,000              19,100
                                                        -----------         -----------

                                                        $    20,244         $    24,042
                                                        ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                    $       142         $       103
    Accrued liabilities                                         829               1,956
    Income taxes payable                                      1,123                 859
    Due to stockholder                                        2,001                 193
    Current portion of long-term debt                            77                  78
    Deferred income taxes                                         1                 -
    Deferred revenue                                          5,155               5,735
                                                        -----------         -----------
       Total current liabilities                              9,328               8,924
                                                        -----------         -----------

Long-term debt                                                  753                 675
                                                        -----------         -----------
Deferred income taxes                                           304                 323
                                                        -----------         -----------

Stockholders' equity:
    Preferred stock, $.10 par value;
       1,000,000 shares authorized;
       issued and outstanding - none
    Common stock, $.10 par value;
       35,000,000 shares authorized;
       issued and outstanding - none
    Class A common stock, $.10 par value;
       30,000,000 shares authorized;
       13,723,330 shares issued and outstanding               1,371               1,372
    Capital in excess of par value                            4,379               4,396
    Retained earnings                                         4,109               8,352
                                                        -----------         -----------
       Total stockholders' equity                             9,859              14,120
                                                        -----------         -----------

                                                        $    20,244         $    24,042
                                                        ===========         ===========



             The Notes to the Consolidated Financial Statements are
                      an integral part of these statements.

                         DOVER DOWNS ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    YEARS ENDED JULY 31, 1993, 1994 AND 1995
                             (Dollars in thousands)

                                                                 1993             1994             1995
                                                              ---------        ---------        ---------
Cash flows from operating activities:
    Net earnings                                              $   2,838        $   3,699        $   4,243
    Adjustments to reconcile net earnings to net
      cash provided by operating activities:
         Depreciation                                               721              775            1,088
         Loss on disposition of property                            -                -                135
         (Increase) decrease in assets:
            Accounts receivable                                    (282)            (829)             350
            Inventory                                                53               (8)              (6)
            Prepaid expenses                                         52              (68)              45
            Other assets                                            155              -                -
         Increase (decrease) in liabilities:
            Accounts payable                                       (239)              74              (39)
            Accrued liabilities                                  (2,061)            (111)             118
            Income taxes payable                                   (221)             311             (264)
            Deferred income taxes                                   (42)            (105)              19
            Deferred revenue                                        722            1,133              580
            Other liabilities                                      (155)             -                -
                                                              ---------        ---------        ---------
         Net cash provided by operating activities                1,541            4,871            6,269
                                                              ---------        ---------        ---------

Cash flows from investing activities:
    Sale (purchase) of short-term investments, net                1,341           (1,457)           1,826
    Capital expenditures                                         (1,972)          (3,006)          (7,323)
                                                              ---------        ---------        ---------
         Net cash used in investing activities                     (631)          (4,463)          (5,497)
                                                              ---------        ---------        ---------

Cash flows from financing activities:
    Proceeds from issuance of note payable                          375              -                -
    Debt principal payments                                      (1,057)            (296)            (877)
    Issuance of stock                                               -                -                 18
    Purchase of stock                                              (303)             -                -
                                                              ---------        ---------        ---------
         Net cash used in financing activities                     (985)            (296)            (859)
                                                              ---------        ---------        ---------
Net (decrease) increase in cash                                     (75)             112              (87)
Cash, beginning of year                                             148               73              185
                                                              ---------        ---------        ---------
Cash, end of year                                             $      73        $     185        $      98
                                                              =========        =========        =========

Supplemental disclosures of cash flow information:
    Interest paid                                             $   2,231        $     448        $   1,141
    Income taxes paid                                         $   2,096        $   2,108        $   3,093






             The Notes to the Consolidated Financial Statements are
                      an integral part of these statements.

                         DOVER DOWNS ENTERTAINMENT, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - REORGANIZATION

    On June 14, 1996, Dover Downs Entertainment, Inc. (the Company) effected a tax-free restructuring pursuant to which all former stockholders of Dover Downs, Inc. exchanged each share of common stock held in Dover Downs, Inc. for 4,500 shares of Class A Common Stock of the Company. As a result of this share exchange, Dover Downs, Inc. became a wholly owned subsidiary of the Company and the former stockholders of Dover Downs, Inc. acquired an equal percentage of the equity of the Company. As part of the restructuring, the Company acquired by dividend from Dover Downs, Inc. all of the outstanding capital stock of Dover Downs International Speedway, Inc. (which was not operational), and the motorsports operation of Dover Downs, Inc. were transferred to Dover Downs International Speedway, Inc. Additionally, in June 1996, the Company formed Dover Downs Properties, Inc. for the initial purpose of holding some or all of the real estate of the Company. This reorganization has been accounted for on an as if pooled basis.

    All common share and per share amounts have been restated to give effect to the reorganization assuming the transaction had occurred on July 31, 1992. Results of operations, as previously reported, for each of the years in the three-year period ended July 31, 1995 were not affected by the reorganization.

NOTE 2 - BUSINESS OPERATIONS

     The Company owns and operates the Dover Downs International Speedway and the Dover Downs Raceway at a multi-purpose gaming and entertainment complex located on approximately 775 acres owned by the Company in Dover, Delaware. The Company hosts NASCAR and harness horse racing events throughout the year. Management obtains sanction agreements for all NASCAR events and operates harness racing under a license granted by the State of Delaware.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation - The consolidated financial statements include the accounts of the Company and all subsidiaries. Intercompany transactions and balances among these subsidiaries have been eliminated.

     Revenue and expense recognition - Tickets to motorsports races are sold and certain expenses are incurred in advance of the race date. Such advance sales and corresponding expenses are recorded as deferred revenue and prepaid expenses, respectively, until the race is held.

     Earnings per share - Earnings per common share are computed assuming the conversion of all potentially dilutive outstanding stock options.

     Short-term investments - Short-term investments in fiscal 1995 consist of twelve certificates of deposit aggregating $3,300,000 which earned interest ranging from 5.25% to 5.90% and were issued by two banks. In fiscal 1994, such investments consisted of six certificates of deposit aggregating $2,100,000 which earned interest at 2.96% and eleven U.S. Treasury Bills with par values ranging from $200,000 to $500,000 and effective yields ranging from 3.47% to 4.79%. All short-term investments are stated at cost (which approximates market).

     Inventories - Inventories, primarily items held for sale at concession stands, are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) basis.

     Property, plant and equipment - Substantially all property, plant and equipment is stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:


           Racing facility                       10 - 33  years
           Machinery and equipment                5 - 10  years
           Furniture and fixtures                      5  years

     Income taxes - Beginning in fiscal 1994, deferred income taxes were provided in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" on all differences between the tax bases of assets and liabilities and their reported amounts in the financial statements based upon enacted statutory tax rates in effect at the balance sheet date.

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4 - RECAPITALIZATION

     In June 1993, Dover Downs, Inc. notified its minority stockholders that the merger of Dover Downs Enterprises, Inc. (Enterprises) into Dover Downs, Inc. would be effective on June 17, 1993. The majority stockholder and six other stockholders formed Enterprises and in June 1993 exchanged Dover Downs, Inc. shares for Enterprises stock. Pursuant to Delaware General Corporation Law, a greater than 90% stockholder has a right to merge and cash out the remaining minority stockholders with no action required by the minority stockholders. At the time of the merger, the shares held by Enterprises were canceled and each of the minority shares were converted into the right to receive $1.11 per share in cash, subject to the rights of the minority stockholders to seek an appraisal of the fair value of their shares as defined under Delaware General Corporation Law.

     During fiscal 1994 and 1995, 27,900 and 14,625 shares, respectively, were tendered relating to the merger. At July 31, 1994 and 1995, accrued liabilities included $54,650 and $38,400, respectively, for shares not tendered at the $1.11 per share price.

NOTE 5 - INDEBTEDNESS

     In February 1996, the Company modified two lines of credit aggregating $10,000,000 from PNC Bank to finance the capital improvements and working capital requirements. One line is a decreasing, revolving facility with an initial maximum amount of $8,000,000 and an expiration date of June 30, 2000. The other line is $2,000,000 and is renewable annually commencing January 31, 1996. As of July 31, 1995, no funds had been borrowed under either line. Under the terms of these credit facilities, Dover Downs, Inc. (one of the Company's subsidiaries) is not permitted to pay any dividends to the Company in excess of the net income of Dover Downs, Inc. for the preceding fiscal year.

     Long-term debt consists of the following at July 31:

                                                                                       1994                 1995
                                                                                     --------             --------


     Mortgage note at 9% payable in semi-annual installments of $20,000, plus interest through January 2001, and collateralized by land with a
     carrying value of $550,000.                                                   $   260,000         $   220,000

     Mortgage note at 10% payable in quarterly principal and interest installments of $5,225 through December 2008,
     and collateralized by land with a carrying value of $193,000.                     159,083             153,903

     Mortgage note at 7% payable in quarterly principal and interest installments of $13,115 through April 2003,
     and collateralized by land with a carrying value of $425,000.                     341,073             311,731



     Mortgage note at 8% payable in monthly principal and interest installments of $536 through December 2018, and collateralized
     by land with a carrying value of $91,000.                                          68,863              67,911

     Note at 7% payable in monthly principal and interest
     installments of $150 through August 1995.                                           1,594                  43
                                                                                   -----------         -----------
                                                                                       830,613             753,588
     Less amounts due within one year                                                  (77,068)            (78,200)
                                                                                   -----------         -----------
                                                                                   $   753,545         $   675,388
                                                                                   ===========         ===========

     Aggregate long-term debt matures as follows: 1996 - $78,200; 1997 -
$81,139; 1998 - $84,309; 1999 - $87,729; 2000 - $91,419; and thereafter $330,792 for a total of $753,588.


NOTE 6 - INCOME TAXES

     On August 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". The statement requires the recognition of a current income tax liability or asset for estimated taxes payable or refundable on tax returns for the current year and deferred tax liabilities or assets for estimated future tax effects attributable to temporary differences and carryforwards using the enacted marginal tax rate. The effects of future changes in tax laws or rates are not anticipated when measuring current and deferred tax liabilities and assets. The cumulative effect on prior years at the date of adoption was not material to the results of operations. Through July 31, 1993, income taxes were accounted for under APB opinion No. 11. The current and deferred income tax provisions (benefit) were as follows:


                                                                       Years ended July 31,
                                                           ----------------------------------------------
                                                                1993            1994             1995
                                                           ------------     ------------     ------------

                     Current -
                         Federal                           $  1,465,268     $  1,887,564     $  2,222,135
                         State                                  410,004          531,449          606,964
                                                           ------------     ------------     ------------
                                                              1,875,272        2,419,013        2,829,099
                                                           ------------     ------------     ------------
                     Deferred -
                         Federal                                (32,610)        (82,513)           14,166
                         State                                   (9,175)        (22,935)            3,937
                                                           ------------     -----------      ------------
                                                                (41,785)       (105,448)           18,103
                                                           ------------     -----------      ------------
                                                           $  1,833,487     $  2,313,565     $  2,847,202
                                                           ============     ============     ============

Deferred income taxes relate to the timing differences between financial accounting income and taxable income and are primarily attributable to the timing of the recognition of prior years' extraordinary gains and depreciation using different methods for tax purposes.

A reconciliation of the effective income tax rate with the applicable statutory federal income tax rate is as follows:



                                                                          Years ended July 31,
                                                              ----------------------------------------
                                                              1993              1994              1995
                                                              ----              ----              ----

                     Federal tax at statutory rate            34.0%             34.0%             34.0%
                     State taxes                               5.7               5.7               5.7
                     Other                                     (.4)             (1.2)               .5
                                                              ----              ----              ----

                       Effective income tax rate              39.3%             38.5%             40.2%
                                                              ====              ====              ====

The tax effect of temporary differences which comprise the non-current deferred tax amounts shown on the balance sheet are principally related to the use of different depreciation methods for income tax purposes.

NOTE 7 - PENSION PLAN

     The Company participates in a defined-benefit pension plan sponsored by an affiliated company. Substantially all full-time employees are covered under this plan. Plan benefits are based on years of service and employees' remuneration over their employment with the Company. Pension costs are funded in accordance with the provisions of the Internal Revenue Code. Pension expense was $47,670, $49,279 and $32,900 for the years ended July 31, 1993, 1994 and 1995, respectively.

     At September 30, 1995, (the fiscal year-end of the pension plan), the assets of the plan were invested 74% in equity securities, 22% in fixed income securities and the balance in other short-term interest-bearing accounts. The discount rate and the rate of assumed compensation increase for all three years were 8.0% and 5.0%, respectively. The expected long-term rate of return on assets was 9.0% for 1995 and 9.5% for 1994 and 1993. With regard to the plan, at September 30, 1995, the actuarial present value of accumulated benefit obligations was $28,348,000, the projected benefit obligation was $33,734,000 and the market value of plan assets was $35,230,000. The Company's portion of the projected benefit obligation is less than two percent.

NOTE 8 - STOCKHOLDERS' EQUITY

     Changes in the components of stockholders' equity are as follows:


                                                    $.10 Par Value        Capital in            Retained
                                                     Class A               Excess of            Earnings
                                                     Common Stock          Par Value            (Deficit)
                                                     ------------          ---------            ---------

     Balance at July 31, 1992                       $   1,398,208      $   4,654,150      $   (2,428,837)
     Net earnings                                            -                  -              2,838,115
     Stock repurchase                                     (27,225)          (275,275)             -
                                                    -------------      -------------      ---------
     Balance at July 31, 1993                           1,370,983          4,378,875             409,278
     Net earnings                                          -                  -                3,699,397
                                                    -------------      -------------      --------------
     Balance at July 31, 1994                           1,370,983          4,378,875           4,108,675
     Net earnings                                          -                  -                4,243,146
     Issuance of Common Stock                               1,350             16,650              -
                                                    -------------      -------------      ---------
     Balance at July 31, 1995                       $   1,372,333      $   4,395,525      $    8,351,821
                                                    =============      =============      ==============

     The Company is authorized to issue 35,000,000 shares of its $.10 Par Value Common Stock, 30,000,000 shares of its $.10 Par Value Class A Common Stock and 1,000,000 shares of its $.10 Par Value Preferred Stock. Holders of Common Stock have one vote per share, holders of Class A Common Stock have ten votes per share. Shares of Class A Common Stock are convertible at any time into shares of Common Stock on a share for share basis. The terms and conditions of each issue of Preferred Stock are determined by the Board of Directors. No Preferred shares have been issued.

     The Company has adopted Rights Plans with respect to its Common Stock and Class A Common Stock which include the distribution of Rights to holders of such stock. The Rights entitle the holder, upon the occurrence of certain events, to purchase additional stock of the Company. The Rights are exercisable if a person, company or group acquires 10% or more of the outstanding shares of Common Stock and Class A Common Stock or engages in a tender offer. The Company is entitled to redeem each Right for one cent.

    The Company has a stock option plan which provides that options be granted at exercise prices equal to the market value on the date the option is granted. Options granted under the plan generally become exercisable after one year in increments of 20 percent per year and expire seven years from the date of grant. The Company has reserved 900,000 shares of Common Stock for distribution under the plan. During 1995, the Company granted options to purchase 562,500 shares at a price of $1.33 per share. Previously, the Company issued options to purchase 225,000 shares of Common Stock at $.46 per share in 1991.

NOTE 9 - RELATED PARTY TRANSACTIONS

     Management services are provided to a company principally owned by the majority stockholder. Management fees for the years ended July 31, 1993, 1994 and 1995 were $323,347, $228,521 and $189,137, respectively. At July
     31, 1994 and 1995, accounts receivable included $397,396 and $361,533, respectively, related to such services.

     The Company's obligation to its majority stockholder consisted of the following at July 31:

                                                 1994             1995
                                            -------------      -----------
            Note payable                    $   1,000,000      $   191,097
            Related accrued interest            1,001,197            1,860
                                            -------------      -----------
                                            $   2,001,197      $   192,957
                                            =============      ===========

      Note payable and the related accrued interest represented amounts due to the Company's majority stockholder upon demand. The note bears interest at the rate of 2% above the prime rate (8.75% at July 31, 1995), with interest at the greater of 10% or the prime rate plus 2% payable at least quarterly. Interest accruing in excess of that currently payable is due upon repayment of the loan principal. The note is secured by a first mortgage on substantially all of the Company's property and plant. The Company repaid the remaining balance due under this note arrangement in September 1995.

      Interest expense recognized on the note was $109,361, $103,215 and $74,492 in 1993, 1994 and 1995, respectively. During fiscal years 1994 and 1995, the Company made principal payments aggregating $225,000 and $808,903, respectively, and interest payments totaling $375,111 and $1,073,829, respectively, under the note payable.

NOTE 10 - QUARTERLY RESULTS (unaudited)

                                             October            January             April               July
     1995                                      31                 31                  30                 31
- -----------------------------------------------------------------------------------------------------------
Revenues                                $  7,143,211       $    703,979        $   606,972        $  8,953,626
Gross profit (loss)                     $  4,423,187       $   (388,385)       $  (365,749)       $  5,206,103
Net earnings (loss)                     $  2,351,691       $   (641,517)       $  (440,006)       $  2,972,978
Earnings (loss) per common share        $        .17       $       (.05)       $      (.03)       $        .20
- --------------------------------------------------------------------------------------------------------------
     1994
Revenues                                $  5,922,418       $    637,550        $   544,220        $  7,443,406
Gross profit (loss)                     $  3,600,595       $   (329,575)       $  (240,453)       $  4,635,450
Net earnings (loss)                     $  1,856,125       $   (435,573)       $  (356,671)       $  2,635,516
Earnings (loss) per common share        $        .13       $       (.03)       $      (.02)       $        .19
- --------------------------------------------------------------------------------------------------------------

                         DOVER DOWNS ENTERTAINMENT, INC.
                       CONSOLIDATED STATEMENT OF EARNINGS
                   ELEVEN MONTHS ENDED JUNE 30, 1995 AND 1996
                (Dollars in thousands, except per share amounts)


                                                                  (Unaudited)
                                                            1995                1996
                                                        -----------         -----------
Revenues:
    Motorsports                                         $    15,871         $    17,975
    Gaming                                                    1,231              31,746
                                                        -----------         -----------
                                                             17,102              49,721
                                                        -----------         -----------
Expenses:
    Operating                                                 7,181              30,559
    Depreciation                                                968               1,349
    General and administrative                                1,482               2,166
                                                        -----------         -----------
                                                              9,631              34,074
                                                        -----------         -----------
Operating earnings                                            7,471              15,647
Interest expense                                                125                 154
                                                        -----------         -----------
Earnings before income taxes                                  7,346              15,493

Provision for income taxes                                    2,997               6,182
                                                        -----------         -----------

Net earnings                                            $     4,349         $     9,311
                                                        ===========         ===========

Earnings per common share                               $       .30         $       .64
                                                        ===========         ===========

Weighted average common shares and common share
    equivalents outstanding (000s)                           14,511              14,511




        The Notes to the Interim Consolidated Financial Statements are an
                       integral part of these statements.

                         DOVER DOWNS ENTERTAINMENT, INC.
                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)


                                                                               (Unaudited)
                                                                              June 30, 1996

                                                                              -------------
ASSETS

Current assets:
    Cash and cash equivalents                                                  $     4,521
    Accounts receivable                                                              2,145
    Inventory                                                                          356
    Prepaid expenses                                                                   520
                                                                               -----------
       Total current assets                                                          7,542
                                                                               -----------

Property, plant and equipment, at cost
    Casino facility                                                                  6,442
    Racing facility                                                                 28,872
    Land                                                                             9,481
    Machinery and equipment                                                          4,120
    Furniture and fixtures                                                             393
    Construction in progress                                                            32
                                                                               -----------
                                                                                    49,340
    Less accumulated depreciation                                                  (13,743)
                                                                               -----------
                                                                                    35,597
                                                                               -----------

                                                                               $    43,139
                                                                               ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Notes payable to bank                                                      $     3,500
    Accounts payable                                                                 3,472
    Accrued liabilities                                                              2,566
    Income taxes payable                                                             2,709
    Current portion of long-term debt                                                   17
    Deferred revenue                                                                 6,158
                                                                               -----------
       Total current liabilities                                                    18,422
                                                                               -----------

Long-term debt                                                                         771
                                                                               -----------
Deferred income taxes                                                                  323
                                                                               -----------

Stockholders' equity:
    Preferred stock, $.10 par value; 1,000,000 shares authorized;
       issued and outstanding - none
    Common stock, $.10 par value; 35,000,000 shares authorized;
       issued and outstanding - none
    Class A Common stock, $.10 par value; 30,000,000 shares authorized;
       13,925,830 shares issued and outstanding                                      1,393
    Capital in excess of par value                                                   4,567
    Retained earnings                                                               17,663
                                                                               -----------
       Total stockholders' equity                                                   23,623
                                                                               -----------
                                                                               $    43,139
                                                                               ===========

        The Notes to the Interim Consolidated Financial Statements are an
                       integral part of these statements.

                         DOVER DOWNS ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   ELEVEN MONTHS ENDED JUNE 30, 1995 and 1996
                             (Dollars in thousands)



                                                                                     (Unaudited)
                                                                             1995               1996
                                                                         -----------         -----------

Cash flows from operating activities:
    Net earnings                                                         $     4,349         $     9,311
    Adjustments to reconcile net earnings to net
       cash provided by operating activities:
          Depreciation                                                           968               1,349
          (Increase) decrease in assets:
              Accounts receivable                                               (167)             (1,079)
              Inventory                                                            2                (241)
              Prepaid expenses                                                   (86)               (157)
          Increase (decrease) in liabilities:
              Accounts payable                                                   388               3,369
              Accrued liabilities                                                  1                 418
              Income taxes payable                                               (60)              1,851
              Deferred revenue                                                   400                 423
                                                                         -----------         -----------
          Net cash provided by operating activities                            5,795              15,244
                                                                         -----------         -----------

Cash flows from investing activities:
    Sale of short-term investments                                                --               3,300
    Capital expenditures                                                      (5,299)            (17,847)
                                                                         -----------         -----------
          Net cash used in investing activities                               (5,299)            (14,547)
                                                                         -----------         -----------

Cash flows from financing activities:
    Short-term borrowings                                                         --               3,500
    Long-term debt                                                                --                  34
    Debt principal payments                                                   (1,856)                 --
    Proceeds of stock options exercised                                           --                 192
                                                                         -----------         -----------
          Net cash (used in) provided by financing activities                 (1,856)              3,726
                                                                         -----------         -----------
Net (decrease) increase in cash                                               (1,360)              4,423
Cash and cash equivalents, beginning of year                                   5,311                  98
                                                                         -----------         -----------
Cash and cash equivalents, end of period                                 $     3,951         $     4,521
                                                                         ===========         ===========

Supplemental disclosures of cash flow information:
    Interest paid                                                        $     1,036         $       247
    Income taxes paid                                                    $     3,057         $     4,331



        The Notes to the Interim Consolidated Financial Statements are an
                       integral part of these statements.

                         DOVER DOWNS ENTERTAINMENT, INC.
               NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


NOTE 1 - REORGANIZATION

    On June 14, 1996, Dover Downs Entertainment, Inc. (the Company) effected a tax-free restructuring pursuant to which all former stockholders of Dover Downs, Inc. exchanged each share of common stock held in Dover Downs, Inc. for 4,500 shares of Class A Common Stock of the Company. As a result of this share exchange, Dover Downs, Inc. became a wholly owned subsidiary of the Company and the former stockholders of Dover Downs, Inc. acquired an equal percentage of the equity of the Company. As part of the restructuring, the Company acquired by dividend from Dover Downs, Inc. all of the outstanding capital stock of Dover Downs International Speedway, Inc. (which was not operational), and the motorsports operation of Dover Downs, Inc. were transferred to Dover Downs International Speedway, Inc. Additionally, in June 1996, the Company formed Dover Downs Properties, Inc. for the initial purpose of holding some or all of the real estate of the Company. This reorganization has been accounted for on an as if pooled basis.

NOTE 2 - BUSINESS OPERATIONS

     The Company owns and operates the Dover Downs International Speedway and the Dover Downs Raceway at a multi-purpose gaming and entertainment complex located on approximately 775 acres owned by the Company in Dover, Delaware. The Company hosts a variety of NASCAR racing events and harness horse racing events throughout the year. With expanded facilities completed at the end of 1995, the Company is now open 363 days per year both for video lottery (slot) machine gaming and for pari-mutuel wagering on simulcast harness and thoroughbred horse races across the country. Video lottery
     (slot) machine gaming began on December 29, 1995 pursuant to video lottery legislation enacted in the State of Delaware.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Interim Results (Unaudited) - The accompanying consolidated balance sheet at June 30, 1996, the consolidated statements of earnings and of cash flows for the eleven months ended June 30, 1995 and 1996 are unaudited. In the opinion of management, these consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of financial data for such periods.

     Consolidation - The consolidated financial statements include the accounts of all subsidiaries. Intercompany transactions and balances among these subsidiaries have been eliminated.

     Revenue and expense recognition - Tickets to motorsports races are sold and certain expenses are incurred in advance of the race date. Such advance sales and corresponding expenses are recorded as deferred revenue and prepaid expenses, respectively, until the race is held. Gaming revenues represent the net win from video lottery (slot) machine wins and losses and commissions from pari-mutuel wagering. Payments to the State of Delaware pursuant to the lottery legislation are reported in operating expenses.

     Advertising Costs - The Company's marketing and advertising costs are expensed when incurred.

     Earnings per share - Earnings per common share are computed assuming the conversion of all potentially dilutive outstanding stock options.

     Cash and cash equivalents - The Company considers as cash equivalents all highly liquid investments with an original maturity of three months or less.

     Pre-opening costs - The Company deferred costs in the amount of $759,000 associated with the opening of its new casino facility. Through June 30, 1996, $652,000 of these costs have been amortized with the balance to be amortized in July 1996.

     Inventories - Inventories, primarily items held for sale at concession stands, are stated at the lower of cost or market with cost being determined on the first-in, first-out (FIFO) basis.

     Property, plant and equipment - Property, plant and equipment is stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

             Racing and casino facilities            10 - 33   years
             Machinery and equipment                  5 - 10   years
             Furniture and fixtures                         5  years

     Income taxes - Deferred income taxes are provided in accordance with the provisions of Statement of Financial Accounting Standards No. 109 (SFAS
     109), "Accounting for Income Taxes" on all differences between the tax bases of assets and liabilities and their reported amounts in the financial statements based upon enacted statutory tax rates in effect at the balance sheet date.

     Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Values of Financial Instruments - The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
         Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates their fair value.
         Short-term debt: The carrying amounts of the Company's borrowings under its short-term credit facilities approximate their fair value. Accounts Receivable and Accounts Payable: The carrying amounts of the
                  Company's accounts receivable and accounts payable approximate their fair value.

NOTE 4 - STOCKHOLDERS' EQUITY

     Changes in the components of stockholders' equity are as follows:

                                        $.10 Par Value       Capital in
                                            Class A          Excess of           Retained
                                         Common Stock        Par Value           Earnings
                                         ------------        ---------           --------

     Balance at July 31, 1995           $   1,372,333      $   4,395,525      $    8,351,821
     Net earnings                              --                --                9,311,023
     Exercise of stock options                 20,250            171,750              --
                                        -------------      -------------      --------------
     Balance at June 30, 1996           $   1,392,583      $   4,567,275      $   17,662,844
                                        =============      =============      ==============

     The Company is authorized to issue 35,000,000 shares of its $.10 Par Value Common Stock, 30,000,000 shares of its $.10 Par Value Class A Common Stock and 1,000,000 shares of its $.10 Par Value Preferred Stock. Holders of Common Stock have one vote per share, holders of Class A Common Stock have ten votes per share. Shares of Class A Common Stock are convertible at any time into shares of Common Stock on a share for share basis. The terms and conditions of each issue of Preferred Stock are determined by the Board of Directors. No Preferred shares have been issued.

     The Company has adopted Rights Plans with respect to its Common Stock and Class A Common Stock which includes the distribution of Rights to holders of such stock. The Rights entitle the holder, upon the occurrence of certain events, to purchase additional stock of the Company. The Rights are exercisable if a person, company or group acquires 10% or more of the outstanding shares of Common Stock and Class A Common Stock or engages in a tender offer. The Company is entitled to redeem each Right for one cent.

     The Company has stock option plans which provide that options be granted at exercise prices equal to market value on the date the option is granted. Options granted under the plan generally become exercisable after one year in increments of 20 percent per year and expire seven years from the date of grant. The Company has reserved 1,335,000 shares of common stock for distribution under the plans. During 1995, the Company granted options to purchase 562,500 shares at a price of $1.33 per share. Previously, the Company issued options to purchase 225,000 shares of common stock at $.46 per share in 1991. In June 1996, options on 202,500 shares of Class A Common Stock were exercised. At June 30, 1996, options for 90,000 shares of Class A Common Stock were exercisable.

NOTE 5 - RELATED PARTY TRANSACTIONS

     Management services are provided to a company principally owned by the majority stockholder. Management fees for the eleven months ended June 30, 1995 and 1996 were $182,055 and $100,000, respectively. At June 30, 1995 accounts receivable included $332,645 related to such services. There was no balance due the Company at June 30, 1996 as the management service agreement was cancelled. In June 1996, the Company acquired for cash several tracts of undeveloped land comprising a total of 206 acres for $6,200,000 from a company wholly-owned by the majority stockholder. The purchase price was determined on the basis of an independent appraisal performed in 1996.

     During the eleven-month period ended June 30, 1996, the Company purchased certain paving, site work and construction services involving total payments of $565,000 from a company wholly owned by an employee.

     In the opinion of management of the Company, the foregoing transactions were effected at rates which approximate those which the Company would have realized or incurred had such transactions been effected with independent third parties.

NOTE 6 - COMMITMENTS

     At June 30, 1996, the Company had purchase commitments for capital expenditures in connection with the expansion of its casino facility of $5,900,000.

NOTE 7 - BUSINESS SEGMENT INFORMATION

     The Company's operations are in motorsports and gaming. Revenues, operating earnings, identifiable assets, capital expenditures and depreciation pertaining to these business segments are presented below.


                                               Motorsports          Gaming           Consolidated
                                               -----------          ------           ------------

Eleven months ended June 30, 1996
     Revenue                                 $   17,975,124      $  31,746,063      $  49,721,187
     Operating earnings                           9,251,176          6,395,993         15,647,169
     Identifiable assets                         25,766,657         12,332,185         38,098,842
     Capital expenditures                        10,894,474          6,952,548         17,847,022
     Depreciation                                   855,854            493,479          1,349,333

Eleven months ended June 30, 1995
     Revenue                                 $   15,871,481      $   1,230,723      $  17,102,204
     Operating earnings                           8,435,060           (964,434)         7,470,626
     Identifiable assets                         14,311,464          4,708,012         19,019,476
     Capital expenditures                         5,108,169            190,863          5,299,032
     Depreciation                                   786,823            181,575            968,398

===============================================================================

      No dealer, salesperson, or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the offering of the Company since the date hereof.


                                 ---------------

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Prospectus Summary..........................................................3
Risk Factors................................................................9
Use of Proceeds............................................................15
Dividend Policy............................................................16
Dilution...................................................................17
Capitalization.............................................................18
Selected Consolidated Financial Data.......................................19
Management's Discussion and
    Analysis of Financial Condition
    and Results of Operations..............................................20
Business...................................................................25
Management.................................................................43
Restructuring .............................................................53
Certain Transactions.......................................................54
Principal and Selling Stockholders.........................................55
Description of Capital Stock...............................................56
Shares Eligible for Future Sale............................................64
Underwriting...............................................................65
Legal Matters..............................................................67
Experts....................................................................67
Additional Information.....................................................67
Glossary of Certain Terms..................................................69
Index to Consolidated Financial Statements................................F-1

                                 ---------------

    Until ______ , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================




===============================================================================






                                2,500,000 Shares






                               [DOVER LOGO GRAPHIC]





                                   DOVER DOWNS

                               ENTERTAINMENT, INC.





                                  Common Stock


                                   ----------

                                   PROSPECTUS

                                   ----------



                               Merrill Lynch & Co.





                                                   , 1996




===============================================================================

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.          Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. All expenses other than the SEC registration fee, the NASD filing fee, and the NYSE filing fee are estimated.

    SEC registration fee .............................................. $ 20,819
    NASD filing fee ....................................................   6,538
    NYSE listing fee ...................................................  72,775
    Transfer agent's fee and expenses ..................................  15,000
    Accounting fees and expenses .......................................  50,000
    Legal fees and expenses ............................................  75,000
    "Blue Sky" fees and expenses (including legal fees) ................  20,000
    Costs of printing and engraving .................................... 125,000
    Miscellaneous.......................................................  50,000
                                                                        --------
             Total .................................................... $435,132
                                                                        ========

ITEM 14.          Indemnification of Directors and Officers.

         Certificate of Incorporation and Bylaw Provisions.

         The Company is incorporated under the General Corporation Law of the State of Delaware ("Delaware Law"). Delaware Law permits a corporation to indemnify its directors (and officers) against expenses, judgements, settlement payments and other costs incurred in connection with litigation or similar proceedings, subject to certain limitations. The By-Laws of the Company provide for indemnification of directors to the fullest extent legally permissible under Delaware Law. Delaware Law authorizes a Delaware corporation to include in its certificate of incorporation (and the Company's Certificate of Incorporation contains) a provision that eliminates or limits the ability of the corporation and its shareholders to recover monetary damages from a director for breach of fiduciary duty as a director; but Delaware Law does not permit such a provision to eliminate or limit the liability of a director for (i) any breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase which is illegal under certain provisions of Delaware Law, or (iv) any transaction from which the director derived an improper personal benefit.

                  ARTICLE VII of the Bylaws of the Company, amended and restated as of June 28, 1996, provides as follows:

                                 INDEMNIFICATION

         Section 7.1. General. The Company shall indemnify, and advance Expenses (as hereinafter defined) to, Indemnitee (as hereinafter defined) to the fullest extent permitted by applicable law in effect on the adoption of these Bylaws, and to such greater extent as applicable law may thereafter from time to time permit. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Article.

         Section 7.2. Proceedings Other Than Proceedings By Or In The Right Of The Company. Indemnitee shall be entitled to the indemnification rights provided in this Section 7.2 if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 7.2, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 7.3. Proceedings By Or In The Right Of The Company. Indemnitee shall be entitled to the indemnification rights provided in this Section 7.3 to the fullest extent permitted by law if, by reason of his Corporate Status, he is, or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 7.3, Indemnitee shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company.

         Section 7.4. Indemnification For Expenses Of A Party Who Is Wholly Or Partly Successful. Notwithstanding any other provision of this Article, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

         Section 7.5. Indemnification For Expenses Of A Witness. Notwithstanding any other provision of this Article, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

         Section 7.6. Advancement Of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within twenty days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

         Section 7.7. Procedure For Determination Of Entitlement To Indemnification.

                  (a) To obtain indemnification under this Article, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The determination of Indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the Company of the written request for indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

                  (b) Indemnitee's entitlement to indemnification under any of Sections 7.2, 7.3 or 7.4 of this Article shall be determined in the specific case: (i) by the Board of Directors by a majority vote of a quorum of the Board consisting of Disinterested Directors (as hereinafter defined); or (ii) by Independent Counsel (as hereinafter defined), in a written opinion, if (A) a Change of Control (as hereinafter defined) shall have occurred and Indemnitee so requests, or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs; or (iii) by the stockholders of the Company; or (iv) as provided in Section 7.8 of this Article.

                  (c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 7.7(b) of this Article, the Independent Counsel shall be selected as provided in this
Section 7.7(c). If a Change of Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change of Control shall have occurred, and if so requested by Indemnitee in his written request for indemnification, the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within 7 days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection. Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Section 7.13 of this Article, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is made, the Independent Counsel so selected shall be disqualified from acting as such. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to
Section 7.7(a) hereof, no Independent Counsel shall have been selected, or if selected shall have been objected to, in accordance with this Section 7.7(c), either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person so appointed shall act as Independent Counsel under Section 7.7(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in acting pursuant to Section 7.7(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 7.7(c), regardless of the manner in which such Independent Counsel was selected or appointed.

         Section 7.8. Presumptions And Effect Of Certain Proceedings. If a Change of Control shall have occurred, Indemnitee shall be presumed (except as otherwise expressly provided in this Article) to be entitled to indemnification under this Article upon submission of a request for indemnification in accordance with Section 7.7(a) of this Article, and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a determination contrary to that presumption. Whether or not a Change of Control shall have occurred, if the person or persons empowered under Section 7.7 of this Article to determine entitlement to indemnification shall not have made a determination within 60 days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification unless (i) Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification, or (ii) such indemnification is prohibited by law. The termination of any Proceeding described in any of Sections 7.2, 7.3, or 7.4 of this Article, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

         Section 7.9. Remedies Of Indemnitee.

                  (a) In the event that (i) a determination is made pursuant to
Section 7.7 of this Article that Indemnitee is not entitled to indemnification under this Article, (ii) advancement of Expenses is not timely made pursuant to
Section 7.6 of this Article, or (iii) payment of indemnification is not made within five (5) days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Sections 7.7 or 7.8 of this Article, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association. The Company shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration.

                  (b) In the event that a determination shall have been made pursuant to Section 7.7 of this Article that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 7.9 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding or arbitration commenced pursuant to this Section 7.9 the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

                  (c) If a determination shall have been made or deemed to have been made pursuant to Sections 7.7 or 7.8 of this Article that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 7.9, unless (i) Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification, or (ii) such indemnification is prohibited by law.

                  (d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 7.9 that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article.

                  (e) In the event that Indemnitee, pursuant to this Section 7.9, seeks a judicial adjudication of, or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Article, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 7.13 of this Article) actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if he prevails therein. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

         Section 7.10. Non-Exclusivity And Survival Of Rights. The rights of indemnification and to receive advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. Notwithstanding any amendment, alteration or repeal of any provision of this Article, Indemnitee shall, unless otherwise prohibited by law, have the rights of indemnification and to receive advancement of Expenses as provided by this Article in respect of any action taken or omitted by Indemnitee in his Corporate Status and in respect of any claim asserted in respect thereof at any time when such provision of this Article was in effect. The provisions of this Article shall continue as to an Indemnitee whose Corporate Status has ceased and shall inure to the benefit of his heirs, executors and administrators.

         Section 7.11. Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

                  (a) the validity, legality and enforceability of the remaining provisions of this Article (including without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

                  (b) to the fullest extent possible, the provisions of this Article (including, without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

         Section 7.12. Certain Persons Not Entitled To Indemnification Or Advancement Of Expenses. Notwithstanding any other provision of this Article, no person shall be entitled to indemnification or advancement of Expenses under this Article with respect to any Proceeding, or any claim therein, brought or made by him against the Company.

         Section 7.13. Definitions. For purposes of this Article:

                  (a) "Change in Control" means a change in control of the Company of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner") (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

                  (b) "Corporate Status" describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company.

                  (c) "Disinterested Director" means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

                  (d) "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

                  (e) "Indemnitee" includes any person who is, or is threatened to be made, a witness in or a party to any Proceeding as described in Sections 7.2, 7.3 or 7.4 of this Article by reason of his Corporate Status.

                  (f) "Independent Counsel" means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent:
(i) the Company or Indemnitee in any matter material to either such party, or
(ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Article.

                  (g) "Proceeding" includes any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 7.9 of this Article to enforce his rights under this Article.

         Section 7.14. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

         Insurance.

         Dover Downs may obtain, prior to or after the effective date of this Registration Statement, insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

         Indemnification by Underwriters.

         Section 6(b) of the Underwriting Agreement (filed as Exhibit 1.1 to this Registration Statement) provides that the Underwriters severally and not jointly will indemnify and hold harmless the Registrant and each director, officer and controlling person of the Registrant from and against any liability caused by any statement or omission in the Registration Statement, in the Prospectus, in any Preliminary Prospectus or in any amendment or supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished to the Registrant by the Underwriters expressly for use therein.

ITEM 15.  Recent Sales of Unregistered Securities.

         There have been no sales of unregistered securities by the Registrant within the past three years, except as follows:

         1. On March 14, 1995, the Registrant issued to Thomas Hatzis, 13,500 shares of Class A Common Stock for $18,000 in cash.

         2. On June 28, 1996, the Registrant issued to Denis McGlynn, 180,000 shares of Class A Common Stock for $162,000 in cash upon the exercise of stock options granted under the 1991 Stock Option Plan.

         3. On June 27, 1996, the Registrant issued to Melvin Joseph, 22,500 shares of Class A Common Stock for $30,000 in cash upon the exercise of stock options granted under the 1991 Stock Option Plan.

         4. In 1996, prior to the Offering, the Registrant effected a tax free restructuring pursuant to which all former stockholders of Dover Downs, Inc. exchanged each share of common stock held in Dover Downs, Inc. for 4,500 shares of Class A Common Stock of the Registrant. As a result of this share exchange, Dover Downs, Inc. became a wholly-owned subsidiary of the Registrant and the former stockholders of Dover Downs, Inc. acquired a percentage of the equity in the Registrant equal to the percentage previously owned by them in Dover Downs, Inc. See "Restructuring - 1996 Restructuring."

         With respect to Items 1 through 3 above, the number of shares has been adjusted to reflect the share exchange effected prior to the Offering. See "Restructuring - 1996 Restructuring." None of the securities were registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration provided by Section 4 (2) of the Act. The factors that assured the availability of that exemption for each such transaction included the sophistication of the offerees and of the purchasers, their access to material information, the disclosures actually made to them by the Registrant and the absence of any general solicitation or advertising.

ITEM 16.          Exhibits.

Exhibit
  No.
- -------

1.1      Form of Underwriting Agreement

2.1      Share Exchange Agreement and Plan of Reorganization dated June 14, 1996 between
         Dover Downs Entertainment, Inc., Dover Downs, Inc., Dover Downs International
         Speedway, Inc. and the shareholders of Dover Downs, Inc.

3.1      Certificate of Incorporation of Dover Downs Entertainment, Inc., amended
         June 14, 1996, and further amended on June 28, 1996

3.2      Amended and Restated Bylaws of Dover Downs Entertainment, Inc.

4.1      Form of Common Stock Certificate

4.2      Rights Agreement dated as of June 14, 1996 between Dover Downs Entertainment, Inc.
         and ChaseMellon Shareholder Services, L.L.C.

5.1      Opinion letter of Duane, Morris & Heckscher regarding the legality of the securities registered*

10.1     Loan Agreement between PNC Bank and Dover Downs, Inc. dated February 28, 1996

10.2     Dover Downs, Inc. $8 Million Dollar Committed Line of Credit Note in favor of PNC
         Bank

10.3     Dover Downs, Inc. $2 Million Dollar Committed Line of Credit Note in favor of PNC
         Bank

10.4     Dover Downs International Speedway, Inc. Guaranty and Suretyship Agreement dated
         November, 1995 in favor of PNC Bank

10.5     Dover Downs Entertainment, Inc. (formerly Dover Downs Investors, Inc.) Guaranty and
         Suretyship Agreement dated March 1, 1995 in favor of PNC Bank

10.6     Project Consulting and Management Agreement between Dover Downs, Inc. and Caesars
         World Gaming Development Corporation dated May 10, 1995**

10.7     Agreement between Dover Downs, Inc. and Cloverleaf Standardbred Owners
         Association, Inc. dated February 2, 1996

10.8     Dover Downs Entertainment, Inc. 1996 Stock Option Plan

10.9     Dover Downs Entertainment, Inc. 1991 Stock Option Plan

10.10    NASCAR Sanction Application and Agreement Form, NASCAR Busch Series, Grand
         National Division, with Dover Downs International Speedway, Inc. dated January 1,
         1996**

10.11    NASCAR Sanction Application and Agreement Form, Winston Cup Series, with Dover
         Downs International Speedway, Inc. dated January 1, 1996**

21.1     Subsidiaries

23.1     Consent of Siegfried Schieffer & Seitz

23.2     Consent of Duane, Morris & Heckscher
         (included in Exhibit 5.1 to this Registration Statement)

24       Power of Attorney (included on page II-11 to this Registration
         Statement)

27       Financial Data Schedule

- ----------------
*    To be filed by amendment

** Portions of this exhibit have been deleted pursuant to the Company's request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933.

ITEM 17.          Undertakings.

         The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing or closings specified in the Underwriting Agreement, certificates in such denominations and registered in such names as may be required by the Underwriters in order to permit prompt delivery to each purchaser.

         The undersigned Registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497
(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities assigned under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dover, Delaware on July 15, 1996.

                                       DOVER DOWNS ENTERTAINMENT, INC.



                                       By: /s/ Denis McGlynn
                                           -----------------------------------
                                           Denis McGlynn, President
                                           and Chief Executive Officer

                                POWER OF ATTORNEY

         Know All Men by these Presents, that each person whose signature appears below constitutes and appoints Klaus M. Belohoubek his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


         Signature                          Title                            Date
         ---------                          -----                            -----


/s/ John W. Rollins                  Chairman of the Board              July 15, 1996
- ------------------------------
John W. Rollins



/s/ Henry B. Tippie                  Vice Chairman of the Board         July 15, 1996
- ------------------------------
Henry B. Tippie



/s/ Denis McGlynn                    President, Chief Executive         July 15, 1996
- -----------------------------        Officer and Director
Denis McGlynn                        (Principal Executive Officer)




/s/ Robert M. Comollo                Treasurer and Secretary            July 15, 1996
- -----------------------------        (Principal Financial and
Robert M. Comollo                    Accounting Officer)





/s/ Eugene W. Weaver                 Senior Vice President -            July 15, 1996
- -----------------------------        Administration and
Eugene W. Weaver                     Director



         Signature                          Title                          Date
         ---------                          -----                          ----



/s/ John W. Rollins, Jr.               Director                         July 15, 1996
- -----------------------------
John W. Rollins, Jr.




/s/ R. Randall Rollins                  Director                        July 15, 1996
- -----------------------------
R. Randall Rollins




/s/ Patrick J. Bagley                   Director                        July 15, 1996
- -----------------------------
Patrick J. Bagley




/s/ Melvin L. Joseph                    Director                        July 15, 1996
- -----------------------------
Melvin L. Joseph




/s/ Jeffrey W. Rollins                  Director                        July 15, 1996
- -----------------------------
Jeffrey W. Rollins


                                INDEX TO EXHIBITS

Exhibit                                                                                           Page
   No.                                                                                             No.
- -------                                                                                           ----

1.1      Form of Underwriting Agreement...........................................................
2.1      Share Exchange Agreement and Plan of Reorganization
         dated June 14, 1996 between Dover Downs Entertainment,
         Inc., Dover Downs, Inc., Dover Downs International
         Speedway, Inc. and the shareholders of Dover Downs, Inc..................................
3.1      Certificate of Incorporation of Dover Downs Entertainment, Inc., amended
         June 14, 1996, and further amended on June 28, 1996......................................
3.2      Amended and Restated Bylaws of Dover Downs Entertainment, Inc............................
4.1      Form of Common Stock Certificate.........................................................
4.2      Rights Agreement dated as of June 14, 1996 between
         Dover Downs Entertainment, Inc. and ChaseMellon Shareholder
         Services, L.L.C..........................................................................
5.1      Opinion letter of Duane, Morris & Heckscher regarding
         the legality of the securities registered*...............................................
10.1     Loan Agreement between PNC Bank and Dover Downs, Inc.
         dated February 28, 1996..................................................................
10.2     Dover Downs, Inc. $8 Million Dollar Committed Line of
         Credit Note in favor of PNC Bank.........................................................
10.3     Dover Downs, Inc. $2 Million Dollar Committed Line of
         Credit Note in favor of PNC Bank.........................................................
10.4     Dover Downs International Speedway, Inc. Guaranty and
         Suretyship Agreement dated November, 1995 in favor of PNC Bank...........................
10.5     Dover Downs Entertainment, Inc. (formerly Dover
         Downs Investors, Inc.) Guaranty and Suretyship
         Agreement dated March 1, 1995 in favor of PNC Bank.......................................
10.6     Project Consulting and Management Agreement between Dover Downs, Inc. and Caesars
         World Gaming Development Corporation dated May 10, 1995**................................
10.7     Agreement between Dover Downs, Inc. and
         Cloverleaf Standardbred Owners Association, Inc. dated February 2, 1996..................
10.8     Dover Downs Entertainment, Inc. 1996 Stock Option Plan...................................
10.9     Dover Downs Entertainment, Inc. 1991 Stock Option Plan...................................
10.10    NASCAR Sanction Application and Agreement Form,
         NASCAR Busch Series, Grand National Division,
         with Dover Downs International Speedway, Inc. dated January 1, 1996**....................
10.11    NASCAR Sanction Application and Agreement Form,
         Winston Cup Series, with Dover Downs International
         Speedway, Inc. dated January 1, 1996**...................................................
21.1     Subsidiaries.............................................................................
23.1     Consent of Siegfried Schieffer & Seitz...................................................
23.2     Consent of Duane, Morris & Heckscher
         (included in Exhibit 5.1 to this Registration Statement).................................
24       Power of Attorney (included on page II-11 to this Registration Statement)................
27       Financial Data Schedule


- ---------------
*    To be filed by amendment

** Portions of this exhibit have been deleted pursuant to the Company's request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933.